AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON February 12, 2001

                            REGISTRATION NO. 333-93733

                      SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549
                              ------------------------
                                 Amendment No. 2

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            Third Enterprise Service Group, Inc.
                   (Exact name of registrant as specified in its charter)

          Florida                        6770               59-3651763

State or other jurisdiction   PRIMARY STANDARD INDUSTRIAL  I.R.S. Employer
of                            CLASSIFICATION CODE NUMBER   Identification No.
incorporation or organization



                                 2503 W. Gardner Ct.,
                                 Tampa, FL 33611

                                  813. 831-9348

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Michael T. Williams

                                  2503 W. Gardner Ct.
                                   Tampa, FL 33611

                                TELEPHONE: 813.831.9348

(Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As promptly as practicable after this registration statement becomes effective and after the closing of the merger of the proposed merger described in this registration statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b, under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ]

*registration number,

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. *[ ]


 CALCULATION OF REGISTRATION FEE


Title of each                   Proposed           Proposed
 class of          Amount       maximum            maximum          Amount of
securities         to be        offering price     aggregate        registration
   to be           registered   per unit           offering price   fee
registered

Common             5,907,061        0                    0             $100
Stock, par
Value - no



(1) Represents an estimate of the maximum number of shares of common stock of Registrant which may be issued to former holders of shares of common stock of Competitive Companies pursuant to the merger described herein.

(2) The registration fee has been calculated pursuant to Rule 457(f )(2).
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

PROSPECTUS/CONSENT SOLICITATION

                      Third Enterprise Service Group, Inc.
                        4,907,061 shares of common stock

Third Enterprise Service Group, Inc., a Florida corporation, and Competitive Companies, Inc., a Nevada corporation, have entered into a merger agreement. Third Enterprise Service Group is a private company with no assets or operations originally formed to acquire a private company such as Competitive Companies that desired to become a company that makes current filings pursuant to Section 13 and 15(d) of the Securities Act in order to qualify its stock for listing on the over the counter bulletin board.

There is no current market for the securities of Third Enterprise Service Group or Competitive Companies. It is anticipated that a market maker will file to secure for the surviving company a listing on the over-the-counter bulletin board after this registration statement is declared effective.

Each outstanding share of Competitive Companies common and preferred stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Third Enterprise Service Group common and preferred stock. When the merger closes, Third Enterprise Service Group will change Third Enterprise Service Group to Competitive Companies and will be the surviving corporation.

Third Enterprise Service Group has entered into an asset purchase agreement with Huntington Telecommunications Partners, LP, a California limited partnership. The purchase price for the assets, which consist of the equipment used in the operation of telephone and cable television. The asset purchase will close immediately following the closing of the merger.

The following table contains comparative share information for shareholders of Competitive Companies, partners in Huntington Partners and shareholders in Third Enterprise Service Group immediately after the closing of the merger.

 -------------------------------------------------------------------------------
             The former         The former      The current        Total
             shareholders of    partners of     shareholders of
             Competitive        Huntington      Third Enterprise
             Companies*                         Service Group
 -------------------------------------------------------------------------------
 Number      4,907,061          1,000,000       125,000            6,032,061
 -------------------------------------------------------------------------------
 Percentage  81.3%              16.6%           2.1%               100%
 -------------------------------------------------------------------------------

*This assumes no shares of Class A preferred stock or Class B preferred stock are converted. If they were, there would be an aggregate of an additional 20,000,000 shares of common stock upon conversion of the Class A shares and an unknown number, if any, additional shares to be issued upon conversion of Class B shares. None of these shares is convertible. It assumes no stock options that have not been exercised, but are exercisable, are exercised. If they were, there would be an aggregate of an additional 2,043,000 shares outstanding.

The 125,000 shares retained by the current stockholders of Third Enterprise Service Group after the merger closes were originally issued to Williams Law Group, P.A. for payment of legal fees upon formation. Subsequently, Williams Law Group distributed these shares to Mr. Williams as a distribution to shareholders. Mr. Williams had these shares titled in the name of he and his wife and then gifted an aggregate of 24,000 shares to his extended family. Mr. Williams disclaims beneficial ownership of these 24,000 shares.

In accordance with the provisions of Nevada law, the merger may be approved without a stockholders' meeting if written consents are received from shareholders owning more than 50% of Competitive Companies' issued and outstanding stock. Accordingly, there will be no stockholders' meeting. This prospectus/consent solicitation/consent solicitation is being used to solicit the written consents as provided under Nevada law.

Stockholders of Competitive Companies who do not vote for the merger have dissenters' rights under Nevada law. These rights are described in detail beginning on page __.

The merger presents risks. You should review Risk Factors beginning on page ___.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the Third Enterprise Service Group common stock to be issued in the merger or if this prospectus/consent solicitation is truthful or complete. Any representation to the contrary is a criminal offense.

The prospectus/consent solicitation is being sent to Competitive Companies stockholders on ____, 2001.

                        SOLICITATION OF WRITTEN CONSENTS

NOTICE IS HEREBY GIVEN to stockholders of Competitive Companies, Inc. that in accordance with the provisions of Nevada law, Competitive Companies stockholders are asked to consider and give Competitive Companies stockholders written consent to a proposal to approve:

o The merger agreement and plan of reorganization dated as of December 15, 1999 between Competitive Companies, a Competitive Companies corporation, and Third Enterprise Service Group, Inc., a Florida corporation

o The articles of merger which will be filed with the offices of the secretary of state of the state of Nevada.

In the materials accompanying this notice, Competitive Companies stockholders will find a prospectus/consent solicitation relating to the merger proposal and a form of written consent. The prospectus/consent solicitation more fully describes the proposal and includes information about Third Enterprise Service Group and Competitive Companies. Competitive Companies strongly urges its stockholders to read and consider carefully this document in its entirety.

Competitive Companies' board of directors has determined that the merger is fair to Competitive Companies stockholders and in Competitive Companies stockholders best interests. Accordingly, the board of directors of Competitive Companies has unanimously approved the merger agreement and the board unanimously recommends that Competitive Companies stockholders consent to the transaction.

Competitive Companies, Inc.

David Kline, II,
President

                                 WRITTEN CONSENT

If Competitive Companies stockholders want to give their consent and vote FOR the merger, please sign below and return to:

David Kline, II,
President

Competitive Companies, Inc.
3751 Merced Drive, Suite A
Riverside, CA  92503
Telephone:  909.687.6100


Stockholder #1 Signature_______________________________________


Print or Type Name___________________________________________


Stockholder#2 Signature________________________________________


Print or Type Name___________________________________________


Number of Shares____________________________________________

All consents must be received no later than 60 days from the date this prospectus/consent solicitation is sent to stockholders. Written consents may be revoked during this period but are not revocable after written consents have been received from common stockholders owning more than 2,453,534 shares of Competitive Companies' issued and outstanding common stock, which is 50% of all issued and outstanding common stock of Competitive Companies.

If Competitive Companies stockholders do not wish to give their consent to vote for the merger, they may do nothing.

Remember, however, that Competitive Companies stockholders must comply with the appropriate provisions of Nevada law to exercise dissenters rights. These rights are summarized in the prospectus/consent solicitation. The relevant Competitive Companies statute is attached as an appendix to the prospectus/consent solicitation.

                                     SUMMARY

This summary provides a brief overview of the key aspects of this offering.

The Parties to the Merger

Third Enterprise Service Group, Inc.
2503 W. Gardner Ct.
Tampa, FL  33611
Telephone:  813/831-9348

Third Enterprise Service Group is a private Florida corporation formed in April 1999 with no assets or operations originally formed to acquire a private company such as Competitive Companies that desired to become a company that makes current filings pursuant to Section 13 and 15(d) of the Securities Act in order to qualify its stock for listing on the over the counter bulletin board.

The 125,000 shares retained by the current stockholders of Third Enterprise Service Group after the merger closes were originally issued to Williams Law Group, P.A. for payment of legal fees upon formation. Subsequently, Williams Law Group distributed these shares to Mr. Williams as a distribution to shareholders. Mr. Williams had these shares titled in the name of he and his wife and then gifted an aggregate of 24,000 shares to his extended family. Mr. Williams disclaims beneficial ownership of these 24,000 shares.

Competitive Companies, Inc.
Competitive Companies, Inc.
3751 Merced Drive, Suite A
Riverside, CA  92503
Telephone:  909.687.6100

Competitive Companies was incorporated under the laws of the state of Nevada in March 1998. Competitive Companies has two wholly owned subsidiaries: Competitive Communications, Inc. that was incorporated under the laws of the state of California in February 1996 and is the successor to Western Telephone & Television, which was founded as a sole proprietorship in 1985; and CCI Residential Services, Inc. that was incorporated under the laws of the state of California in January 2000.

Under shared tenant services provisions, Competitive Companies provides local and long distance/interexchange telephone, cable television, a PC lease-to-own program, and public telephone service to multi-tenant residential buildings. As a competitive local exchange carrier and long distance carrier, Competitive Companies provides local and long distance/interexchange telephone services, and a PC lease-to-own program to residential and business customers. Competitive Companies owns and operates websites on the Internet and provides Internet service as a private label Internet service provider to both multi-tenant residential buildings and residential and business customers. Competitive Companies and its subsidiaries operations are co-located in Riverside, California, and approximately 80% of its customers are located in California.

Huntington Partners

Third Enterprise Service Group has entered into an asset purchase agreement with Huntington Telecommunications Partners, LP, a California limited partnership.

Huntington Telecommunications Partners, LP, is a California limited partnership organized in February 1994 for the purpose of owning, operating and managing private telecommunications systems to provide local and long distance telephone services and features to tenants in four multi-family apartment properties and cable television services to tenants in two multi-family apartment properties.

The asset purchase will close immediately after the merger. A copy of the asset purchase agreement is filed as an exhibit to this registration statement.

Merger Matters

Each outstanding share of Competitive Companies common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Third Enterprise Service Group common stock. When the merger closes, Third Enterprise Service Group will change Third Enterprise Service Group to Competitive Companies and will be the surviving corporation.

The following table contains comparative share information for shareholders of Competitive Companies, partners in Huntington Partners and shareholders in Third Enterprise Service Group immediately after the closing of the merger.

 -------------------------------------------------------------------------------
             The former         The former      The current        Total
             shareholders of    partners of     shareholders of
             Competitive        Huntington      Third Enterprise
             Companies*                         Service Group
 -------------------------------------------------------------------------------
 Number      4,907,061          1,000,000       125,000            6,032,061
 -------------------------------------------------------------------------------
 Percentage  81.3%              16.6%           2.1%               100%
 -------------------------------------------------------------------------------

*This assumes no shares of Class A preferred stock or Class B preferred stock are converted. If they were, there would be an aggregate of an additional 20,000,000 shares of common stock upon conversion of the Class A shares and an unknown number, if any, additional shares to be issued upon conversion of Class B shares. None of these shares is convertible. It assumes no stock options that have not been exercised, but are exercisable, are exercised. If they were, there would be an aggregate of an additional 2,043,000 shares outstanding.

o The boards of directors of Third Enterprise Service Group, Inc. and Competitive Companies recommend approving the merger.

o The boards of directors of Third Enterprise Service Group, Inc. and Competitive Companies each believe that the merger is fair and in the best interest of their shareholders.

o The board of directors of Competitive Companies has not obtained an opinion from an independent advisor that the Third Enterprise Service Group's shares to be receive by Competitive Companies stockholders is fair from a financial point of view to Competitive Companies stockholders.

o Until either the merger agreement is terminated or the merger closed, both parties have agreed not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, their business or the shares of their capital stock.


Selected Historical Financial Information

The following selected historical financial information of Competitive Companies, Huntington Telecommunications Partners, L.P. and Third Enterprise Service Group has been derived from their respective historical financial statements, and should be read in conjunction with the financial statements and the notes thereto, which are included in this prospectus.

Competitive Companies SELECTED HISTORICAL FINANCIAL INFORMATION

                                                      Nine Months
                                                         Ended             Year Ended
                                                      September 30         December 31
                                                         2000                 1999
                                                    ----------------     ---------------

Income Statement Data:
 Revenues                                               $ 1,180,634         $ 1,452,489
   Operating Expenses                                     1,239,896          17,102,037
   Loss from Operations                                     (59,262)        (15,649,548)
   Other Income (loss)                                      (37,232)            (77,343)
   Loss before taxes                                        (96,494)        (15,726,891)
   Income tax expense                                             0                   0
   Net loss                                                 (96,494)        (15,726,891)


                                       6



Common Share Data:
   Net loss per share                                        (0.02)              (3.82)
   Book value                                            $     0.11           $    0.11
   Weighted average common shares
         Outstanding                                      4,875,000           4,118,000
   Period end shares outstanding                          4,875,000           4,852,061
Balance Sheet Data:
   Total assets                                        $  1,122,588         $ 1,296,867
   Working Capital                                          240,441             305,310
   Shareholders' Equity                                $    533,911          $  512,905

Huntington Telecommunications SELECTED HISTORICAL FINANCIAL INFORMATION

                                                      Nine Months
                                                         Ended             Year Ended
                                                     September 30          December 31
                                                         2000                 1999
                                                    ----------------     ---------------

Income Statement Data:
 Revenues                                               $   549,857          $  715,063
   Operating Expenses                                       648,025             755,243
   Loss from Operations                                    (98,168)            (40,180)
   Other Income (loss)                                            0                   0
   Loss before taxes                                       (98,168)            (40,180)
   Income tax expense                                             0                   0
   Net loss                                                (98,168)            (40,180)
Common Share Data:
   Net loss per share*                                       (0.10)              (0.04)
   Book value*                                           $     0.18           $    0.28
   Weighted average common shares
         Outstanding*                                     1,000,000           1,000,000
   Period end shares outstanding *                        1,000,000           1,000,000
Balance Sheet Data:
   Total assets                                          $  244,536          $  332,532
   Working Capital                                           72,151              99,146
   Shareholders' Equity                                 $   244,536          $  277,509

* Assumes that 1,000,000 shares are outstanding as if the merger occurred.

Third Enterprise Service Group SELECTED HISTORICAL FINANCIAL INFORMATION

The following information concerning our financial position and operations is as of and for the period inception through September 30, 2000.

Total assets                                       $  0
Total liabilities                                     0
Equity                                                0
Sales                                                 0
Net loss                                          7,079
Net loss per share                                 0.00

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF Competitive Companies AND Huntington Telecommunications Partners, L.P.



                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

The following unaudited pro forma combined condensed financial statements include the historical and pro forma effects of the August 7, 1998 acquisition of Huntington Partners. These pro forma financial statements also include (i) the historical and pro forma effects of the issuance of 1 million shares of common stock ($3 million).

The following unaudited pro forma combined condensed financial statements have been prepared by the management of Competitive Companies from its historical consolidated financial statements and the historical financial statements of Huntington Partners which are included in this form s-4. The unaudited pro forma combined Condensed statements of operations reflect adjustments as if the transactions had occurred on January 1, 1999. The unaudited pro forma combined condensed balance sheet reflects adjustments as if the transactions had occurred on September 30, 2000. See "Note 1 - Basis of Presentation." The pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that management believes are reasonable in the circumstances.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of what the financial position or results of operations actually would have been if the transaction had occurred on the applicable dates indicated. Moreover, they are not intended to be indicative of future results of operations or financial position. The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of the Competitive Companies and Huntington Partners and related notes thereto which are included in this form s-4.

Proforma Combined Balance Sheet
     September 30, 2000


                                                        Huntington
ASSETS                                Competitive   Telecommunications   Adjustmentst     Totals
------                               Companies, Inc.   Partners, LP
                                     --------------  ----------------  ---------------   ---------

CURRENT ASSETS:
    Cash and Cash Equivalents          $ 275,790     $ 48,194          $     -           $ 323,984
    Receivables:
     Accounts, net of allowance for
       doubtful accounts of $201,015     207,009       53,981                              260,990
     Prepaid expenses and other current
       assets                              4,202            -                                4,202
     Due from Competitive                      -       35,171         B   (35,171)               -
                                     --------------  ----------------  ---------------   ---------
     Total current assets                487,001      137,346             (35,171)         589,176
                                     --------------  ----------------  ---------------   ---------

PROPERTY AND EQUIPMENT - NET             572,163      107,190                              679,353

OTHER ASSETS                              63,424            -                -              63,484
                                     --------------  ----------------  ---------------   ---------

TOTAL                                  $ 1,122,588  $ 244,536          $  (35,171)      $1,331,953
                                     ==============  ================  ===============   =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                    $ 34,930     $ 65,195          $     -           $ 100,125
    Advances from stockholders                 -            -                                    -
    Due to Huntington Communications      35,171            -         B   (35,171)               -
    Current maturities of long-term debt  61,000            -                               61,000
    Current maturities of capital lease   85,000            -                               85,000
    Accrued and other liabilities         30,459            -                               30,459
                                     --------------  ----------------  ---------------   ---------
     Total current liabilities           246,560       65,195             (35,171)         276,584

    LONG-TERM DEBT (net of current
        maturities)                      292,117            -                              292,117

    CAPITAL LEASE OBLIGATIONS (net of
        current maturites)                50,000            -                               50,000
                                     --------------  ----------------  ---------------   ---------
     Total liabilities                   588,677       65,195             (35,171)         618,701
                                     --------------  ----------------  ---------------   ---------

    COMMITMENTS AND CONTINGENCIES

    STOCKHOLDERS' EQUITY
    Class A convertible preferred stock    4,000            -                                4,000
    Class A common stock                   4,912            -         A      1,000           5,912
    Additional paid-in capital        16,702,161      179,341         A     (1,000)     16,880,502
    Deficit                          (16,177,162)           -                          (16,177,162)
    Subscriptions receivable                   -            -                                  -
                                     --------------  ----------------  ---------------   ---------
     Total stockholders' equity          533,911      179,341                -             713,252
                                     --------------  ----------------  ---------------   ---------
TOTAL                                $ 1,122,588    $ 244,536          $  (35,171)     $ 1,331,953
                                     ==============  ================  ===============   =========

Proforma Combined Income Statement
For the Nine Months Ended September 30, 2000

                                                  Huntington

                               Competitive   Telecommunications   Adjustmentst       Totals
                              Companies, Inc.    Partners, LP
                              --------------  ----------------  ---------------   ------------


REVENUES                      $1,180,634         $ 549,857    B    $(208,000)      $1,522,491

COSTS OF REVENUES                753,245           455,140    B     (208,000)       1,000,385
                              --------------  ----------------  ---------------   ------------

GROSS PROFIT                     427,389            94,717                 -          522,106
                              --------------  ----------------  ---------------   ------------

OTHER OPERATING EXPENSES:
    Occupancy and equipment      101,710            73,509                            175,219
    Employee compensation        151,391                                              151,391
    Stock based compensation      60,000                                               60,000
    Provision for bad debts       32,455             5,700                             38,155
    Professional fees             67,504                                               67,504
    General and Administrative    73,591           113,676                            187,267
                              --------------  ----------------  ---------------   ------------
      Total other operating
        expenses                 486,651           192,885                            679,536
                              --------------  ----------------  ---------------   ------------

LOSS FROM OPERATIONS             (59,262)          (98,168)                          (157,430)
                              --------------  ----------------  ---------------   ------------

OTHER INCOME (EXPENSE):
    Other income                   9,361                 -                              9,361
    Interest expense             (46,593)                -                            (46,593)
                              --------------  ----------------  ---------------   ------------

      Total other expense-net    (37,232)                -                 -          (37,232)
                              --------------  ----------------  ---------------   ------------

NET LOSS                       $ (96,494)        $ (98,168)       $        -     $   (194,662)
                              ==============  ================  ===============   ============

NET LOSS PER SHARE
Basic and diluted                $ (0.02)                                         $     (0.03)
                              ==============                                      ============
Weighted average number of
shares - basic and diluted     4,875,000                                            5,875,000
                              ===========                                         ============

Proforma Combined Income Statement
For the Year Ended December 31, 1999

                                                  Huntington

                               Competitive   Telecommunications   Adjustmentst     Totals
                              Companies, Inc.    Partners, LP
                              --------------  ----------------  ---------------   ---------



REVENUES                      $ 1,452,489        $ 715,063 B $  (350,000)$ 1,817,552

COSTS OF REVENUES               1,095,455          515,216 B    (350,000)  1,260,671
                              ------------  ---------------   ----------- -----------

GROSS PROFIT                      357,034          199,847             -     556,881
                              ------------  ---------------   ----------- -----------

OTHER OPERATING EXPENSES:
    Stock based compensation   15,443,277                -             -  15,443,277
    Occupancy and equipment       117,584           99,907             -     217,491
    Employee compensation         145,974                -             -     145,974
    Provision for bad debts        23,282           14,520             -      37,802
    Professional fees              66,501                -             -      66,501
    General and Administrative    209,964          125,600             -     335,564
                              ------------  ---------------   ----------- -----------
      Total other operating
        expenses               16,006,582          240,027             -  16,246,609
                              ------------  ---------------   ----------- -----------

LOSS FROM OPERATIONS          (15,649,548)         (40,180)            - (15,689,728)
                              ------------  ---------------   ----------- -----------

OTHER INCOME (EXPENSE):
    Other income                        -                -             -           -
    Interest expense               77,343                -             -      77,343
                              ------------  ---------------   ----------- -----------
      Total other expense-net      77,343                -             -      77,343
                              ------------  ---------------   ----------- -----------

NET LOSS                      $ (15,726,891)     $ (40,180)   $        -$(15,767,071)
                              ============  ===============   =========== ===========

NET LOSS PER SHARE
Basic and diluted                 $ (3.82)                                   $ (3.08)
                              ============                                ===========
Weighted average number of
shares - basic and diluted      4,118,000                                  5,118,000
                              ============                                ===========



                          NOTES TO UNAUDITED PRO FORMA

                     COMBINED CONDENSED FINANCIAL STATEMENTS

                                   (Unaudited)

1.   BASIS OF PRESENTATION

     The accompanying unaudited pro forma combined condensed statements of operations present the historical results of operations of the Competitive Companies and Huntington Partners for the six months ended June 30, 2000 and for the year ended December 31, 1999 with pro forma adjustments as if the transaction had taken place on January 1, 1999. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999, is presented using the combined historical results for the year then ended. The unaudited pro forma combined condensed statement of operations for the nine month period ended September 30, 2000, is presented using the combined historical results for the nine months ended September 30, 2000. The unaudited pro forma combined condensed balance sheet presents the historical balance sheets of as of September 30, 2000, with pro forma adjustments as if the transaction had been consummated as of September 30, 2000 in a transaction accounted for as a purchase in accordance with generally accepted accounting principles.

     Certain reclassifications have been made to the historical financial Statements to conform to the pro forma combined condensed financial statement presentation.

2.   PRO FORMA ADJUSTMENTS

     The following adjustments give pro forma effect to the transaction:

     (a)  To  record  purchase  price  consideration  of 1  million  shares  ($3 million).

     (b)  To eliminate inter-company transactions.

Competitive Companies COMPARATIVE PER SHARE DATA

                                                        September 30, 2000
                                                       ------------------

    Numerator - basic and diluted
       LOSS per share
            Net loss before merger                           $   (96,494)
                                                        ==================
            Proforma Net loss after merger                  $   (194,662)
                                                        ==================
    Denominator - Basic LOSS per share

      Common stock outstanding before  merger                   4,912,061
                                                        ==================
      Common stock outstanding after merger                     6,037,061
                                                        ==================

       Basic and diluted loss per share before
    Merger*                                                   $    (0.02)
                                                        ==================
      Basic and diluted loss per share
    after merger*                                             $    (0.03)
                                                        ==================
     * Convertible notes, convertible preferred stock, options and warrants are considered anti-dilutive and not included in the above calculations

                                  RISK FACTORS

The nature and quality of information furnished to you may be less than if Third Enterprise or Competitive Companies had retained an investment banker to furnish a fairness opinion on the terms of the proposed merger. There has been less due diligence preformed on Competitive Companies and Third Enterprise than would be the case if an investment banker were involved in the transaction.

No investment banker, appraiser or other independent, third party has been consulted concerning this offering or the fairness of the terms of the merger. Thus, you may have less protection than if an investment banker were involved in the transaction.

Competitive Companies

Competitive Companies has never been and may never be profitable. Competitive Companies has experienced losses, including a loss of $15,726,891 for the year ended December 31, 1999 and expects its expenses to increase.

Since its inception, Competitive Companies has incurred losses. As of December 31, 2000 Competitive Companies had an accumulated deficit of $16,177,162. Competitive Companies expects to continue to incur losses until Competitive Companies is able to significantly increase revenues from sales of its telecommunications products and services. Its operating expenses are expected to continue to increase significantly in connection with its proposed expanded activities, especially in the areas of telecommunication services for multi-dwelling unit complexes since they require significant initial investment in on-site switching equipment. To a large extent these expenses are fixed. Competitive Companies cannot be certain that it will be able to accurately predict its revenues, particularly in light of the general uncertainty and intense competition for the sale of telecommunications products and services and its limited operating history. Accordingly, its future profitability will depend on its ability to increase its revenues while controlling costs.

Competitive Companies needs but has no current source for additional capital to expand its business and increase revenue.

Competitive Companies may need additional capital to fund capital expenditures, working capital, debt service and cash flow deficits during the period in which Competitive Companies is expanding and developing its business and deploying its networks, services and systems. However, it has no sources identified to provide this funding.

Competitive Companies estimates, based on its current business plan, that approximately $15 million of capital will be necessary to fund the deployment and operation of its networks in its initial markets during 2001 and the first nine months of 2002 to the point at which operating cash flow from a market will be sufficient to fund its operating and capital expenditures. This amount includes capital expenditures, working capital and cash flow deficits, but excludes debt service.

Competitive Companies may not be able to provide its services if it does not interconnect or continue to interconnect with the incumbent local exchange carriers, its primary competitors.

Incumbent local exchange carriers are established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. Many new carriers, including Competitive Companies, have experienced difficulties in working with the incumbent local exchange carriers with respect to initiating, interconnecting, and implementing the systems used by these new carriers to order and receive unbundled network elements and wholesale services and locating the new carriers' equipment in the offices of the incumbent local exchange carriers.

As a new carrier, Competitive Companies must coordinate with incumbent local exchange carriers so that Competitive Companies can provide local service to customers on a timely and competitive basis. The Telecommunications Act created incentives for regional Bell operating companies to cooperate with new carriers and permit access to their facilities by denying such companies the ability to provide in-region long distance services until they have satisfied statutory conditions designed to open their local markets to competition. The regional Bell operating companies in its markets are not yet permitted by the FCC to offer long distance services. These companies may not be accommodating to it once they are permitted to offer long distance service.

If Competitive Companies cannot obtain the cooperation of a regional Bell operating company in a region, whether or not it has been authorized to offer long distance service, its ability to offer local services in such region on a timely and cost-effective basis will be harmed.

If Competitive Companies does not maintain peering arrangements with Internet service providers, the profitability of its Internet access services will suffer.

In the past, major Internet service providers routinely exchanged traffic with other Internet service providers that met technical criteria on a peering basis, meaning that each Internet service provider accepted traffic routed to Internet addresses on their system from their peers on a reciprocal basis, without payment of compensation. However, since 1997 UUNET Technologies, Inc., the largest Internet service provider, has been greatly restricting the use of peering arrangements with other providers and has been imposing charges for accepting traffic from providers other than its peers. Other major Internet service providers have adopted similar policies.

Competitive Companies has peering arrangements through its wholesale Internet service provider, but may not be able to maintain peer status with any of the major nationwide Internet service providers in the future, or ensure that Competitive Companies will in the future be able to terminate traffic on Internet service providers' networks at favorable prices. The profitability of its Internet access services, and related services such as Web site hosting, could be harmed if Competitive Companies is unable to continue to maintain peering arrangements with Internet service providers.

Competitive Companies must establish and maintain effective resale agreements for long distance services.

As part of its one-stop shopping offering of bundled telecommunications services to its customers, Competitive Companies offers long distance services. Competitive Companies has relied and will continue to rely on other carriers to provide transmission and termination services for all of its long distance traffic. Competitive Companies will continue to enter into resale agreements with long distance carriers to provide it with transmission services. Such agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling pattern and traffic levels of its future customers. If Competitive Companies fails to meet its minimum volume commitments, Competitive Companies may be obligated to pay underutilization charges; and if Competitive Companies underestimates its need for transmission capacity, Competitive Companies may be required to obtain capacity through more expensive means.

Minority  stockholders  may  be  unable  to  influence  Competitive   Companies'
activities because its management has significant control over stockholder matters.

Competitive Companies' officers and directors and their affiliates control the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to its certificate of incorporation and approval of significant corporate transactions. These persons will beneficially own, in the aggregate, approximately 60% of its outstanding common stock. This consolidation of voting power could have the effect of delaying, deterring or preventing a change in control of Competitive Companies that might be beneficial to other stockholders.

Competitive Companies must retain and recruit key personnel. If it doesn't, its revenues may be reduced if it cannot recruit or lose these key employees.

Competitive Companies' business is dependent on the services of Messrs Kline, Halstead and Bower. The loss of any of its senior management or other key technical, customer support, revenues and marketing personnel, particularly if lost to competitors, could harm its business. Competitive Companies maintains no key man insurance.

Competitive Companies' success depends upon its ability to attract and retain highly skilled management and other personnel. Competition for highly skilled employees with technical, management, marketing, revenues, product development and other specialized training is intense and Competitive Companies may not be successful in attracting and retaining these kinds of personnel. In addition, it may experience increased costs in order to attract and retain skilled employees.

The price for which Competitive Companies' shareholders may be able to sell their shares after the merger may fall if Competitive Companies' insiders sell a large number of their shares. It may also fall if non-insiders sell their shares as well.

A sale of shares by Competitive Companies security holders, whether under Rule 144, 145 or otherwise, may have a depressing effect upon the price of its common stock in any market that might develop after the merger closes.

o After the merger, 124 former shareholders of Competitive Companies will own an aggregate of 81.3 non-restricted shares.These non-insiders are not subject to the restrictions of Rule 145, and all of these non-insider shares may be sold immediately.

o After the merger, 3 of Competitive Companies' principal executive officers and other insiders will own an aggregate of 52.1 restricted shares. These shares may only be sold in compliance with Rule 145, except that there is no one year holding period because these shares are being issued under this registration statement.

o Current shareholders of Third Enterprise Service Group will own 125,000 shares to be registered for resale.

Rules 144 and 145 generally provides that a person owning shares subject to the Rule who has satisfied or is not subject to a one year holding period for the restricted securities may, subject to certain manner of resale, reporting and other provisions, sell an amount of restricted securities which does not exceed 1% of a company's outstanding common stock within any three month period.

It will be more difficult for shareholders of the surviving company to sell their shares if Competitive Companies' stock trades on the bulletin board after the merger and is subject to penny stock rules

Broker-dealer practices in connection with transactions in penny stocks are regulated by penny stock rules adopted by the SEC. These requirements may have the effect of reducing the level of trading activity in Competitive Companies' stock after the merger if trading commences.

Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

Stockholders of Competitive Companies may have greater difficulty in selling their shares when they want and for the price they want after the merger because the bulletin board does not operate under the same rules and standards as the Nasdaq stock market. It is anticipated that Competitive Companies' stock will trade on the over-the-counter bulletin board after the merger.

The over-the-counter bulletin board is separate and distinct from the Nasdaq stock market. Nasdaq has no business relationship with issuers of securities quoted on the over-the-counter bulletin board. The SEC's order handling rules, which apply to Nasdaq-listed securities don't apply to securities quoted on the bulletin board.

Although the Nasdaq stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the over-the-counter bulletin board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Stockholders of Competitive Companies may have greater difficulty in selling their shares when they want and for the price they want after the merger because stocks traded on the bulletin board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts.

Investors may have greater difficulty in getting orders filled because it is anticipated that Competitive Companies' stock will trade on the over-the-counter bulleting board rather than on Nasdaq. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with Nasdaq-listed securities.

Investors must contact a broker dealer to trade bulletin board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders
- an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

Competitive Companies may find it more difficult, expensive and time consuming to raise funds in a public offering after the merger closes because it may not be eligible to register its shares on Form S-3.

A company such as Competitive Companies whose shares are traded on the bulletin board is generally not eligible to use short-form registration statements on Form S-3. Having to utilize another form to register its securities may increase the time, cost and difficulty of raising funds in the future.

                               MERGER TRANSACTION

Stockholders of Competitive Companies should be aware that:

o There will be no stockholders' meeting. Instead, as provided under the laws of Nevada, the merger will be voted upon by shareholders of Competitive Companies giving or withholding their written consent to the transaction.

o This prospectus/consent solicitation will be used to solicit written consents of Competitive Companies stockholders. As such, it will meet the requirements of Nevada law concerning information that must be sent to Competitive Companies' stockholders who have a right to vote on the merger. Based upon the ownership of more than 50% of Competitive Companies common stock by officers, directors and affiliates, it appears that a favorable vote by stockholders of Competitive Companies is assured. However, consents must be received no later than 60 days from the date this prospectus/consent solicitation is mailed to Competitive Companies stockholders.

o All consents must be received no later than 60 days from the date this prospectus/consent solicitation is sent to stockholders. They should be sent to the address set forth in the form of written consent set forth on page 3.

o Written consents may be revoked during this period but are not revocable after written consents have been received from common stockholders owning more than *your 50% of Competitive Companies' issued and outstanding common stock, which is 50% of all issued and outstanding common stock of Competitive Companies.

o There are *your shares of Competitive Companies common stock outstanding as of the date this prospectus/consent solicitation is being sent to its stockholders. Each of its stockholders is entitled to one vote for each share of common stock held.

o A majority vote of the common stockholders is required to approve the merger. If the majority doesn't give its consent, the merger will not close.

o Written consents will be counted by the board of Competitive Companies. If a Competitive Companies shareholder does not return a written consent, the shareholder's shares will not count as a vote or be used in determining whether consents from Competitive Companies stockholders owning the more than 50% of its issued and outstanding common stock necessary to approve the merger have been received.

o    Dissenters'  rights of appraisal exist and are more fully described on page
     __.

o There is no material interest, direct or indirect, by security holdings or otherwise, of affiliates of Competitive Companies in the proposed merger.

o Stockholders and affiliates of Third Enterprise will retain shares in the surviving company.

o The boards of directors of Third Enterprise Service Group and Competitive Companies recommend approving the merger.

o The boards of directors of Third Enterprise Service Group and Competitive Companies each believe that the merger is fair and in the best interest of their stockholders.

o The board of directors of Competitive Companies has not obtained an opinion from an independent advisor that the Third Enterprise Service Group shares to be received by Competitive Companies stockholders is fair from a financial point of view to Competitive Companies stockholders.

Merger Agreement

The following table contains comparative share information for shareholders of Competitive Companies, partners in Huntington Partners and shareholders in Third Enterprise Service Group immediately after the closing of the merger.

 -------------------------------------------------------------------------------
             The former         The former      The current        Total
             shareholders of    partners of     shareholders of
             Competitive        Huntington      Third Enterprise
             Companies*                         Service Group
 -------------------------------------------------------------------------------
 Number      4,907,061          1,000,000       125,000            6,032,061
 -------------------------------------------------------------------------------
 Percentage  81.3%              16.6%           2.1%               100%
 -------------------------------------------------------------------------------


*This assumes no shares of Class A preferred stock or Class B preferred stock are converted. If they were, there would be an aggregate of an additional 20,000,000 shares of common stock upon conversion of the Class A shares and an unknown number, if any, additional shares to be issued upon conversion of Class B shares. None of these shares is convertible. It assumes no stock options that have not been exercised, but are exercisable, are exercised. If they were, there would be an aggregate of an additional 2,043,000 shares outstanding.

The 125,000 shares retained by the current stockholders of Third Enterprise Service Group after the merger closes were originally issued to Williams Law Group, P.A. for payment of legal fees upon formation. Subsequently, Williams Law Group distributed these shares to Mr. Williams as a distribution to shareholders. Mr. Williams had these shares titled in the name of he and his wife and then gifted an aggregate of 24,000 shares to his extended family. Mr. Williams disclaims beneficial ownership of these 24,000 shares.

Election of Officers and Directors

The agreement provides that at the closing of the merger, Third Enterprise Service Group will elect new officers and a new board of directors to consist of the current officers and current directors of Competitive Companies.

Reincorporation

Prior to the merger, Third Enterprise Service Group will change its state of incorporation, articles and bylaws to be the same as those of Competitive Companies.

Options

The merger agreement provides that at the closing of the merger, Third Enterprise Service Group will agree to issue an option having the same terms and conditions as the following option that exists with respect to Competitive
Companies:

Preferred Stock

The merger agreement provides that at the closing of the merger, Third Enterprise Service Group will issue Series A and B preferred stock on a one share for one share basis with existing preferred stockholders of Competitive Companies.

Conditions to Closing

o The merger will not be closed unless the following conditions are met or waived:

     o No material adverse change has occurred subsequent to the date of the last financial information in the registration statement in the financial position, results of operations, assets, liabilities or prospects of either company

     o    This registration statement is effective under the Securities Act.

     o The merger qualifies as a tax-free reorganization under Section 368 of the code.

     o No litigation seeking to enjoin the merger or to obtain damages is be pending or threatened.

     o Holders of less than 10% of the outstanding shares of Competitive Companies' common stock exercise dissenters' rights.

Termination

o     The merger agreement may be terminated as follows:

     o If the closing has not occurred by any date as mutually agreed upon by the parties, any of the parties may terminate at any time after that date by giving written notice of termination to the other parties. No party may terminate if it has willfully or materially breached any of the terms and conditions of the agreement.

     o    Prior to the mutually agreed closing date, either party may terminate

          |X| Following the insolvency or bankruptcy of the other.
          |X| If any one or more of the conditions to closing is not capable of fulfillment.

As Third Enterprise Service Group goes through the due diligence and filing process, facts and circumstances not known to it when it started the process leading to closing the merger may come to light that make proceeding with the transaction inadvisable in the opinion of Third Enterprise Service Group. If this occurs or if Competitive Companies cancels the agreement after paying the first installment of the merger fee, all fees previously received by Third Enterprise Service Group will be retained.

Exclusivity

Until either the merger agreement is terminated or the merger closed, Competitive Companies has agreed not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business of Competitive Companies or the shares of capital stock of Competitive Companies.

Similarly, until either the merger agreement is terminated or the merger closed, Third Enterprise Service Group has agreed not to make any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business or the shares of capital stock of any other company.

Other Matters

The agreement provides that none of the shares of Third Enterprise Service Group common stock outstanding prior to the closing of the merger will be converted or otherwise modified in the merger and all of the shares of Third Enterprise Service Group will be outstanding capital stock of Third Enterprise Service Group after the closing of the merger.

The agreement provides that the merger will be consummated promptly after this prospectus/consent solicitation is declared effective by the SEC and upon the satisfaction or waiver of all of the conditions to the closing of the merger. The merger will become effective on the date and time a properly executed articles of merger are filed with the offices of the secretary of state of Nevada. Thereafter, Competitive Companies will cease to exist and Third Enterprise Service Group will be the surviving corporation in the merger.

The merger agreement is filed as an exhibit to and is incorporated by reference into this registration statement. Accordingly, the prospectus/consent solicitation incorporates important business and financial information about the transaction that is not included in or delivered with the prospectus/consent solicitation. This information is available without charge to security holders upon written or oral request to David Kline II, President, Competitive Companies, Inc., at the address set forth in the Summary section of this prospectus/consent solicitation. To obtain timely delivery, security holders must request the information no later than five business days before the date they must make their investment decision. This date is no more than 5 days after the date of this prospectus/consent solicitation.

Comparison of the percentage of outstanding shares entitled to vote held by directors, executive officers and their affiliates and the vote required for approval of the merger

All of Third Enterprise Service Group's shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Stockholders owning all of Third Enterprise Service Group's common stock have executed a written consent voting to approve the merger. No further consent of any of the stockholders of Third Enterprise Service Group is necessary to approve the merger under the laws of the state of Nevada.

Approximately 60% of Competitive Companies' shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Assuming consents are secured from stockholders owning more than 50% of the stock of Competitive Companies, stockholders who did not consent to the merger will, by otherwise complying with Competitive Companies corporate law, be entitled to dissenters' rights with respect to the proposed merger. No consents will be solicited or accepted until after the effective date of this prospectus/consent solicitation. Based upon the ownership of more than 50% of Competitive Companies common stock by officers, directors and affiliates, it appears that a favorable vote is assured.

Bulletin board listing

Third Enterprise Service Group will be subject to the reporting requirements of the Securities Exchange Act of 1934 in the calendar year in which the merger closes because it filed this registration statement. It intends to continue to be subject to those requirements in subsequent years by filing before the effective date of this registration statement a form 8-A electing to be a reporting company subject to the requirements of the 1934 act.

Upon closing of the merger, its name's name will seek to become listed on the over-the-counter bulletin board under the symbol "COCO" If and when listed, the Competitive Companies' stockholders will hold shares of a publicly-traded Competitive Companies corporation subject to compliance with the reporting requirements of the 1934 act.

As more fully described in the Risk Factors section, the bulletin board operates under different rules and in a manner different and generally less efficient and effective than Nasdaq.

Contacts between the Parties

In November, 1998, Mr. Michael Godfree, director of Competitive Companies, entered into discussions with Mr. Michael T. Williams, Third Enterprise Service Group's president. Mr. Godfree located Mr. Williams through the internet. Mr. Williams had no previous relationship with Competitive Companies or any of its officers and directors. At Mr. Godfree's request, Mr. Williams spoke with Mr. Halstead, Competitive Companies' chief financial officer shortly thereafter.

In February 1999, Mr. Williams visited Competitive Companies' offices in California. Thereafter, there were various conversations about the transaction structure among Mr. Williams and the officers and directors of Competitive Companies. In their discussions, Mr. Williams informed the officers and directors of Competitive Companies that he only represented Third Enterprise Service Group. He did not represent and was not advising Competitive Companies in any way in the transaction.

Mr. Williams told Mr. Halstead that his law firm, Williams Law Group, P.A., represented shell companies that could meet Competitive Companies' requirements. He indicated that he was only acting as an attorney for the shell corporation and that neither he nor his firm would not be representing or advising Competitive Companies in any way in or about the proposed transaction.

Mr. Williams indicated that for the transaction to successfully meet Competitive Companies' objectives, the shell companies his firm represented would have to prepare, file and clear with the SEC a registration statement on Form S-4. By so doing, the transaction would make Third Enterprise Service Group as the surviving company after the merger a company that makes current filings pursuant to Section 13 and 15(d) of the Securities Act and thus qualify its stock for listing on the over the counter bulletin board.

Reasons for Recommending Approval of the Merger

Both the board of directors of Third Enterprise Service Group and Competitive Companies have recommended approving the merger. Neither of the boards of directors of Third Enterprise Service Group or Competitive Companies requested or received, or will receive, an opinion of an independent investment banker as to whether the merger is fair, from a financial point of view, to Third Enterprise Service Group and its shareholders or Competitive Companies and its shareholders.

In considering the merger, the Third Enterprise Service Group board took note of the fact that Competitive Companies met its acquisition candidate profile in that it was a private company that had already determined to go public through merger with a shell when it first contacted Third Enterprise Service Group. In addition, the board noted Competitive Companies could produce audited financial statements and other information necessary for the filing of this registration statement and had agreed to pay the required merger fee to Third Enterprise Service Group, Accordingly, the Third Enterprise Service Group board determined that the merger proposal was fair to, and in the best interests of, Third Enterprise Service Group and the Third Enterprise Service Group's shareholders.

The board of Competitive Companies concluded that this transaction fully met Competitive Companies' business objective in the manner the board deemed to be the most appropriate consistent with its business decision to go public through a process involving a reverse merger with a shell corporation.

The board noted the transaction structure proposed by Third Enterprise would meet its objective of going public because it involved a transaction in which shares that are issued to Competitive Companies' shareholders in the merger are registered under this 1933 Act registration statement and simultaneously registered under the 1934 Act. As such, Competitive Companies would be able to meet the NASD's legal requirement of going public using the method it desired.

The Competitive Companies board recommended approving the merger because it concluded that the merger and its terms, including the merger fee to be paid to Third Enterprise Service Group and the shares retained by shareholders of Third Enterprise Service Group after the merger closed, were fair and in the best interests of Competitive Companies' shareholders. The board recommended Competitive Companies' shareholders approve the merger.

The board's conclusion and recommendation were based upon the following:

The board's conclusion and recommendation were based upon the following:

o The Competitive Companies board wanted to structure the transaction to involve a reverse merger because it believed that such a structure, in the minds of its potential investors, its shareholders and its management, was:

     o    Well known
     o    Universally accepted
     o    Proven to be successful

      This perceived value exists notwithstanding that as a matter of law it is not the reverse merger but this underlying registration statement that actually qualifies Competitive Companies' stock for listing on the bulletin board. Although the board considered other ways of accomplishing its goal of becoming a public company, such as filing a Form 10SB, it was this perceived value of including a reverse merger in a going public transaction that lead PC Universe, its management and its board acting as representatives of its stockholders reject these other alternatives in favor using this transaction structure to accomplish its goal. In reaching this decision, the board noted that:

     o    Nevada law permits reverse mergers.

     o The SEC does not prohibit the use of a reverse merger in a registration statement filed to make Competitive Companies a reporting company under section 13 and 15(d) of the 1934 Act and thus qualify its  stock for listing on the over the  counter  bulletin  board.

o Having determined to structure the transaction as a reverse merger and having investigated other reverse merger alternatives, the board found that the transaction structure proposed by Third Enterprise Service Group was the only one it considered to be free from potential problems such as unknown liabilities, unknown shareholders or unknown shareholder rights.

o The cost of the transaction, although important, was not the determining factor in deciding to proceed with the transaction proposed by Third Enterprise Service Group. The determining factors were:

     o    The perceived value of including a reverse merger in the  transaction.

     o The lack of potential problems in this transaction structure compared to other reverse merger transactions.

     o The fact that Williams Law Group would be the law firm preparing the SEC filings

      The board noted that there was not cash fee and stock retention proposed by Third Enterprise Service Group was well within the range quoted by the others also proposing a transaction involving a reverse merger. Accordingly, as the proposed fee structure was not out of line with fees proposed by others for a similar transaction, the presence of these determining factors in this transaction structure justified the amount of stock retained and outweighed a decision on the basis of that factor alone.

o The board felt that recognizing and acting upon investor, shareholder and management requests and desires for liquidity as soon as possible was in the long-term best interest of Competitive Companies and its business. The board concluded that this was more important than the increased expense imposed by the requirement to become and remain an SEC reporting company in order to qualify for a bulletin board listing and thereafter maintain the listing. The board took note that the bulletin board might not be as efficient or effective as Nasdaq. The board concluded that this was not relevant in that Competitive Companies didn't currently qualify for Nasdaq listing and that Competitive Companies wanted to secure liquidity for its investors, shareholders and management now rather than later.

Interests of Certain Persons in the Merger

Upon the closing of the merger, the current directors and executive officers of Competitive Companies will become the directors and executive officers of the surviving corporation.

The 125,000 shares retained by the current stockholders of Third Enterprise Service Group after the merger closes were originally issued to Williams Law Group, P.A. for payment of legal fees upon formation. Subsequently, Williams Law Group distributed these shares to Mr. Williams as a distribution to shareholders. Mr. Williams had these shares titled in the name of he and his wife and then gifted an aggregate of 24,000 shares to his extended family. Mr. Williams disclaims beneficial ownership of these 24,000 shares. These shares will be registered for resale. These shares may have no value as they may only be sold if there is sufficient market demand to support a sale of these shares.

Material Federal Income Tax Consequences

This discussion summarizes the tax opinion given by Williams Law Group, P.A., counsel to Third Enterprise Service Group, that the merger will constitute a tax-free reorganization under the section of the internal revenue code dealing with the tax consequences of mergers and reorganizations.

This opinion is based on existing provisions of the Internal Revenue Code of 1986, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change in these laws, rules and regulations, which may or may not be retroactive, could alter the tax consequences to the Competitive Companies stockholders as set forth in the opinion.

Williams Law Group has addressed this opinion to most of the typical common stockholders Competitive Companies. However, some special categories of stockholders listed below will have special tax considerations that need to be addressed by their individual tax advisors:

o     Dealers in securities
o     Banks
o     Insurance companies
o     Foreign persons
o     Tax-exempt entities

o Taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction
o Taxpayers who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions

It does not address the tax consequences of the merger under foreign, state or local tax laws.

Williams Law Group strongly urges Competitive Companies stockholders to consult their own tax advisors as to the specific consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences of the merger in their particular circumstances.

Neither Third Enterprise Service Group nor Competitive Companies has requested, or will request, a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger. The tax opinions will not be binding on the IRS or preclude the IRS from adopting a contrary position.

As a result of the merger's qualifying as a reorganization, the following federal income tax consequences will, under applicable law, result:

o No gain or loss will be recognized for federal income tax purposes by the holders of Competitive Companies common stock upon the receipt of Third Enterprise Service Group common stock solely in exchange for Competitive Companies common stock in the merger, except to the extent that cash is received by the exercise of dissenters' rights.

o The aggregate tax basis of the Third Enterprise Service Group common stock received by Competitive Companies stockholders in the merger will be the same as the aggregate tax basis of the Competitive Companies common stock surrendered in merger.

o The holding period of the Third Enterprise Service Group common stock received by each Competitive Companies shareholder in the merger will include the period for which the Competitive Companies common stock surrendered in merger was considered to be held, provided that the Competitive Companies common stock so surrendered is held as a capital asset at the closing of the merger.

o A holder of Competitive Companies common stock who exercises dissenters' rights for the Competitive Companies common stock and receives a cash payment for the shares generally will recognize capital gain or loss, if the share was held as a capital asset at the closing of the merger, measured by the difference between the shareholder's basis in the share and the amount of cash received, provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the code or does not have the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the code after giving effect to the constructive ownership rules of the code. o Neither Third Enterprise Service Group nor Competitive Companies will recognize gain solely as a result of the merger.

o There is a continuity of interest for IRS purposes with respect to the business of Competitive Companies. This opinion is based upon IRS ruling guidelines that require eighty percent continuity, although the guidelines do not purport to represent the applicable substantive law.

A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. For example,

o Competitive Companies would recognize a corporate level gain or loss on the deemed sale of all of its assets equal to the difference between

          o the sum of the fair market value, as of the closing of the merger, of the Third Enterprise Service Group common stock issued in the merger plus the amount of the liabilities of Competitive Companies assumed by Third Enterprise Service Group and

o    Competitive Companies' basis in the assets

          o Competitive Companies stockholders would recognize gain or loss with respect to each share of Competitive Companies common stock surrendered equal to the difference between the shareholder's basis in the share and the fair market value, as of the closing of the merger, of the Third Enterprise Service Group common stock received in merger therefore.

In this event, a shareholder's aggregate basis in the Third Enterprise Service Group common stock so received would equal its fair market value and the shareholder's holding period for this stock would begin the day after the merger is consummated.

Even if the merger qualifies as a reorganization, a recipient of Third Enterprise Service Group common stock would recognize income to the extent if, among other reasons any shares were determined to have been received in merger for services, to satisfy obligations or in consideration for anything other than the Competitive Companies common stock surrendered. Generally, income is taxable as ordinary income upon receipt. In addition, to the extent that Competitive Companies stockholders were treated as receiving, directly or indirectly, consideration other than Third Enterprise Service Group common stock in merger for Competitive Companies' shareholder's common stock, gain or loss would have to be recognized.

This discussion does not address the tax consequences of the merger to holders of Competitive Companies options, who, as a result of the merger, will receive Third Enterprise Service Group options. Holders of the securities should consult their tax advisors with respect to the tax consequences.

Dissenters' Rights

The following summary of dissenters' rights under Nevada law is qualified in its entirety by reference to section 92, Nevada Statutes, but includes all material aspects of that section. Third Enterprise Service Group has filed copies of these statutes as an appendix to the registration statement.

Competitive Companies stockholders who oppose the proposed merger will have the right to receive payment for the value of their shares as set forth in sections 92a.300 through 92a.500 of the Nevada law. The dissenters' rights will be available only to stockholders of Competitive Companies who refrain from voting in favor of the merger.

Voting against the merger will not constitute notifying Competitive Companies of the intention to demand payment if the merger is closed.

A stockholder must exercise dissenters' rights for all of the shares that he or she owns.

Since the vote to authorize the merger will take place by written consent, Competitive Companies will be required to notify by mail those stockholders who, by virtue of having refrained from voting in favor of the merger, are entitled to payment for their shares. Dissenters notices must be sent no later than ten days after consummation of the merger. The notice must

o     State where demand for payment must be sent
o     State when certificates must be deposited
o State the restrictions on transfer of shares that are not evidenced by a certificate once demand has been made
o     Supply a form on which to demand payment
o     Set a date by which demand must be received
o     Include a copy of the relevant portions of the Nevada law

Unless a stockholder acquired his or her shares after Competitive Companies sends the dissenters notices, Competitive Companies must calculate the fair market value of the shares plus interest, and within 30 days of the date Competitive Companies receives the demand, pay this amount to any stockholder that properly exercised dissenters' rights and deposited certificates with Competitive Companies. If Competitive Companies does not pay within 30 days, a stockholder may enforce in court Competitive Companies' obligation to pay. The payment must be accompanied by

o Competitive Companies' interim balance sheet,
o A statement of the fair market value of the shares,
o An explanation of how the interest was  calculated,
o A statement of dissenters'  right to demand payment,  and
o A copy of the relevant portions of the Nevada Law.

Within 30 days of when Competitive Companies pays a dissenting stockholder for his or her shares, the stockholder has the right to challenge Competitive Companies' calculation of the fair market value of the shares and interest due, and must state the amount that he or she believes to represent the true fair market value and interest of the shares. If Competitive Companies and the stockholder are not able to settle on an amount, Competitive Companies may petition a court within 60 days of making payment to the dissenting stockholder. If Competitive Companies does not either settle with the stockholder or petition a court for a determination within 60 days, Competitive Companies is obligated to pay the stockholder the amount demanded that exceeds Competitive Companies' calculation of fair market value plus interest. All dissenters are entitled to judgment for the amount by which the fair market value of their shares is found to exceed the amount previously remitted, with interest.

It is a condition to Competitive Companies' obligations to consummate the merger that the holders of no more than 10% of the outstanding shares of Competitive Companies' common stock exercise dissenters' rights. If demands for payment are made with respect to more than 10%, of the outstanding shares of Competitive Companies' common stock, then Competitive Companies will not be obligated to consummate the merger.

Accounting Treatment

For accounting purposes, the merger will be treated as a reorganization by Competitive Companies.

Merger Procedures

Unless otherwise designated by a Competitive Companies shareholder on the transmittal letter, certificates representing shares of Third Enterprise Service Group common stock issued to Competitive Companies stockholders will be issued and delivered to the tendering Competitive Companies shareholder at the address on record with Competitive Companies . In the event of a transfer of ownership of shares of Competitive Companies common stock represented by certificates that are not registered in the transfer records of Competitive Companies , the shares may be issued to a transferee if the certificates are delivered to the transfer agent, accompanied by all documents required to evidence the transfer and by evidence satisfactory to the transfer agent that any applicable stock transfer taxes have been paid. If any certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of

o An affidavit of that fact from the holder claiming the certificates to be lost, mislaid or destroyed.

o The bond, security or indemnity as the surviving corporation and the transfer agent may reasonably require.

o Any other documents necessary to evidence and effect the bona fide merger, the transfer agent shall issue to holder the shares into which the shares represented by the lost, stolen, mislaid or destroyed.

o     Certificates have been converted.

Neither Third Enterprise Service Group, Competitive Companies, or the transfer agent is liable to a holder of Competitive Companies' common stock for any amounts paid or property delivered in good faith to a public official under any applicable abandoned property law. Adoption of the merger agreement by the Competitive Companies' stockholders constitutes ratification of the appointment of the transfer agent.

After the closing of the merger, holders of certificates will have no rights with respect to the shares of Competitive Companies common stock represented thereby other than the right to surrender the certificates and receive in merger the shares of Third Enterprise Service Group common stock to which the holders are entitled.

It is a condition to Competitive Companies' obligations to consummate the merger that the holders of no more than 10% of the outstanding shares of Competitive Companies' common stock and 10% of Competitive Companies' preferred stock exercise dissenters' rights. If demands for payment are made with respect to more than 10%, of the outstanding shares of Competitive Companies' either class of stock, and, as a consequence more than 10% of the stockholders of either class of Competitive Companies' become entitled to exercise dissenters' rights, then Competitive Companies will not be obligated to consummate the merger.


COMPETITIVE  COMPANIES   MANAGEMENT'S   DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Competitive Companies was incorporated under the laws of the state of Nevada in March 1998. In 1998, they acquired all of the assets and assumed all of the liabilities of Competitive Communications, Inc. ("CCI"), which was incorporated under the laws of the state of California in February 1996. CCI is the successor to Western Telephone & Television, which was founded in 1985.

Competitive Companies provide telephone, cable television, long distance/interexchange, Internet, and public telephone service to customers who live in multi-tenant residential buildings. Its operations are located in Riverside, California, and approximately 80% of its customers are California residents.

In addition to the above, in January 2000, CCI Residential Services, Inc. was formed as a subsidiary to offer shared tenant services to multi-tenant residential customers and expand on the residential services previously being provided by CCI. As a tariffed competitive local exchange carrier (CLEC), CCI has transitioned to focus on developing revenue streams from other services and non-multi-tenant residential buildings.

Plan of Operation

Based on current revenue and expenses and cash flow from the merger with Huntington Telecommunications Partners through Third Enterprise Service Group, Inc., management believes that current cash flow can sustain the company at its current level of operation, but it will require additional capital in order to grow its business after the merger. During the next twelve months Competitive Companies plans to increase the number of CLEC residential and business customers, and Internet customers through direct and agent sales to increase its traffic by approximately 30,000,000 minutes per year. This will increase its traffic by over 5 times compared to that of September 30, 2000. Current personnel levels as of September 30, 2000, will be able to assimilate this increase, since it will primarily result in only additional billing and billing inquiries. The company presently out sources its telephone operator assistance and maintenance related to CLEC and Internet customers. This increase will result in some of its part time personnel increasing their number of hours worked. Upon the Security and Exchange Commission's approval of its S-4, it will merge with Third Enterprise Group, Inc. and acquire the assets of Huntington Telecommunications Partners. This will more than double it multi-dwelling unit passing (apartments) as of September 30, 2000 and increase its cash flow. Since it is already managing these systems, it does not anticipate any additional personnel will be required. Competitive Companies plans to publicly offer some of its treasury stock during 2001 to raise approximately $15,000,000. Upon receipt of funding from this public offering, it plans to use the capital primarily for the purchase of additional multi-dwelling unit systems from its competitors. Some new installations will also be considered, but these do not reach profitability as rapidly as buyouts from competitors. Approximately $12,000,000 will be required to increase its passings by 12,000 which would, at that point, more than triple its number of passings as of September 30, 2000. The remaining $3,000,000 would be used to pay for additional personnel, additional equipment as required, provide for contingency reserve, and cover negative cash flow on these new systems until penetration numbers have improved sufficiently to produce a positive cash flow on each system. Management believes positive cash flow on each system should be achieved within four months on average, and does not anticipate it should take any longer than six months at the most. Current company facilities can readily accommodate the approximately 10-12 additional customer service personnel required to service this number of passings. On-site maintenance of the systems will be accomplished using contractors in isolated locations and company personnel in concentrated locations.

                     RESULTS OF OPERATIONS-COMPETITIVE COMPANIES, INC.

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Revenues. Total revenues increased $117,562, or 11.1%, to $1,180,634 for the first nine months of 2000 from $ 1,063,072 for the first nine months of 1999. Approximately 80% of this increase was due to an increase in the volume of sales to multi-dwelling unit customers resulting from our previous acquisition from a competitor of an existing telephone system and rights-of-entry that services two apartment complexes with 706 passings. When we acquired the system, the penetration was at 62%. As of September 30, 2000 penetration had reached 93%. The remaining increase was due to sales to non-multi-dwelling unit customers, and Internet service to both multi-dwelling unit customers and non-multi-dwelling unit customers.

The majority of the revenue for both periods was derived principally from the sale of long distance and local telephone service to multi-dwelling unit subscribers and consisted of:

   - the monthly recurring charge for basic service;

     - usage based charges for local and long distance calls;

     - charges for services, such as call waiting and call forwarding; and

     - to a lesser extent, non-recurring charges, such as charges for additional lines for an existing customer.

The company anticipates an increase in revenue upon merging with Third Enterprise Service Group, Inc. resulting from the merger and revenue from Huntington Telecommunications Partners.

     Gross Margin. Gross margin increased $154,686, or 56.7%, to $427,389 for the first nine months of 2000 from $272,703 for the first nine months of 1999. During the first nine months, gross margin as a percentage of total revenues increased to 36.2% in 2000 from 25.7% in 1999 primarily because of two factors. A substantial portion of the increase (approximately 78%) was due to the negotiation of lower carrier rates from other long distance providers from whom we purchase intrastate, interstate and international service. A portion of the savings related to the reduced rates was passed on to customers to maintain our price competitiveness. Another significant factor that improved the gross margin by approximately 21% was the allocation of the existing direct labor over a larger revenue base. Although we acquired two apartment complexes with an additional 706 passings, and added CLEC and Internet customers we were able to assimilate these without additional customer service representatives, technical support, on-site technicians or management personnel. Management believes that gross margin can continue to be increased over the next year as it acquires the assets of Huntington Telecommunications Partners, and if it acquires additional systems and customers and can increase the number of customers serviced without a directly correlated increase in personnel.

     Other Operating Expenses. Other operating expenses increased $59,435, or 13.9%, to $486,651 in the first nine months of 2000 from $427,216 in the first nine months of 1999. The increase is primarily due to a $43,173 increase in employee compensation and benefits and related addition of a Sales and Marketing Director, $60,000 is stock based compensation to outside consultants, an $18,106 increase in provision for bad debts, and a $38,735 increase in professional fees associated with the negotiations for the buyout and acquisition of current partnerships and costs related to our filing to become a publicly trading company. These increases were partially offset by a $31,485 reduction in occupancy and equipment costs due primarily to the fact that additional computer equipment, relocation and build-out of its new leased facilities occurred in 1999 and very little related expenditures occurred in 2000, and a $69,094 reduction in general and administrative costs due to 39% reduction over the same period in 1999 related to the company's move to a larger, consolidated, leased facility, facility improvements and equipment purchased, and cancellation of agency fees related to cancelled agency agreements. Other operating expenses as a percentage of total revenues increased to 41.2% in the first nine months of 2000 from 40.2% during the same period in 1999 primarily due to the higher costs in the areas discussed above. During the last three months of 2000, management anticipates no additional stock based compensation, and that employee compensation and benefits, and bad debt will increase proportionally. It further anticipates additional professional fees will be incurred as it completes the purchase of the last partnership buyout, and an increase in equipment cost as it increases the number of channels for its multi-dwelling residential cable television customers. The buyout of the last partnership is expected to occur in the first quarter of 2001. It is anticipated that this will require a large portion of the company's cash reserve. At that time, management believes that positive cash flow will be sufficient to maintain operational needs.

     Other Income (Expense), Net. The total other expense-net, decreased by $50,867 for the first nine months of 2000 to $37,232, from total other expense-net of $88,099 for the first nine months of 1999. This resulted in a 57.7% decrease in total other expense-net for the first nine months of 2000 compared to the first nine months of 1999. Interest and other income (expense), net, is related to interest expenses on notes payable and equipment leases, and interest income from financial institutions on the company's cash. During the first nine months of 2000 the company completed two of its leases and purchased the equipment for $1 buyouts. All of the company's leases have a $1 buyout condition. As other leases reach maturity, the company intends to exercise its buyout rights. All other current system leases mature in 2002. In the future, the company may use additional leases to acquire additional systems.

Many securities analysts use the measure of earnings before deducting interest, taxes, depreciation and amortization, also commonly referred to as "EBITDA," as a way of evaluating telecommunications companies and other companies that have inherently high initial capital investment requirements. Telecommunications companies initial capital investments are high due to the expenses incurred in developing their network of switches, securing interconnection agreements, and meeting regulatory requirements. As discussed and projected in Year End 1999 Compared to 1998, the company had EBITDA profit of $47,584 for the first nine months of 2000 versus a loss of $144,000 for the first nine months of 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues. Total revenues increased $173,443, or 13.6%, to $1,452,489 in 1999 from $1,279,046 in 1998. This increase was primarily due to an increase in the volume of sales to multi-dwelling unit customers resulting from its acquisition in mid-1999 from a competitor of an existing telephone system and rights-of-entry that services two apartment complexes with 706 passings.

     The majority of the revenue for both years was derived principally from the sale of long distance and local telephone service to multi-dwelling unit subscribers and consisted of:

     - the monthly recurring charge for basic service;

     - usage based charges for local and long distance calls;

     - charges for services, such as call waiting and call forwarding; and

     - to a lesser extent, non-recurring charges, such as charges for additional lines for an existing customer.

Since the company operates under shared tenant services provisions for the multi-dwelling unit subscribers, it can bundle its local and long distance services. Customers who chose its local calling service are also required to subscribe to its competitively priced long distance services. If the customer does not want its long distance services as part of the bundled service, at his request the company connects his service to the incumbent local exchange carrier who allows him to choose his long distance carrier. As of September 30, 2000, approximately 86% of all multi-dwelling unit subscribers selected the company's bundled service over the incumbent local exchange carrier and another long distance service provider.

     Gross Margin. Gross margin increased $41,399, or 13.1%, to $357,034 in 1999 from $315,635 in 1998 primarily due to an increase in revenues in 1999 associated with the acquisition of the additional 706 passings described above. Gross margin as a percentage of total revenues remained relatively the same at 24.6% in 1999 compared to 24.7% in 1998 since the company's increased penetration of the new acquisition had not yet taken affect.

     Other Operating Expenses. Other operating expenses increased $15,541,463 or 3,341.4%, to $16,006,582 in 1999 from $465,119 in 1998. The increase was primarily attributable to expensing $15,443,277 in performance based preferred stock options that were awarded to management personnel, and other stock based compensation (see Consolidated Financials Statements). Without considering the stock related based compensation expense of $15,443,277, the remaining other operating expenses for 1999 increased 98,186 or 21.1% to $563,305 from $465,119 in 1998. The increase is primarily due to a $26,680 increase in expenses related to the company's move to a larger, consolidated, leased facility, related facilities improvements, and equipment purchases; a $56,171 increase in professional fees associated with the negotiations for the buyout and acquisition of current partnerships and costs related to our filing to become a publicly trading company, an $88,406 increase in general and administrative expenses primarily related to private placement costs, costs associated with filing for competitive local exchange carrier, and interconnection costs for California . These increases were partially offset by a $35,354 reduction in employee compensation and benefits, and a $37,717 reduction in provision for bad debt. Even though the number of employees increased from 10 during 1998 to 12 during 1999, employee compensation was reduced by hiring less expensive replacement personnel. Other operating expenses as a percentage of total revenues increase to 1102.0% in 1999 from 36.4% in 1998 primarily due to 1999 performance based preferred stock options that were awarded to management personnel, and other stock based compensation (see Consolidated Financials Statements). Without considering the stock related based compensation expense, other operating expenses as a percentage of total revenues increased to 38.8% in 1999 from 36.4% in 1998.

     Other Income (Expense), Net. The total other expense-net, increased by $52,435, or 210.5%, to $77,343 in 1999 from $24,908 in 1998. Interest and other income (expense), net, is related to interest expenses on notes payable and equipment leases.

     Income Taxes. In 1999 the company had net operating loss carry forwards of approximately $637,000 for income tax purposes. These carry forwards expire at various times through the year ended December 31, 2019.

     Many securities analysts use the measure of earnings before deducting interest, taxes, depreciation and amortization, also commonly referred to as "EBITDA," as a way of evaluating telecommunications companies and other companies that have inherently high initial capital investment requirements. Telecommunications companies initial capital investments are high due to the expenses incurred in developing their network of switches, securing interconnection agreements, and meeting regulatory requirements. The company had EBITDA loss of $117,490 and $843 (without performance based preferred stock options) for the year ended December 31, 1999 and December 1998, respectively.

     Competitive Companies made capital expenditures of approximately $2,155 and $45,927 during 1998 and 1999, respectively, for property, plant, equipment, software and hardware necessary in conducting its business. It also used capital, raised from the sale of our stock, during 1999 to fund its operations.

     On December 31, 1999, it owned and/or managed switching equipment located in 8 locations servicing 10 multi-dwelling units with a total of 3,975 passings (apartments) consisting of 2,975 telephone passings and 990 cable television passings.

      The company does not expect to continue to experience increasing operating losses and negative EBITDA as a result of its development activities and as it expand its operations. It expects to achieve positive EBITDA by the second half of 2000.

LIQUIDITY AND CAPITAL RESOURCES

      Cash received from operations was primarily from telephone and cable subscriber revenue generated by its telephone and cable TV service at apartment complexes, and administration and billing revenue from management functions it performed for properties owned by partnerships.

     Net cash received from operating activities for the nine months ended September 30, 2000, totaled $8,583.

     Net cash used for investing activities for the nine months ended September 30, 2000, totaled $12,558 and reflects capital expenditures made in support of operations.

     Net cash used in financing activities for the nine months ended September 30, 2000, totaled $ 120,907 primarily reflecting proceeds from issuance of common stock less repayment on notes, capital leases, and stockholder advances

     The company had $ 275,790 of cash and cash equivalents at September 30, 2000, that was a 38.8% increase of $77,082 from $198,708 at September 30, 1999. Over 80% of this increase resulted from additional capital received from issuance of common stock and most of the remainder from positive cash flow realized by the third quarter of 2000. .

     Working capital decreased by $124,882 from $400,672 at December 31, 1999, to $ $275,790 at September 30, 2000. This was primarily due to repayment on notes, capital lease obligations, and stockholder advances. Management believes that proceeds from future stock sales, together with the cash flows from operations and lease financing of telephone switching installations and cable TV headend equipment will be sufficient to meet its working capital needs for at least the next 18 months.

  Year Ended December 31, 1999

      Cash received from operations was from telephone and cable subscriber revenue generated by its telephone and cable TV service at apartment complexes, and administration and billing revenue from management functions it performed for properties owned by partnerships.

     Net cash used in operating activities for the year ended December 31, 1999, totaled $359,836 compared to $165,696 for the year ended December 31, 1998.

     Net cash used for investing activities for the year ended December 31, 1999, totaled $45,972 compared to $2,155 for the year ended December 31, 1998, and reflects capital expenditures made in support of operations.

     Net cash from financing activities for the year ended December 31, 1999, totaled $806,435 compared to $167,851 for the year ended December 31, 1998. Both primarily reflecting proceeds from issuance of common stock.

The company had $400,672 of cash and cash equivalents at December 31, 1999, that was a $400,672 increase over December 31, 1998, and resulted entirely from the private sale of its common stock.

     Management believes that the proceeds from future stock sales, together with the cash flows from operations and lease financing of telephone switching installations and cable TV headend equipment will be sufficient to meet its working capital needs for at least the next 18 months.

             RESULTS OF OPERATIONS-HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.


NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Revenues. Total revenues increased $3,026, or 0.6%, to $549,857 for the first nine months of 2000 from $546,831 for the first nine months of 1999. This increase was due to small changes in calling patterns of customers, and occupancy factors of apartment complexes where its switches are installed.

     Operating Expenses. Operating expenses increased $48901, or 13.2%, to $420,124 in the first nine months of 2000 from $371,223 in the first nine months of 1999. The increase is primarily due to an increase in the cost of telephone long distance and cable services rates.

     Net Loss. The net loss increased by $27,993 for the first nine months of 2000 to $98,168, from a net loss of $70,175 for the first nine months of 1999. This resulted in a 39.9% increase in net loss for the first nine months of 2000 compared to the first nine months of 1999. This resulted from the increase in phone and cable services costs, but was partially offset by small reductions in administration fees, depreciation, commissions, management fees, and bad debt provision, and a larger reduction in related banking charges as the banking function was turned over to Competitive Companies in August 2000.

     Affect of Merger. Competitive Companies management believes that the merger of Huntington Telecommunications Partners, L.P. and Competitive Companies will result in a net reduction in costs due to increase efficiencies in operations. Based on Huntington Telecommunication Partners Statement of Operations for the nine months ending September 30, 2000, management estimates that approximately $100,000 per year in cost avoidance will result from the merger.

Many securities analysts use the measure of earnings before deducting interest, taxes, depreciation and amortization, also commonly referred to as "EBITDA," as a way of evaluating telecommunications companies and other companies that have inherently high initial capital investment requirements. Telecommunications companies initial capital investments are high due to the expenses incurred in developing their network of switches, securing interconnection agreements, and meeting regulatory requirements. Huntington telecommunications Partners had EBITDA loss of $24,659 and an EBITDA profit of $3,471 for the first nine months of 2000 and 1999, respectively. Based on this and an estimated $65,000 in cost avoidance, had the merger with Third Enterprise Service Group, Inc. and Competitive Companies, Inc. occurred on January 1, 2000, management estimates the combined EBITDA profit for the first nine months on 2000 would have been approximately $87,925.

LIQUIDITY AND CAPITAL RESOURCES

      Cash received from operations was primarily from telephone and cable subscriber revenue generated by its telephone and cable TV service at apartment complexes.

     Net cash provided by operating activities for the nine months ended September 30, 2000, totaled $32,714.

     Net cash used for equipment purchases for the nine months ended September 30, 2000,totaled $2,336 and reflects capital expenditures to upgrade cable television equipment.

     Working capital decreased by $2,860 from $51,054 at December 31, 1999, to $48,194 at September 30, 2000, due primarily to the increased costs of phone and cable services provided by Competitive Companies.



                         COMPETITIVE COMPANIES BUSINESS

Competitive Companies seeks to be a premier provider of telecommunications services to residents of multiple dwelling unit buildings, or MDU's - most commonly called apartment complexes, and other users, including business and residential, in primary and secondary metropolitan areas across the United States. Competitive Companies offers an integrated set of telecommunications products and services including

o     Local exchange
o     Local access
o     Domestic and international long distance
o     Enhanced voice, data and internet services

Competitive Companies generally priced these services at a discount of 5% to 10% below the prices charged by the incumbent local exchange carriers.

As a competitive local exchange carrier in each of its markets, Competitive Companies competes primarily with the incumbent local exchange carriers, called ILEC's, such as PacBell, BellSouth and Southwestern Bell, which have historically had a monopoly in providing local, wireline phone service.

The business was founded in 1985 by a management team led by David Kline, Sr., the former President, Chief Operating Officer and co-founder of Superior Communications, Inc, and is now led by his son, David Kline II.

Competitive Companies believes that the Telecommunications Act, by opening the local exchange market to competition, has created an attractive opportunity for new facilities-based competitive local exchange carriers like Competitive Companies. Most importantly, the Telecommunications Act stated that these carriers, known as CLECs, should be able to lease the various elements of the ILEC's' networks, which are necessary for the cost-effective provision of service. This aspect of the Telecommunications Act, which is referred to as "unbundling" the ILEC networks, has enabled Competitive Companies to deploy digital switches with local and long distance capability, and will allow Competitive Companies to lease deployed wire and fiber optic lines from the ILEC's, other CLECs, and other telecommunications companies to connect its switch with the ILEC, other CLECs and the Internet. Once traffic volume growth justifies further capital investment, Competitive Companies may lease fiber or construct its own fiber network.

Competitive Companies has developed procedures, together with a billing and back office systems called Hartline that Competitive Companies believes will facilitate reducing costs, processing large volumes of orders and providing customer service. The Hartline systems enables Competitive Companies to enter, schedule and track a customer's order from the point of sale to the installation and testing of service. It includes:

o     Trouble management
o     Inventory
o     Billing
o     Collection
o     Customer service

Multi-dwelling unit customers are serviced completely by its proprietary Hartline system which does not require electronic bonding with other carriers.

In each state where Competitive Companies operates as a competitive local exchange carrier, Competitive Companies electronically bonds to the ILEC directly. Electronic bonding is the on-line and real-time connection of its operations support systems with those of the ILEC's. This allows Competitive Companies to create service requests on-line, leading to faster installations of residential and business customer orders through a reduction in errors associated with multiple manual inputs. For its business and residential customer, Competitive Companies expects electronic bonding to improve productivity by decreasing the period between the time of sale and the time a customer's line is installed in its network. In addition, Competitive Companies expects that the simplified process will reduce selling, general and administrative costs.

Competitive Companies estimates that there are 60 million MDU passings in the United States. Competitive Companies believes that 20 million of these MDU's have over 100 passings. The MDU market is an emerging telecommunications market.

Competitive Companies business plan covers most of the primary and secondary metropolitan areas in the U.S. Initially, Competitive Companies will concentrate on the western, southwestern, and southern United States. The order in which it develops its market will depend on where it acquires the most lucrative contracts with multi-dwelling unit owners. Of the MDU's with over 100 passings, Competitive Companies estimates that fewer than 1,000,000 are using combined private telephone and television systems. This is based on management's estimates after analyzing a number of other companies that provide combined telephone and television services to MDUs. This number is growing rapidly as other companies are realizing the business and financial advantages of providing multiple services to MDU subscribers.

Each month Competitive Companies receives requests from owners of multi-dwelling units from all over the United States that meet the installation criteria for its switches and service. Signing these contracts is contingent on having sufficient capital to provide for the cost of installing the switching equipment and covering initial negative cash flow until the subscriber base is high enough to cover operating costs. Business and residential access lines will be added in the areas near these switches and services either through its own facilities based switches or through resale interconnection agreements with the ILEC's. As of February 1, 2001, Competitive Companies has installed switches in multi-dwelling unit complexes in three states including California, Mississippi, and Alabama.

Subsidiaries

Unlike many of its competitors, Competitive Companies operates with both a regulated and non-regulated company. One of its subsidiaries, Competitive Communications, Inc., is regulated and its other subsidiary CCI Residential Services, Inc. is unregulated.

Under the Telecommunications Act of 1996, its regulated competitive local exchange carrier or CLEC company, Competitive Communications, can receive significantly discounted prices from the existing or incumbent local exchange carriers and tariffed long distance carriers, thereby reducing its costs compared to the prices Competitive Companies would have to pay without having CLEC status. As a regulated CLEC, Competitive Communications purchases and deploys telephone switching equipment and leases transmission capacity from competitive access providers, called CAPS, other CLECs and incumbent local exchange carriers and long distance carriers then provides telecommunications services to business and residential customers and to CCI Residential Services. In this manner, Competitive Communications can provide CCI Residential Services with certain features such as number portability which are not available to non-CLEC companies. By owning its switches, Competitive Companies is able to better configure its network to provide cost-effective solutions for its customers' telecommunications needs.

By leasing transmission capacity, Competitive Companies can:

o Reduce up-front capital expenditures
o Avoid risks of stranded  investment in under-utilized  cable/fiber  networks
o Enter  markets  and  generate  revenue  and  positive  cash flow more  rapidly
o Negotiate reduced rates since there are normally several cable/fiber suppliers in each market area

Its other subsidiary, CCI Residential Services, is a non-regulated Shared Tenant Service company, and as such, can sign individual agreements with property owners allowing for payments to the property owner of a portion of the revenue CCI Residential receives from the MDU residents on the owner's property, and legally avoid the more onerous tariff filing requirements of CLECs thus reducing administrative and legal costs

Integrated Service Offerings

Competitive Communications as a regulated CLEC

As a CLEC, Competitive Communications focuses principally on providing

    o Business and residential customers with telecommunications services and on providing

    o CCI Residential Services with local and long distance telephone services

It offers the following services in most of its markets:

    o Local and long distance services to business and non-MDU residential customers

    o Calling cards to business and non-MDU residential customers

    o Internet services to business and non-MDU residential customers

    o PC "Lease to Own" program

    o Local area network interconnection

    o Resale of ILEC services

CCI Residential Services as a non-regulated shared tenant service provider

CCI Residential Services provides the following products and services:

    o Local and long distance services to MDU customers

    o Calling cards to MDU customers

    o Internet services to MDU customers

    o Internet content control software

    o PC "Lease to Own" program

    o Cable/satellite television services to MDU customers

    o Wake-up call service

    o Music on hold

Competitive Companies Local Exchange Services

Both subsidiaries offer local telephone services, including local dial tone as well as other features such as:

    o Call forwarding

    o Call waiting

    o Dial back

    o Caller id

    o Speed dialing

    o Calling cards

    o Three way calling

    o E-911

    o Voice mail

By offering dial tone service, Competitive Companies receives originating and terminating access charges for interexchange calls placed or received by its subscribers.

Competitive Companies Interexchange/Long Distance Services

It also offers a full range of:

o Domestic long distance services, such as:

     o Interlata, which are calls that pass from one "local access and transport area" or "lata" to another, and such calls must be carried across the lata boundary by a long-distance carrier
     o Intralata, which is a call that falls within the local service area of a single local telephone company, and

o International long distance services.

     o These services include "1+" outbound calling, inbound toll free service, and such services as calling cards, operator assistance, and conference calling.

Competitive Companies Internet Services

It  also  offers  dial-up  Internet  access  services  via  conventional   modem
connections, and content control software that can be used to filter out selected materials, i.e., pornographic and hate oriented.

Network Deployment

As of February 1, 2001, Competitive Companies was operational in 10 MDU's in California, Mississippi, and Alabama using 8 telephone switches that provide customers with end user call features.

Implementation Of Services

Shared tenant services. To offer shares tenant services to multi-dwelling unit customers, CCI Residential Services must sign a contract with the apartment owner. These are multi-year contracts ranging from 10 to 20 years. They provide for the owner to share in a percentage of the revenue Competitive Companies receives from servicing his complex. The percentage receive may vary for 0% to 11%, based on the total revenue received, the types of services provided, the term of the contract and other negotiated factors. If the complex is being built, Competitive Companies must plan for, have approved, and install underground cabling. If the complex is already built, Competitive Companies must survey the cabling needs and negotiate the use of the cable with the owner.
Competitive Companies must secure state approval to conduct business in the state, establish service from Competitive Communications if it is already a CLEC in the state or negotiate rates with the ILEC until Competitive Communications is certified.

CLEC services. To offer CLEC services in a market, it generally must secure certification from the state regulator and typically must file tariffs or price lists for the services that it will offer. The certification process varies from state to state; however, the fundamental requirements are largely the same.
State regulators require new entrants to demonstrate that they have secured adequate financial resources to establish and maintain good customer service. New entrants must show that they possess the knowledge and ability required to establish and operate a telecommunications network. Competitive Companies has made such demonstrations in California and Mississippi, where Competitive Companies has obtained certificates to provide local exchange and intrastate toll services. Competitive Companies intends to file similar applications in the near future in other states as Competitive Companies contracts for MDU installations.

Before providing local service, a new entrant must negotiate and execute an interconnection agreement with the ILEC. While such agreements can be voluminous and may take months to negotiate, most of the key interconnection issues have now been thoroughly addressed and commissions in most states have ruled on arbitrations between the ILEC's and new entrants. However, interconnection rates and conditions may be subject to change as the result of future commission actions or other changes in the regulatory environment. Under a recent United States Supreme Court ruling, new entrants may adopt either all or portions of an interconnection agreement already entered into by the ILEC and another carrier. Such an approach will be selectively adopted by Competitive Companies to enables Competitive Companies to enter markets quickly while at the same time preserving its right to replace the adopted agreement with a customized interconnection agreement that can be negotiated once service has already been established.

While such interconnection agreements include key terms and prices for interconnection, a significant joint implementation effort must be made with the ILEC in order to establish operationally efficient and reliable traffic interchange arrangements. Such interchange arrangements must include those between the new entrant's network and the facilities of other service providers as well as public service agencies.

Competitive Companies entered into an interconnection agreement with BellSouth which became effective October 1, 1996, and covers nine states including:
Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee. This agreement is presently being renewed. In February 2000 Competitive Companies entered into interconnection agreements with PacBell and GTE in California and are now operating as a CLEC in California. In Mississippi Competitive Companies must upgrade its switch to accommodate LEC special protocol features and have its tariffs approved in order to commence operating as a CLEC.

After the initial implementation activities are completed in a market, it follows an on-going capacity management plan to ensure that adequate quantities of network facilities, such as interconnection trunks are in place, and a contingency plan must be devised to address spikes in demand caused by events such as a larger-than-expected customer sale in a relatively small geographic area.

Sales And Customer Support

Its MDU market is addressed through the direct marketing efforts of its sales and marketing team. Since contracting with an MDU is normally the first step in penetrating a new geographical market, this approach provides Competitive Companies with the opportunity to fully analyze both the MDU and the local market, including both residential and business, for future potential prior to commitment.

Unlike large corporate, government, or other institutional users, most small to medium size businesses have no in-house telecommunications manager. Based on management's previous experience, Competitive Companies believes that a bundled package providing "one-stop shopping" solution offered through its professional sales agent program and coupled with its exceptional customer service will have a competitive advantage in capturing this type of customer's total telecommunications traffic, and eventually produce a significant portion of its revenue.

Sales and marketing approaches in the telecommunications market are market-segment specific, and Competitive Companies believes the following are the most effective approaches with respect to its three primary targeted market segments:

o MDU customers---Competitive Companies uses direct sales, trade journal advertising, referrals, and exhibitor trade shows.

o Small/medium/large businesses customers---Competitive Companies uses both direct sales and professional sales agents that have established business relationships with the prospective customer. In the future, will use local media advertising.

o Residential customers---Competitive Companies uses primarily direct sales including radio advertising, direct marketing and radio to ethnic groups, and MDU customers moving from one of its shared tenant services locations.

Competitive Companies will directly market wholesale Internet services to other competitive local exchange carriers and long distance providers.

The package of comprehensive services it offers are generally not available from the ILEC's, or available only at high prices. By offering a comprehensive package of communications services together with traditional local and long distance services, Competitive Companies believes that Competitive Companies can accelerate its ability to establish new customer accounts and further improve customer retention.

Competitive Companies focuses its marketing activities on areas where Competitive Companies can serve customers through a direct connection using unbundled loops or high capacity circuits connected to its facilities. It generally resells ILEC services only to provide initial service until installation of the switch becomes cost effective and subsequently to provide comprehensive geographical service coverage to customers with multiple sites where the customer is physically connected to its switches and which can be addressed by its facilities-based services. Competitive Companies will resell ILEC services to a few off-switch sites, which can be addressed only by reselling these services.

In California, Competitive Companies is moving to the next stage of its limited build strategy, and have begun marketing its Internet services and residential and business program using agency agreements with an Internet service provider, another CLEC, and independent agents.

Competitive Companies has developed and is implementing an agent program to sell to business and residential customers. By using this approach, it hopes to rapidly increase its market share, particularly among small and medium-sized businesses. Competitive Companies believes that ILEC's have generally neglected to target small and medium-sized business customers. Its sales management team is experienced in managing a large number of agents in the telecommunications and data networking industries.

Additionally,  Competitive  Companies  believes that  Competitive  Companies can
attract  and  retain  highly   qualified  sales  agents  by  offering  them  the
opportunity to:

o Participate in the potential economic returns made available through a results-oriented commission package and stock options

o Market a comprehensive set of products and services and customer care options

o Work with an experienced, success-proven, and customer service oriented company

Customer Service

Competitive Companies may be the only telecommunications service provider not using automated attendants and voice mail in lieu of real people to answer its customer service lines. Competitive Companies plans to maintain this human touch for quality customer service, communications and problem solving for all of its MDU, business, and residential customers.

Future Products and Services

In December 1999 Competitive Companies received its CLEC certification in California and its California tariffs were effective on January 12, 2000. During the first and second quarters of 2000 it limited the number of residential and business customer accounts that Competitive Companies would accept to allow Competitive Companies to modify its order entry and billing systems to accommodate these types of accounts in preparation for its rollout without significant problems. Competitive Companies [began marketing its residential and business local and long distance services in California during September 2000. This service has been primarily provided to MDU customers that have moved out of an apartment complex services by Competitive Companies. As the number of its Internet subscribers increase, it will become cost effective to install its own Internet servers which Competitive Companies anticipates will occur in 2001.

In 2001, Competitive Companies expects to offer dedicated, high-speed Internet access services, including: ISDN, T1, and DSL. Dedicated access services are telecommunications lines dedicated or reserved for use by particular customers.

Integrated Services Digital Network and High Speed Data Services. Beginning in 2000, Competitive Companies expects to offer high-speed data transmission services, such as:

o Wide area network interconnection, which are remote computer communications systems that allow file sharing among geographically distributed workgroups; wide area networks typically use links provided by local telephone companies

o Broadband internet access, known as "wideband," which allows large quantities of data to be transmitted simultaneously.

These services may be provided via frame relay and dedicated point-to-point connections. In order to provide these services, Competitive Companies intends to use leased high capacity connections, such as multiple DS-1, DS-3, T1 or T3 connections, to medium- and large-sized business customers. Competitive Companies may employ DSL and/or ISDN connections over unbundled copper wire connections to MDU's and smaller business users whose telecommunications requirements may not justify such high capacity connections or which are located in areas where T1 connections are not available.

Web Site Design and Hosting Services

Competitive Companies plans to offer web site design services and Web site hosting on its own computer servers to provide customers with a complete, easy to use key solution that gives them a presence on the World Wide Web.

Markets

U.S. Census Bureau data indicates that the United States communications services market, including cable television, but excluding Internet access and content, in 1997 totaled approximately $256 billion in annual revenue. Wireline telecommunications services, other than Internet access and content, purchased by residential users accounted for about 56%, or approximately $143 billion, of the total U.S. market in 1997.

Competitive Companies focuses its primary sales efforts on MDU's with over 100 units. Competitive Companies believes that this market is significant, in that:

o There are over 60 million MDU doors (a single apartment unit, dormitory room, or condominium unit) with each door represents one customer of an MDU.

o     Of these doors, over 20 million are in properties with over 100 units.

Traditional  voice  traffic  accounted  for the  vast  majority  of  residential communications revenue in 1997, with local exchange and exchange access accounting for over half of the total non-residential wireline telecommunications market, excluding Internet access and content. Due to its rapid growth, estimates of data and Internet services revenue are not as well established as those relating to traditional voice traffic communications.

Competitive Companies believes that the rapid opening of the local market to competition, accelerated growth rates in local traffic related to increases in Internet access, the desire for multiple suppliers by large businesses, and the desire for "one-stop shopping" by consumers, presents an opportunity for new entrants to achieve product differentiation and significant penetration into this very large, established market. Success in this environment will, in the opinion of management, depend primarily on speed-to-market, marketing creativity, superior customer service, and a CLEC's ability to provide competitively priced services rapidly and accurately and to issue concise, accurate integrated billing statements.

As a result of the substantial up-front capital requirements necessary to construct metropolitan area fiber networks, CLECs have traditionally limited their initial networks to highly concentrated downtown areas, which limits their ability to provide service to customers in other attractive, but geographically dispersed, markets. When it initially penetrates a market, Competitive Companies does so by signing a contract with an MDU owner. This is done after completing an analysis of the property to include size, class, occupancy turn-over rate, percent of occupancy, and credit profile of tenants; rates charged by ILEC; tenant satisfaction with current telecommunication providers; cable/satellite agreements; potential for passing other carriers traffic; extent of local calling areas; and using FCC and demographic data to determine concentration of potential business and residential customers in the serviced area. Competitive Companies uses this analysis, together with estimates of the costs and potential benefits of addressing particular service areas to:

o     Identify attractive markets
o     Determine the optimal concentration of areas to be served
o     Develop its schedule for deploying and expanding its network

This will enable Competitive Companies to address the most attractive service areas throughout each of its target markets, such as suburban apartment complexes, without having to construct its own fiber network to the customer premises in each of these areas.

Competitive Companies focuses primarily on capturing a significant portion of these customers' local exchange, intraLATA toll, which are the calls that fall within a local service area, and data traffic. Although Competitive Companies will principally target MDU's in markets where Competitive Companies believes Competitive Companies can achieve significant market penetration by providing superior customer care at competitive prices, it augments its core business strategy by offering rebates to MDU owners who sign exclusive contracts with Competitive Companies.

Future Markets

Competitive Companies expects to concentrate its installations in Alabama, Arizona, California, Colorado, Florida, Mississippi, New Mexico, and Texas. The order and timing of deployment may vary and will depend on a number of factors, including MDU contracts acquired, management, the regulatory environment, its results of operations, and the existence of specific market opportunities, such as acquisitions. Competitive Companies may elect not to deploy networks in each such market.

In the majority of its targeted markets, Competitive Companies expects to initially deploy certain switches at MDU's. When certain switches have been deployed at multiple MDU's in an area, Competitive Companies plans to collocate its switch and transmission equipment in or near one of its MDU sites or the ILEC central offices. Over time, Competitive Companies plans to expand its networks throughout selected metropolitan areas to address the majority of the business and residential markets in each area.

Infrastructure

Network Architecture

An important element of its limited build strategy is the installation of certain digital switches at the multi-dwelling unit sites Competitive Companies anticipates having under contract. Switches are readily available from various manufacturers such as Hitachi, Cortelco, and DTI that provide the features required for an MDU customer. As more certain switches are brought on line, Competitive Companies will be able to initiate its hub concept of having a switch, for example: Lucent Series 5ESS(R)-2000 digital switch or DTI DXC, and related equipment at a central location in each market. As of December 31, 1999, Competitive Companies had deployed 8 switches to serve 10 MDU's. Four of these MDU's are in a California area that can be supported by one hub switch. One of these switches is a switch that can be used as a hub switch. Since Competitive Companies has received its California CLEC certification and approved tariffs, Competitive Companies expects to implement its hub switch concept as soon as capital is available.

Initially, Competitive Companies intends to lease local network trunking facilities from the ILEC and/or one or more CLECs in order to connect its switches to major ILEC central offices serving the central business district and outlying areas of business concentrations in each market. The switch will be connected to ILEC tandem switches and certain interexchange carrier points-of-presence, the equivalent of a local phone company's central office. To access the largest number of customers possible without having to lay fiber to each of their premises, it intends to locate access equipment such as integrated digital loop carriers and related equipment in each of the ILEC central offices to which it connects.

As each residential and business customer is signed up, service will be initially provided under CLEC resale of ILEC services. As the customer base in a given area grows, service will be provided by leasing unbundled loops from the ILEC to connect its integrated digital loop carriers located near to or in the serving central office to the customer premise equipment. For large business, or for numerous customers located in large buildings, it may be more cost-effective for Competitive Companies to install certain switches or perhaps a wireless local loop leased from one of the emerging wireless CLECs, to connect the customer(s) to the its network. In either case, Competitive Companies will locate its integrated digital loop carriers or other equipment in the customer's building.

Although Competitive Companies will initially lease its local network transmission facilities, Competitive Companies plans to replace leased capacity with its own fiber optic facilities as and when Competitive Companies experiences sufficient traffic volume growth between its switch and specific ILEC central offices or as other factors make these arrangements more attractive.

Equipment

Competitive Companies will continue to pursue what it refers to as a limited build strategy. Under this strategy, it will

o Purchase and install certain switches in MDU's where Competitive Companies has contracts with the owner of the MDU;

o Locate its hub equipment, switches, in or near one of its MDU sites or the central office facilities of incumbent local exchange carriers; and

o Lease unbundled network elements from the incumbent local exchange carriers or resell services until growth justifies its ownership of additional network assets.

Once traffic volume justifies further investment, Competitive Companies may then lease fiber optic cable or construct its own fiber network.

Competitive Companies believes that this limited build strategy offers a number of economic benefits.

o It allows Competitive Companies to enter into a new market in a six-to nine-month time frame, less than half the 18-24 months generally required under the traditional build first, sell later approach required before the Telecommunications Act established a framework for CLECs to acquire unbundled network elements.

o     It reduces the  initial  capital  requirements  in each  market,  allowing
      Competitive Companies to focus its initial capital resources on the critical areas of sales, marketing and operations support systems, instead of on constructing extensive fiber optic networks to each customer.

Competitive Companies is implementing this limited build strategy in the three states where Competitive Companies is now operating: California, Mississippi, and Alabama. Competitive Companies leases high capacity circuits to connect the central office facilities of incumbent local exchange carriers with its MDU switches.

Competitive Companies believes that by using its own facilities, certain switches at the MDU's and certain hub switches co-located at the MDU or with or near the ILEC, to provide local exchange, local access, and long distance service, Competitive Companies should generate significantly higher gross margins than Competitive Companies could obtain by reselling services provided entirely on another carrier's facilities.

Hartline Billing and Automated Back Office System

For its MDU customers, its processes are automated. For its non-MDU customers, Competitive Companies intends to automate most of the processes involved in switching a customer to its networks. Its goal is to accelerate the time between customer order and service installation, reduce overhead costs and provide exceptional customer service. To achieve this goal, Competitive Companies is continuing to develop and enhance the Hartline System to support the growth of its operations into the non-MDU markets. Competitive Companies has initially used its agency agreements and third party providers to electronically bond with the incumbent local exchange carriers. Recently its staff personnel completed the required training so Competitive Companies can now provide its own electronic bonding to the applicable ILEC's. Competitive Companies intends to have its experienced information technology professionals modify the Hartline system as needed to accommodate any required changes need to interface with the specific ILEC's system. With electronic bonding, Competitive Companies should be able to provide better customer care since Competitive Companies can more readily pinpoint any problems with a customer's order.

Competitive Companies is continually enhancing its proprietary Hartline billing and back office system and procedures for operations support and other functions that Competitive Companies believes provides a significant competitive advantage in terms of cost, processing large order volumes, and customer service. The system is required to enter, schedule, provision, and track a customer's order from the point of sale to the installation and testing of service and includes or interfaces with trouble management, inventory, billing, collection and customer service systems. Its Hartline system provides all the operational requirements to service its MDU customers and Competitive Companies anticipates that Competitive Companies will be able to enhance and modify this system to accommodate future changes in providing telecommunications and bundled services to this market segment.

Order Management

Its sales team and agents will use its two in-house developed customer web sites to enter customer orders on-site and over the Internet. In the future, Competitive Companies plans for the sales team, agents and customer to be able to monitor the status of the order as it progresses through the service initiation process.

Provisioning Management

The existing systems employed by most ILEC's, CLECs and long distance carriers, which were developed prior to the passage of the Telecommunications Act, generally require multiple entries of customer information to accomplish order management, provisioning, switch administration and billing. Upon certification as a CLEC in each state and prior to its becoming electronically bonded to the ILEC's existing systems, its personnel must be trained by the respective ILEC for data entry into their system. Until its personnel are trained and each interface with its system is tested, Competitive Companies will use agency agreements with other CLECs and available third party providers for this provisioning. This method will allow Competitive Companies to rapidly penetrate a new market while simultaneously training its personnel and making any necessary changes to its system to accommodate electronic bonding with the ILEC.

External Interface

Several external interfaces are required to initiate service for a customer. While some of these are automated via gateways from the order management software, the most important interface, those to the ILEC, have generally been accomplished via fax or e-mail. In an effort to make this process more efficient, the ILEC's have implemented electronic bonding between the operations support system of a facilities-based CLEC and an ILEC. There is no standard for the ILEC's, instead each ILEC has their own system. This requires the CLECs to modify their own system to interface with each ILEC as the CLEC initially enters the ILEC's territory. Third party services are available that will provide the ILEC interfaces required to initiate service for its customers.

Network Element Administration

Its Hartline system software provides for administrating each element of its network. Its order management system and the network element manager are integral parts of this system. This feature of the Hartline system ensures data integrity and eliminate redundant data entry.

Customer Billing

Using the Hartline system, Competitive Companies provides its own in-house billing for all of its MDU customers. As it expands its CLEC business into new states the Hartline system will be modified to accommodate state regulatory and tax requirements as Competitive Companies has done in California.

Local and intraLATA billing records are generated by its switches to record customer calling activity. InterLATA billing records are generated by the long distance carrier with whom Competitive Companies has a resale agreement, to record customer calling activity. These records are entered into its Hartline system along with other applicable charges for services rendered in order to calculate and produce bills for its customers.

Regulation

Its telecommunications services business is subject to federal, state and local regulation.

Federal Regulation

The FCC regulates interstate and international telecommunications services, including the use of local telephone facilities to originate and terminate interstate and international calls. Competitive Companies provides such services on a common carrier basis. The FCC imposes certain regulations on common carriers such as the ILEC's that have some degree of market power. The FCC imposes less regulation on common carriers without market power including, to date, CLECs like Competitive Companies. The FCC requires common carriers to receive an authorization to construct and operate telecommunications facilities, and to provide or resell telecommunications services, between the United States and international points.

Under the Telecommunications Act, any entity, including cable television companies and electric and gas utilities, may enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection. Because implementation of the Telecommunications Act is subject to numerous federal and state policy rulemaking proceedings and judicial review there is still uncertainty as to what impact such legislation will have on Competitive Companies.

The Telecommunications Act is intended to increase competition. The act opens the local services market by requiring ILEC's to permit interconnection to their networks and establishing ILEC obligations with respect to:

Reciprocal Compensation

Requires all local exchange carriers to complete calls originated by competing local exchange carriers under reciprocal arrangements at prices based on tariffs or negotiated prices.

Resale

Requires all ILEC's and CLECs to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, ILEC's are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the ILEC in the wholesale offering.

Interconnection

Requires all ILEC's and CLECs to permit their competitors to interconnect with their facilities. Requires all ILEC's to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost, which may include a reasonable profit. At the option of the carrier seeking interconnection, collocation of the requesting carrier's equipment in the ILEC's' premises must be offered, except where an ILEC can demonstrate space limitations or other technical impediments to collocation.

Unbundled Access

Requires all ILEC's to provide nondiscriminatory access to unbundled network elements including, network facilities, equipment, features, functions, and capabilities, at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost, which may include a reasonable profit.

Number Portability

Requires all ILEC's and CLECs to permit users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

Dialing Parity

Requires all ILEC's and CLECs to provide "1+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

Access to Rights-of-Way

Requires all ILEC's and CLECs to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

ILEC's are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, ILEC's remain subject to interconnection obligations established by the FCC and state telecommunication regulatory commissions.

In August 1996, the FCC released a decision establishing rules implementing the ILEC interconnection obligations described above. On July 18, 1997, the Eighth Circuit vacated certain portions of this decision and narrowly interpreted the FCC's power to prescribe and enforce rules implementing the Telecommunications Act. On January 25, 1999, the United States Supreme Court reversed the Eighth Circuit decision and reaffirmed the FCC's broad authority to issue rules implementing the Telecommunications Act, although it did vacate a rule determining which network elements the incumbent local exchange carriers must provide to competitors on an unbundled basis. It, however, will only lease the basic unbundled network elements from the ILEC and therefore Competitive Companies does not expect reconsideration of the unbundling rules to have an adverse effect on its limited build strategy.

Nevertheless, the FCC likely will conduct additional rulemaking proceedings to conform to the Supreme Court's interpretation of the law, and these proceedings may result in further judicial review.

The Telecommunications Act codifies the ILEC's' equal access and nondiscrimination obligations and preempts inconsistent state regulation. The Telecommunications Act contains special provisions that replace prior antitrust restrictions that prohibited the regional Bell operating companies from providing long distance services and engaging in telecommunications equipment manufacturing. The Telecommunications Act permitted the regional Bell operating companies to enter the out-of-region long distance market immediately upon its enactment. Further, provisions of the Telecommunications Act permit a regional Bell operating company to enter the long distance market in its in-region states if it satisfies several procedural and substantive requirements, including:

o Obtaining FCC approval upon a showing that the regional Bell operating company has entered into interconnection agreements or, under some circumstances, has offered to enter into such agreements in those states in which it seeks long distance relief

o    The   interconnection   agreements   satisfy  a  14-point   "checklist"  of
     competitive requirements

o The FCC is satisfied that the regional Bell operating company's entry into long distance markets is in the public interest

To date, several petitions by regional Bell operating companies for such entry have been denied by the FCC, and none have been granted. However, it is likely that additional petitions will be filed in 2000 and it is possible that regional Bell operating companies may receive approval to offer long distance services in one or more states. This may have an unfavorable effect on its business. Competitive Companies is legally able to offer its customers both long distance and local exchange services, which the regional Bell operating companies may not do. This ability to offer "one-stop shopping" gives Competitive Companies a marketing advantage that Competitive Companies would no longer enjoy. See "Competition".

On May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new subsidies for telecommunications and information services provided to qualifying schools and libraries with an annual cap of $2.25 billion and for services provided to rural health care providers with an annual cap of $400 million. The FCC expanded the federal subsidies for local exchange telephone services provided to low-income consumers. Providers of interstate telecommunications service, such as Competitive Companies must pay for a portion of these programs. Its share of these federal subsidy funds will be based on its share of certain defined telecommunications end user revenues. The FCC announced that effective July 1, 1999, it revised its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. Several parties have appealed the May 8, 1999 order. Such appeals have been consolidated and transferred to the United States Court of Appeals for the Fifth Circuit where they are pending.

Competitive Companies is unable to quantify the amount of subsidy payments that Competitive Companies will be required to make or the effect that these required payments will have on its financial condition.

Under authority granted by the FCC, Competitive Companies will resell the international telecommunications services of other common carriers between the United States and international points. In connection with such authority, its subsidiary, Competitive Communications, Inc., has filed tariffs with the FCC stating the rates, terms and conditions for its international services.

With respect to its domestic service offerings, Competitive Communications, Inc. has filed tariffs with the FCC stating the rates, terms and conditions for its interstate services. Its tariffs are generally not subject to pre-effective review by the FCC, and can be amended on one day's notice. Its interstate services are provided in competition with interexchange carriers and, with respect to access services, the ILEC's. With limited exceptions, the current policy of the FCC for most interstate access services dictates that ILEC's charge all customers the same price for the same service. Thus, the ILEC's generally cannot lower prices to those customers likely to contract for their services without lowering charges for the same service to all customers in the same geographic area, including those whose telecommunications requirements would not justify the use of such lower prices. The FCC may, however, alleviate this constraint on the ILEC's and permit them to offer special rate packages to very large customers, as it has done in a few cases, or permit other forms of rate flexibility. The FCC has adopted some proposals that significantly lessen the regulation of ILEC's that are subject to competition in their service areas and provide such ILEC's with additional flexibility in pricing their interstate switched and special access on a central office specific basis; and is considering expanding such flexibility.

ILEC's around the country have been contesting whether the obligation to pay reciprocal compensation to competitive local exchange carriers should apply to local telephone calls from an ILEC's customers to Internet service providers served by competitive local exchange carriers. The ILEC's claim that this traffic is interstate in nature and therefore should be exempt from compensation arrangements applicable to local, intrastate calls. Competitive local exchange carriers have contended that the interconnection agreements provide no exception for local calls to Internet service providers and reciprocal compensation is therefore applicable.

On February 26, 1999, the FCC released a Declaratory Ruling determining that Internet service provider traffic is interstate for jurisdictional purposes, but that its current rules neither require nor prohibit the payment of reciprocal compensation for such calls. In the absence of a federal rule, the FCC determined that state commissions have authority to interpret and enforce the reciprocal compensation provisions of existing interconnection agreements, and to determine the appropriate treatment of Internet service provider traffic in arbitrating new agreements. The FCC requested comment on alternative federal rules to govern compensation for such calls in the future. In response to the FCC ruling, some regional Bell operating companies have asked state commissions to reopen previous decisions requiring the payment of reciprocal compensation on Internet service provider calls. This is the case with BellSouth. In 1999 it modified its agreement with BellSouth to eliminate the payment of reciprocal compensation on Internet service provider calls.

Competitive Companies anticipates that Internet service providers will be among its target customers, and adverse decisions in other state proceedings could limit its ability to service this group of customers profitably. Competitive Companies will limit the switch capacity used for Internet service provider lines to 20%. In addition, given the uncertainty as to whether reciprocal compensation should be payable in connection with calls to Internet service providers, it recognizes such revenue only when realization of it is certain, which in most cases will be upon receipt of cash.

State Regulation

The Telecommunications Act is intended to increase competition in the telecommunications industry, especially in the local exchange market. With respect to local services, ILEC's are required to allow interconnection to their networks and to provide unbundled access to network facilities, as well as a number of other pro-competitive measures.

State regulatory agencies have regulatory jurisdiction when its facilities and services are used to provide intrastate services. A portion of its current traffic may be classified as intrastate and therefore subject to state regulation. Competitive Companies expects to offer more intrastate services, including intrastate switched services, as its business and product lines expand and state regulations are modified to allow increased local services competition. For other than shared tenant services, in order to provide intrastate services, it generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements.

Similar to the FCC, state agencies require Competitive Companies to file periodic reports, pay various fees and assessments, and comply with rules governing quality of service, consumer protection, and similar issues. Although the specific requirements vary from state to state, they tend to be more detailed than the FCC's regulation because of the strong public interest in the quality of basic local exchange service. Competitive Companies intends to comply with all applicable state regulations, and as a general matter do not expect that these requirements of industry-wide applicability will harm its business. However, Competitive Companies cannot assure you that the imposition of new regulatory burdens in a particular state will not affect the profitability of its services in that state.

Local Regulation

Its networks are subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city-by-city and county-by-county basis. If it decides in the future to install its own fiber optic transmission facilities, Competitive Companies will need to obtain rights-of-way over private and publicly owned land. There can be no assurance that such rights-of-way will be available to Competitive Companies on economically reasonable or advantageous terms.

Competition

The telecommunications industry is highly competitive. Competitive Companies believes that the principal competitive factors affecting its business will be pricing levels and clear pricing policies, customer service, accurate billing and, to a lesser extent, variety of services. Its ability to compete effectively will depend upon its continued ability to maintain high quality, market-driven services at prices generally equal to or below those charged by its competitors. To maintain its competitive posture, Competitive Companies believes that Competitive Companies must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect its business performance. Many of its current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than ours, as well as other competitive advantages over Competitive Companies.

In each of the markets Competitive Companies targets, Competitive Companies will compete principally with the ILEC serving that area, such as PacBell, BellSouth, Southwestern Bell, or US WEST. Competitive Companies believes the regional Bell operating companies' primary agenda is to be able to offer long distance service in their service territories. The independent telephone companies have already achieved this goal with good early returns.

Many experts expect the regional Bell operating companies to be successful in entering the long distance market in a few states sometime in 2000. However, that has yet to happen. Competitive Companies believes the regional Bell operating companies expect to offset share losses in their local markets by capturing a significant percentage of the in-region long distance market, especially in the residential segment where the regional Bell operating companies' strong regional brand names and extensive advertising campaigns may be successful.

As a recent entrant in the integrated telecommunications services industry, Competitive Companies has not achieved and do not expect to achieve a significant market share for any of its services. In particular, the ILEC's have long-standing relationships with their customers; have financial, technical and marketing resources substantially greater than ours; have the potential to subsidize competitive services with revenues from a variety of businesses; and benefit from certain existing regulations that favor the ILEC's over Competitive Companies in certain respects. While recent regulatory initiatives, which allow CLECs such as its subsidiary, Competitive Communications, to interconnect with ILEC facilities, provide increased business opportunities for Competitive Companies, such interconnection opportunities have been and likely will continue to be accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the ILEC's.

ILEC's have long-standing relationships with regulatory authorities at the federal and state levels. While recent FCC administrative decisions and initiatives provide increased business opportunities to telecommunications providers such as Competitive Companies, they provide the ILEC's with increased pricing flexibility for their private line and special access and switched access services. In addition, with respect to competitive access services as opposed to switched access services, the FCC recently proposed a rule that would provide for increased ILEC pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the ILEC's are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, the income of competitors to the ILEC's, including Competitive Companies, could be harmed. If future regulatory decisions afford the ILEC's increased access services pricing flexibility or other regulatory relief, such decisions could harm competitors to the ILEC, including Competitive Companies.

Competitive Access Carriers/Competitive Local Exchange Carriers/Interexchange Carriers/ Other Market Entrants

Competitive Companies faces, and expects to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange market such as AT&T, MCI WorldCom, and Sprint, and from other CLECs, resellers of local exchange services, competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, a continuing trend toward consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors to Competitive Companies. For example, WorldCom acquired MFS Communications in December 1996, acquired another CLEC, Brooks Fiber Properties, Inc. in 1997, and subsequently merged with MCI. AT&T acquired Teleport Communications Group Inc., a CLEC, and TeleCommunications, Inc., a cable, telecommunications and high-speed Internet services provider. Ameritech Corporation agreed to merge with SBC Communications; Bell Atlantic agreed to merge with GTE Corporation; and US West agreed to merge with Qwest. These types of consolidations and strategic alliances could put Competitive Companies at a competitive disadvantage.

The Telecommunications Act includes provisions which impose certain regulatory requirements on all local exchange carriers, including competitors such as Competitive Companies, while granting the FCC expanded authority to reduce the level of regulation applicable to any or all telecommunications carriers, including ILEC's. The manner in which these provisions of the Telecommunications Act are implemented and enforced could harm Competitive Companies' ability to successfully compete against ILEC's and other telecommunications service providers.

The changes in the Telecommunications Act radically altered the market opportunity for traditional competitive access providers and CLECs. Due to the fact that most existing competitive access providers/CLECs initially entered the market providing dedicated access in the pre-1996 era, these companies had to build a fiber infrastructure before offering services. Switches were added by most competitive access providers/CLECs to take advantage of the opening of the local market. With the Telecommunications Act requiring unbundling of the local exchange carrier networks, competitive access providers/CLECs will now be able to more rapidly enter the market by installing switches and leasing trunk and loop capacity until traffic volume justifies building facilities. New CLECs will not have to replicate existing facilities and can be more opportunistic in designing and implementing networks.

A number of CLECs have entered or announced their intention to enter into one or more of the same markets as Competitive Companies. Competitive Companies believes that not all CLECs however, are pursuing the same target customers as Competitive Companies. Demographically, business customers are divided into three segments: small, medium and large. Targeted cities are divided into three segments by population: Tier 1, Tier 2 and Tier 3. As would be expected, each CLEC may focus on different combinations of primary and secondary target customers.

Competitive Companies has chosen to focus primarily on MDU's, residential, and small to medium size business customers in large Tier 1 and medium Tier 2 markets. To help distinguish Competitive Companies from competitors who have adopted a similar strategy, Competitive Companies offer potential customers "one-stop shopping" services through a single point of contact---either the agent with whom Competitive Companies has worked in the past or one of its marketing staff. In addition, Competitive Companies is actively pursuing MDU locations throughout all of its target markets which, in combination with its limited build strategy, is expected to allow Competitive Companies to access its markets and provide a greater array of services more quickly than if Competitive Companies was to use a traditional build approach.

Competitive Companies believes the major interexchange carriers, such as AT&T, MCI WorldCom and Sprint, have a two-pronged strategy:

o Keep the regional Bell operating companies out of in-region long distance as long as possible

o    Develop facilities-based and unbundled local service

Competition for Provision of Long Distance Services

The long distance telecommunications industry has numerous entities competing for the same customers and a high average turnover rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. Competitive Companies expects to increasingly face competition from companies offering long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because they do not pay carrier access charges or universal service fees.

Data/Internet Service Providers

The Internet services market is highly competitive, and Competitive Companies expects that competition will continue to intensify. Its competitors in this market will include other Internet service providers, other telecommunications companies, online services providers and Internet software providers. Many of these competitors have greater financial, technological and marketing resources than those available to Competitive Companies.

Competition from International Telecommunications Providers

Under the World Trade Organization agreement on basic telecommunications services, the United States and 72 other members of the World Trade Organization committed themselves to opening their respective telecommunications markets and/or foreign ownership and/or to adopting regulatory measures to protect competitors against anti-competitive behavior by dominant telecommunications companies. Although Competitive Companies believes that this agreement could provide Competitive Companies with significant opportunities to compete in markets that were not previously accessible and to provide more reliable services at lower costs than Competitive Companies could have provided prior to implementation of this agreement, it could provide similar opportunities to its competitors and facilitate entry by foreign carriers into the U.S. market. There can be no assurance that the pro-competitive effects of the World Trade Organization agreement will not harm its business, financial condition and results of operations or that members of the World Trade Organization will implement the terms of this agreement.

Employees

As of December 31, 2000, Competitive Companies had 8 full-time and 4 part-time employees. Competitive Companies believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified employees while maintaining high employee productivity.

None of its  employees are  represented  by a collective  bargaining  agreement.
Competitive   Companies   believes  that   Competitive   Companies  enjoys  good
relationships with its employees.

Legal Proceedings

Competitive Companies' subsidiary is involved in certain arbitration with Personal Communications Spectrum V; an entity in which it has a 10% ownership interest (the "Claimant"). Pursuant to terms of a purchase and sale agreement, the Claimant was obligated to purchase certain cable television and telephone systems (the "Systems") having a cost of approximately $460,000. However, because the Claimant failed to pay the entire purchase price, and fulfill its other obligations under the purchase and sale agreement, the Company has paid approximately $57,000 of System costs and, in addition, incurred approximately $85,000 of costs arising from the maintenance and operation of the Systems. As a result thereof, the Company has asserted their rights to ownership of the Systems, and the Claimant is seeking to recover approximately $403,000 of costs it incurred for the Systems.

In February 2001, the parties reached a settlement agreement whereby in exchange for full title to the Systems, the Company will pay $250,000 cash to the Claimant as full and complete consideration. Management believes that such consideration approximates the fair market value of the Systems.


Facilities

Competitive Companies is headquartered in Riverside, California, where Competitive Companies leases approximately 3,100 square feet of offices and warehouse space. The lease expires in 2002. Competitive Companies leases or is provided at no charge minimal space, from 100 to 200 square feet, for its telecommunications equipment at each of the MDU's where Competitive Companies has systems installed. Competitive Companies leases minimal space, from 100 to 200 square feet, for its telecommunications equipment at each of the MDU's where Competitive Companies has systems installed.

Competitive Companies believes that its leased facilities are adequate to meet its current needs. However, as it begins to deploy additional systems and build its networks, Competitive Companies will need to increase its headquarters office space, add equipment rooms at newly contracted MDU's, and contract for co-location of switching facilities at ILEC's. Competitive Companies anticipates such facilities are available to meet its development and expansion needs in existing and projected target markets for the foreseeable future.

                        COMPETITIVE COMPANIES MANAGEMENT

Competitive Companies' directors, executive officers and directors as of December 31, 2000, are as follows:

NAME                   AGE     TITLE                          SERVED SINCE
----                   ---     -----                          ------------

David Kline II         38      Chairman, C.E.O, President,       1985
                                C.O.O. & Director

Larry Halstead         56      Sec./Treas., C.F.O. &
                               Director                          1996

Michael Godfree        59      V.P.,  Business Development
                               & Director                        1997

Jerald Woods           51      V.P. & Director                   1997

The  following  is  a  brief  summary  of  the  business   experience  of  these
individuals:

David "DK" Kline II, is a co-founder and has served as president, chief operating officer and director since inception. In December 1999 he became the chairman of the board and chief executive officer on the death of his father, David Kline, Sr., who was a co-founder and served as Chairman and Chief Executive Officer from its founding in 1998. From 1996 to the present DK has served as the president of Competitive Communications, Inc., its wholly owned subsidiary, and commenced serving as president of CCI Residential Services, Inc. upon its incorporation in January 2000. From 1992 to 1996, DK served as president stern Telephone & Television, Riverside, California. This was the forerunner company of Competitive Communications, Inc. Western Telephone & Television developed the concept of bundling telephone and cable television service for multi-dwelling units. DK is a factory certified technician on all the telephone systems, voice mail systems and cable headends Competitive Companies usess. DK co-authored and programmed its proprietary billing system. He has engineered and managed the installation of every residential telephone and cable system in its portfolio. DK is knowledgeable in the various interconnections and services supplied by the ILEC's. He negotiates the transport and usage fees with both the LEC and the IXC. On system installations, he coordinates the project with the contractors, property owners and the on-site lease management. DK has a Bachelor of Arts in Chemistry from California Lutheran University, 1984.

Larry Halstead has been Secretary/Treasurer, Chief Financial Officer and Director since inception. He has served in the same capacity for Competitive Communications, Inc. since 1996 and of CCI Residential Services, Inc. since January 2000. From 1994 to 1996 he was Executive Consultant Sales and Marketing for Integrated Cargo Management Systems, Inc., of San Antonio, Texas, where he was responsible for designing, planning, developing, and marketing a satellite and cellular based cargo tracking and monitoring system. His background includes over 30 years in high technology based industries including computers and telecommunications, strategic business planning and development, sales and marketing, regulatory filing, logistics, and system build-out. From 1972 through 1994 he worked for I/O Computing, Long Beach, California, as Sales and Data processing Manager; EECO, Inc. Hotel Systems Division, Santa Ana, California, as Marketing Service Manager and Planning Manager; for Standard Logic, Inc.,
Corona, California, as Marketing Vice President; Compu-Source, El Toro, California, as Vice President Sales & Marketing and Partner; and The Wellington Financial Group, San Antonio, Texas, as Regional Director. While at EECO, Inc. and Standard Logic, Inc. he spearheaded the development of the first system interface between a hotel "private" telephone switch and a point-of-sale system with the hotel front desk computer system allowing for automated and immediate posting of charges to the guest's folio. From 1966 to 1997, Mr. Halstead held a number of command and other key positions in the U.S. Army and the Army Reserve, achieving the rank of Colonel upon retirement in 1997. From 1988 to 1991, he was Deputy Chief of Staff for Logistics for a command covering most of the Western United States. From 1994 to 1997, as the Army's Emergency Preparedness Liaison Officer for Texas, he was responsible for coordinating F.E.M.A. and state emergency requirements with the Texas Adjutant General and the F.E.M.A. Regional Director. Mr. Halstead received a Bachelor of Science in Biology from the University of California, Irvine, 1977. He is a graduate of Air War College in 1987, and is certified as a Logistician by the U.S. Army.

Michael Godfree has been Vice President, Business Development and Director since 1998. He has over fourteen years in the telecommunications industry. Since 1995 Mr. Godfree has been president and a major stockholder of APMSAFE.COM (American Privacy Management, Inc.), a company that develops and sells out of a patented algorithm, encryption products and public key infrastructure solutions for privacy problems on the electronic highway. From 1986 to 1995 he provided telecommunications consulting services to the telecommunications industry through his company, TSC. While at TSC he provided consultation in Federal Communications Commission filing and licensing requirements, and in both wireless and wireline infrastructure development. In 1984 he founded, and from 1984 to 1986, he was president of American National Cellular which was one of the initial private companies in the United States to offer individuals equity ownership in cellular phone infrastructure. Mr. Godfree was educated at Newbattle Abbey College, Dalkeith, Edinburgh, Scotland; Occidental College, Los Angeles; and the University of Sussex, Brighton, England, from which he holds a Bachelor of Arts Degree in Law.

Jerald Woods has been Vice President and Director since 1998. From 1994 to the present he has been an officer and director of APMSAFE.COM (American Privacy Management, Inc.), a company which has developed an encryption technology for the Internet. From 1988 to 1994 he was chairman and director for American Digital Communications, Inc. a public company which was involved in the build out of 220 and 800 Mega Hertz systems. Mr. Woods has over fourteen years of telecommunications experience, and has co-founded five public companies. From 1984 to 1989 he hosted and produced "Breakthroughs in Technology", an investment program specializing in high technology companies, which aired for thirty minutes, five-days per week on Financial News Network (FNN) prior to FNN being acquired by CNBC.

Election of Directors

Its Bylaws provide that the board of directors shall consist of five members until changed by amendment to the articles of incorporation or by amendment to the applicable section of the bylaws, adopted by the majority of the voting power of the corporation. The board of directors voted to delay the filling of the board position vacated by David Kline, Sr. on his death in December 1999 until the merger closes

Executive Compensation


                  The following table sets forth summary information concerning the compensation received for services rendered to Competitive Companies during the years ended December 31, 1999 and 1998, respectively by the Chief Executive Officer. No other executive officers received aggregate compensation during its last fiscal year which exceeded, or would exceed on an annualized basis, $100,000. Other annual compensation consists of health and life insurance premiums and automobile lease payments.

Summary Compensation Table

Annual Compensation

        Name and                                                 All Other
   Principal Position        Year    Salary         Bonus         Annual
                                        (1)                    Compensation
--------------------------  -------  ----------   ----------   --------------
David Kline, Sr.            1999      $ 66,724       $    -        $  11,506
  Chief Executive Officer
David Kline II
  President                 1999      $  8,800                     $    4954
  Chief Executive           2000      $  1,022                     $    4270
  Officer &
  President
(1) Includes other personal items paid on behalf of Mr. Kline, Sr.

On December 23, 1999, the Board of Directors appointed David Kline II to assume the duties of Chairman of the Board and Chief Executive Officer of Competitive Companies, Inc. This was in addition to his duties as President. This appointment resulted from the sudden death of David Kline, Sr. on December 23, 1999.

Employment Agreements

Competitive Companies has entered into five-year employment agreements with its president and secretary which require initial annual base salary of approximately $77,000 and $68,000 respectively, and unless earlier terminated, are subject to automatic extension for an additional period of two years. The officers' annual base salaries will be increased to $130,000 and $115,000, respectively if Competitive Companies is able to raise $1,000,000 of investment certain.

In addition to their annual base salary, both of the executives are entitled to amounts under an executive bonus plan in any fiscal year in which its earnings before taxes and charitable contributions, called PT-PC, is $1,000,000 or more. Under the plan, 6% of the PT-PC is available for executive officers and an additional 6% for non-executive officers to be paid as cash bonuses no less often than annually. Through December 31, 1999, no amounts have been awarded under this plan.

In addition to the base salary, the president and secretary shall be entitled during the employment period to receive such additional benefits as may be provided for them or to which they may become entitled because his position, tenure, salary, age, health or other qualifications make them eligible to participate. Additional benefits means

o Participation in bonus and incentive compensation plans or pools, stock option, bonus, award or purchase plans, retirement plans, and other benefit plans, if any;

o Life, health, medical, dental, accident, and other personal insurance coverage provided for employees or their dependents;

o    Directors' and officers'  liability insurance coverage and charter or bylaw
     provisions  or  contracts   providing  for   indemnification  of  corporate
     personnel or elimination or limitation of their liabilities as such;

o Automobile or related compensation per guidelines approved by the board of directors;

o    Use of its property and facilities and other  perquisites of employment;

o    paid vacation, leave or holidays;

o Any and all other compensation, benefits and perquisites of employment with Competitive Companies, if any, other than base salary; and o Reasonable
     moving  and  personal   expenses  in  connection   with  company   required
     relocations.

The employment of the president and secretary with it terminates on the date of the occurrence of any of the following events:

o     Expiration of the employment period

o     The death of the president or secretary, respectively

o Fifteen days after the date on which Competitive Companies has given the president or secretary written notice of the termination of employment by reason of permanent physical or mental incapacity that prevents him from performing the essential elements of his respective position for a period of six consecutive months or more as determined by a medical professional selected by it, in its sole discretion, and by it acting in good faith

o After five days' written notice to the president or secretary for cause, which shall include only the following:

     o Intentional misconduct or gross negligence by the president or secretary in the course of employment

     o The commission or perpetration by the president or secretary of any fraud against Competitive Companies or others in connection with his employment
     o The commission by the president or secretary of such acts or dishonesty, fraud or misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties

     o Knowingly causing or permitting Competitive Companies to violate any law, which violation shall have a material effect on Competitive Companies

     o The failure to perform, breach, or violation by the president or secretary of any of his material obligations under the agreement which continues after fifteen days' written notice has been given to him by it specifying the failure to perform, breach, or violation

o Upon at least sixty days' advance written notice by the president or secretary

o Upon at least sixty days' advance written notice by it based solely on concurrence of a minimum of 4/5th of the board of directors

In the event the president's or secretary's employment under the employment agreement is terminated for the reasons set forth in bullet points 3 or 6 above, it shall pay the president or secretary an amount equal his then base salary multiplied by twenty-four months and shall continue to provide his medical insurance for a period of twenty four months following such termination.

Upon any termination

o The president's or secretary's estate in the case of death shall immediately be paid all accrued base salary which would otherwise be due and payable and accrued vacation pay, all to the date of termination.

o Benefits accrued under its benefit plans, if any, will be paid in accordance with such plans.

o Bonuses shall be paid at the end of the fiscal year if earned, with the amount prorated by the number of days during the fiscal year the president or secretary was employed.

The president or secretary have agreed that during the term of their respective employment, they will not engage, directly or indirectly, or be interested as director, officer, partner, consultant, principal, shareholder, or otherwise in any firm, corporation, or other entity in the business of developing, producing, distributing, or selling any product competitive with its products in any geographic area in which it engages in the same or similar business without its express written consent.

Compensation of Directors

Competitive Companies has not agreed to pay its directors who are not officers or employees any stated salary, but by resolution of the board a fixed sum and expense of attendance, if any, may be allowed for attendance at each regular and special meeting of the board or its committees. On the date of appointment to the board, each board member or employee board member shall be granted an option to purchase at the fair market value an aggregate of 5,000 shares of Class A common stock. The option shall vest and become exercisable at the rate of 20% per year after the expiration of the first year following the date on which the option is granted and shall be exercisable in full only after the expiration of five 5 years following the date the option was granted.

Executive Bonus Plan (ExBP)

The ExBP Plan for Competitive Communications was adopted in April 1996. The plan is intended to enables it to recruit, reward, retain and motivate employees and to attract and retain outside directors, agents and consultants on a basis competitive with industry practices. Under the plan, 6% of pre-tax-pre-charitable contribution (PT-PC-) for executive officers and an additional 6% PT-PC for non-executive officers will be paid as cash bonuses no less often than annually.

The ExBP Plan will be administered by the board of directors or the compensation committee of the board of directors. The committee has sole authority and discretion under the ExBP Plan to designate eligible participants and determine the conditions and limitations applicable to such awards, if any. The awards may be granted singly or together with other awards, or as replacement of, in combination with, or as alternatives to, grants or rights under the ExBP Plan or other employee benefit plans. Awards under the ExBP Plan may be issued based on past performance, as an incentive for future efforts or contingent upon the future performance. No amounts have been awarded under the Plan.

                       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 1998, Competitive Companies agreed to purchase Competitive Communications, Inc. from Mr. David Kline II for 1,000,000 shares of its Class A, Convertible Preferred Stock. Mr. Kline II owned a 100% equity interest in Competitive Communications. Management believes that the quality and pricing of these assets acquired were comparable to those available from unrelated vendors.

                  COMPETITIVE COMPANIES PRINCIPAL STOCKHOLDERS

    Name                       Number of Shares     Percentage      Percentage
                                                    before Merger   after Merger
--------------------------------------------------------------------------------
       Michael Godfree              275,000              5.6             4.6
--------------------------------------------------------------------------------
       Larry Halstead               325,000              6.6             5.4
--------------------------------------------------------------------------------
       Judy Kline                 1,000,000             20.4            16.6
--------------------------------------------------------------------------------
       David Kline II               750,000             15.3            12.4
--------------------------------------------------------------------------------
       Richard Moore                260,500              5.3             4.3
--------------------------------------------------------------------------------
       Jerald Woods                 213,600              4.4             3.5
--------------------------------------------------------------------------------
    All directors and named       1,563,600             31.9            25.9
    executive officers (as a
    group of 4 persons)
--------------------------------------------------------------------------------

This table is based upon information derived from its stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Competitive Companies believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable before merger percentages are based upon 4,907,061 shares of Common Stock outstanding as of December 31, 2000. Applicable after-merger percentages are based upon 6,032,061 shares of Common Stock outstanding as of December 31, 2000, including the 125,000 shares retained by shareholders of Third Enterprise Service Group and the 1,000,000 shares to be issued to Huntington Partners.

4,000,000 shares of Class A Convertible Preferred Stock were issued to various founding stockholders and management in December 1999. These 4,000,000 shares are convertible into 20,000,000 shares of common stock. Conversion may occur at any time, in whole or in part up to the percentage associated with the achievement of the following events for a period commencing on the date such event was achieved and ending on December 31, 2010.

The conversion events are:

o Achieving 100% increase in the combined number of Company owned MDUs passings and non-MDU customers. (For passings count purposes a passing is an individual apartment in a multi-dwelling unit (MDU) under contract with the Company (not in a Company partnership) for telephone, television or Internet service by the Company or its subsidiaries. The Company had 1,438 Company MDUs as of the issuance date. For non-MDU customer count purposes a non-MDU residential or business customer who has multiple major services, i.e., telephone, Internet, television, is counted once for each major service to which they subscribe. The Company had 2 telephone business customers.) - 50%

o Achieving 10,000 customers in the combined number of Company owned MDUs passings and non-MDU customers - 25%

o Achieving 20,000 customers in the combined number of Company owned MDUs passings and non-MDU customers - 25%

The conversion rate is subject to proportional adjustment in the event of a stock split, stock dividend or similar recapitalization event effecting such shares. Holders of the preferred shares are not entitled to preferential dividend rights, redemption or voting rights, except as may be required by law. They are not entitled to vote on the merger.

Competitive Companies will issued on or before the merger closes 2,440,436 shares of Class B Convertible Preferred Stock to holders of 2,440,436 shares of Class B common stock currently held, entitling persons owning the Class B shares the following:

The stock shall convert into such number or fractional number of shares of common stock based upon the following:

o 1 - the fraction [average of opening bid and ask price on the over the counter bulletin board /$3.00]

     divided by

o the fraction [average of opening bid and ask price on the over the counter bulletin board /$3.00] .

For example, assume average opening bid/ask of $2.00.

1 - 2/3 = 1/3.

1/3 divided by 2/3 = .5

So .5 additional shares of common stock for each share of Class B preferred stock would be issued upon conversion.

Issuance of preferred stock with voting and conversion rights may harm the voting power of the holders of common stock, including voting rights of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. It currently has no plans to issue any additional shares of preferred stock.

Options.

The company currently has 5,295,000 outstanding non-statutory options to the following:

       Name          Number of Option     Exercise Price   Number Currently Exercisable
   David Bower            100,000            $0.001        ***supply
   James Gibson            50,000            $1.00

   Michael Godfree        375,000            $0.001
   Larry Halstead         990,000            $0.001
   James Healey            50,000            $1.00
   Veronica Hernandez       5,000            $0.001
   Vladimir Joncich        30,000            $0.001
   Judy Kline           2,625,000            $0.001
   David Loving            15,000            $0.001
   Heidi Newson             5,000            $0.001
   Russell Preston        155,000            $0.001
   Russell Preston        300,000            $0.85
   Thanh Vu                75,000            $0.001
   Jerald Woods           500,000            $0.001
   Linda Wright            15,000            $0.001
                           ------

   Total                5,290,000

The general terms to exercise the options for all except James Healey and James Gibson are the same. Exercise dates and amounts which can be exercised vary. No options may be exercised until two years after initial grant of the individual option. Options are normally exercisable over a five year period as follows: at the end of:

o     First year - 0%,
o     Second year - 40%
o     Third through fifth year - 20% each year.

Mr. Healey and Mr. Gibson are independent agents for the sale of its products. The options granted require certain levels of performance from them in order for them to exercise each level.

Transfer agent and registrar

The transfer  agent and registrar for its stock is Competitive  Companies,  Inc.
Attn: Larry Halstead, 3751 Merced Drive, Suite A, Riverside, California 92503.

                           ACQUISITION OF ASSETS FROM
                   HUNTINGTON TELECOMMUNICATIONS PARTNERS, LP

On August 7, 2000, Huntington Telecommunications Partners, LP, a California limited partnership, Third Enterprise Service Group, and Competitive Companies entered into an asset purchase agreement. The agreement will close immediately following the closing of the merger.

The agreement covers all the assets of Huntington Partners which are part of the private telephone and cable television systems owned by Huntington Partners and installed under right of entry agreements at four apartment complexes in California. Right of entry agreements include private telephone service to residents at all four complexes that is provided under Shared Tenant Services provisions and cable television for residents at two of the four complexes.

The purchase price payable by Third Enterprise Service Group to Huntington Partners at closing is one million shares of common stock of Third Enterprise Service Group. The initial purchase price will be increased, if at all, as provided in the one million shares of Class B preferred stock to be issued as additional payment for the assets. If the average of the closing bid price for the Third Enterprise Service Group's common stock for the adjustment period is less than $3.00 per share, Third Enterprise Service Group will issue to Huntington Partners additional shares of its common stock so that the total number of shares received by the Huntington Partners, including common stock delivered on account of the Initial purchase price, when valued at the opening price shall have an aggregate nominal value of $3,000,000. If the opening price is $3.00 or over per share, no additional shares shall be issued. For purposes of determining the opening price, purchases of common stock by the Third Enterprise Service Group or its affiliates or persons controlled by the Third Enterprise Service Group or its affiliates shall be disregarded. The adjustment period refers to the five business day period immediately following the closing; provided however, that if trades have not been executed on at least three of those five days, the adjustment period shall be extended until the common stock shall have been traded on at least three days, and the average closing bid price for those three trading days shall be the opening price.

The agreement also provides that the shareholders of Third Enterprise Service Group existing immediately prior to closing shall not be liable for any liabilities attributed to Third Enterprise Service Group, and the parties further agreed not to seek, demand, request or sue such shareholders for any losses caused by or attributed to Third Enterprise Service Group.

The agreement has been approved by Huntington Partnership in accordance with the terms of the partnership agreement. The agreement has been approved by shareholders owning 100% of the stock of Third Enterprise by written consent.

                     THIRD ENTERPRISE SERVICE GROUP BUSINESS

History and Organization

Third Enterprise Service Group is a private Florida corporation formed in April 1999 with no assets or operations originally formed to acquire a private company such as Competitive Companies that desired to become a company that makes current filings pursuant to Section 13 and 15(d) of the Securities Act in order to qualify its stock for listing on the over the counter bulletin board. Competitive Companies' board of directors has elected to meet this requirement through this transaction structure utilizing this registration statement.

Third Enterprise Service Group is not currently a company that is listed for trading on the over-the-counter bulletin board. Before securing approval of an application to be listed on the over-the-counter bulletin board, this registration statement must be declared effective. Public Securities, an NASD market maker, has agreed to file the required form to secure a listing on the over-the-counter bulletin board for the surviving company.

Operations

Third Enterprise Service Group does not engage in any business activities that provide any cash flow. The costs of identifying, investigating, and analyzing the merger with Competitive Companies have been and will continue to be paid with money in Third Enterprise Service Group's treasury or loaned by management. This is based on an oral agreement between management and Third Enterprise Service Group.

Employees

Third Enterprise Service Group has no employees. Its officer and director is engaged in other business activities

Selected Financial Data
The following information concerning our financial position and operations is as of and for the period inception through September 30, 2000.

Total assets                                       $  0
Total liabilities                                     0
Equity                                                0
Sales                                                 0
Net loss                                          7,079
Net loss per share                                 0.00


Properties

Third Enterprise Service Group is using the office of Michael T. Williams,  2503
W. Gardner Ct., Tampa FL, at no cost. Such arrangement is expected to continue only until a business combination is closed, although there is no such agreement between us and Mr. Williams. Third Enterprise Service Group at present owns no equipment, and does not intend to own any.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Third Enterprise Service Group's common stock as of December 31, 2000 by

o Each shareholder  known to own beneficially more than 5% of the common stock
o Each executive officer
o Each director
o All directors and executive officers as a group:

--------------------------------------------------------------------------------
Name                   Number of        Percentage Number of        Percentage
                       Shares           before     Shares           after merger
                       Pre-Merger       merger     Post-Merger
--------------------------------------------------------------------------------
Michael T.                 125,000          100%       125,000          2.1%
Williams(1)
2503 W. Gardner Ct.
Tampa FL 33611
--------------------------------------------------------------------------------
All   directors   and      125,000          100%       125,000          2.1%
named executive
officers   as  a   group
(one person)
--------------------------------------------------------------------------------

This table is based upon information derived from Third Enterprise Service Group's stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Competitive Companies believes that each of the stockholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 125,000 shares of common stock outstanding as of December 31, 2000 and 6,032,061 shares outstanding at the closing of the merger.

In connection with the merger, Third Enterprise Service Group agreed to effect a reverse split in which Mr. Williams' account will own 106,000 shares prior to the closing of the merger. He has agreed to return for no consideration sufficient shares such that the 24,000 shares held by other family are subject won't be affected by this reverse split.

(1) Of these 125,000 shares, 101,000 shares will be owned in the account of Michael Williams and Donna Williams, his wife, as tenants by the entireties. All sales decisions will be made exclusively by an account executive of Raymond James and Associates or his successor.

The remaining shares will be owned in a similar account as follows:

o 2,000 shares owned by Brandon Williams revocable trust. Brandon is the son of Mr. and Mrs. Williams.
o 2,000 shares owned equally by each of 10 of Mr. and Mrs. Williams nieces and nephews and a trust related to a family property in Vermont of which Mr. and Mrs. Williams are a beneficiary.

These shares were gifted by Mr. Williams to these individuals and entity on the date of formation of Third Enterprise Service Group.

Mr. Williams may be deemed Third Enterprise Service Group's founder, as that term is defined under the Securities Act of 1933.

Directors and Executive Officers

The following table and subsequent discussion sets forth information about Third Enterprise Service Group's director and executive officer, who will resign upon the closing of the Competitive Companies merger. Third Enterprise Service Group's director and executive officer was elected to his position in April, 1999.

 Name                            Age           Title

 Michael T. Williams             52            President, Treasurer and Director

Since 1975 Mr. Williams has been in the practice of law, initially with the US Securities and Exchange Commission until 1980, and since then in private practice. Until originally his practice was a business and securities practice until mid 1992, when he commenced a personal injury practice. In September 1997, he closed the personal injury practice and returned full time to a business and securities practice. He was chief executive officer of Florida Community Cancer Centers, Dunedin, FL from 1991-1995. He received a BA from the University of Kansas and a JD from the University of Pennsylvania.

Currently, the almost exclusive basis of his law practice is representing companies seeking to acquire private companies that desire to use a reverse merger utilizing a registration statement filed to make them a reporting company under section 13 and 15(d) of the 1934 Act and thus qualify their stock for listing on the over the counter bulletin board. As such, through his law practice, Mr. Williams is associated with other acquisition companies formed to acquire private companies that meet this criteria.

o     12 have filed a Form 10SB
o     One has filed a Form S-1
o     Eight have filed a Form S-4
o     18 have not filed a Form 10SB
o     5 have not been formed
o     Over 20 additional companies will be administratively dissolved this year

It is anticipated that in the future Mr. Williams firm will not represent blank check companies. Accordingly, it is anticipated that any of the companies already formed but which haven't entered into acquisition agreements will not enter into acquisition agreements unless an acquisition candidate specifically requests to be acquired by an existing rather than a newly-formed acquisition company. In such case, the acquisition candidate will select which of the companies listed below it wants to be acquired by.

Mr. Williams is the founder of and, for administrative purposes only an officer and director of all of the acquisition companies listed above, except for three, for which he is currently the attorney only. His law firm, Williams Law Group, P.A. represents all of these companies. As with Third Enterprise Service Group, no compensation is payable to Mr. Williams individually by these companies. The only fees paid to him have been and will continue to be paid as legal fees to his firm by the acquisition companies.

Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to Third Enterprise Service Group in all capacities during the period ended December 31, 2000, by its executive officer.

Summary Compensation Table

Name   and   Principal    Annual Compensation -
Position                  2000/1999
----------------------    Salary           Bonus     Number of Shares Underlying
                          ------           -----     Options
                                                     -------
Michael T. Williams,      None             None      None
President

Certain Relationships and Related Transactions

as could have been obtained from an unaffiliated party.

Upon formation, Mr. Williams was issued 125,000,000 shares.

Legal Proceedings

 Third Enterprise Service Group is not a party to or aware of any pending or threatened lawsuits or other legal actions.

Indemnification of Directors and Officers

Third Enterprise Service Group's director is bound by the general standards for directors provisions in Florida law. These provisions allow him in making decisions to consider any factors as he deems relevant, including Third Enterprise Service Group's long-term prospects and interests and the social, economic, legal or other effects of any proposed action on the employees, suppliers or Third Enterprise Service Group's customers, the community in which Third Enterprise Service Group operates and the economy. Florida state law limits Third Enterprise Service Group's director's liability.

 Third Enterprise Service Group has agreed to indemnify its director, meaning that it will pay for damages he incurs for properly acting as director. Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy and is therefore, unenforceable.

                DESCRIPTION OF THIRD ENTERPRISE SERVICE GROUP CAPITAL STOCK
--------------------------------------------------------------------------------
                           Authorized Capital Stock    Shares Of Capital Stock
                                                       Outstanding
--------------------------------------------------------------------------------
Common                        50,000,000                  1,000,000
--------------------------------------------------------------------------------
Preferred                     20,000,000                  none
--------------------------------------------------------------------------------


Common stock

Third Enterprise Service Group is authorized to issue 50,000,000 shares of no par common stock. As of December 31, 2000, there were 125,000 shares of common stock outstanding held of record by 13 stockholders. There will be 6,032,061 shares of common stock outstanding held by 125 stockholders after giving effect to the issuance of the shares of common stock under this prospectus/consent solicitation.

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There is no current market for the shares of Third Enterprise.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Options

Third Enterprise will issue options to the current holders of options in Competitive Companies upon the closing of the merger. These options will have the same terms and conditions as the outstanding Competitive Companies' option. There are currently 5,295,000 outstanding options of Competitive Companies, as follows:

  Name          Number of Option     Exercise Price Number Currently Exercisable

  David Bower            100,000            $0.001
  James Gibson            50,000            $1.00
  Michael Godfree        375,000            $0.001
  Larry Halstead         990,000            $0.001
  James Healey            50,000            $1.00
  Veronica Hernandez       5,000            $0.001
  Vladimir Joncich        30,000            $0.001
  Judy Kline           2,625,000            $0.001
  David Loving            15,000            $0.001
  Heidi Newson             5,000            $0.001
  Russell Preston        155,000            $0.001
  Russell Preston        300,000            $0.85
  Thanh Vu                75,000            $0.001
  Jerald Woods           500,000            $0.001
  Linda Wright            15,000            $0.001
                       ---------

  Total                5,290,000

The general terms to exercise the options for all except James Healey and James Gibson are the same. Exercise dates and amounts which can be exercised vary. No options may be exercised until two years after initial grant of the individual option. Options are normally exercisable over a five year period as follows: at the end of:

o     First year - 0%,
o     Second year - 40%
o     Third through fifth year - 20% each year.

Mr. Healey and Mr. Gibson are independent agents for the sale of its products. The options granted require certain levels of performance from them in order for them to exercise each level.

Preferred stock

Third Enterprise Service Group is authorized to issue 20,000,000 shares of preferred stock. There are no shares of preferred stock outstanding. Third Enterprise Service Group has no plans to issue any shares of preferred stock except on a one share for one share basis to the shareholders of Class A and Class B preferred stock of Competitive Companies.

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4,000,000  shares  of  Class  A  convertible   preferred  stock  of  Competitive
Companieswere issued to various founding stockholders and management in December 1999. These 4,000,000 shares are convertible into 20,000,000 shares of common stock. Conversion may occur at any time, in whole or in part up to the percentage associated with the achievement of the following events for a period commencing on the date such event was achieved and ending on December 31, 2010.

The conversion events are:

o Achieving 100% increase in the combined number of Company owned MDUs passings and non-MDU customers. (For passings count purposes a passing is an individual apartment in a multi-dwelling unit (MDU) under contract with the Company (not in a Company partnership) for telephone, television or Internet service by the Company or its subsidiaries. The Company had 1,438 Company MDUs as of the issuance date. For non-MDU customer count purposes a non-MDU residential or business customer who has multiple major services, i.e., telephone, Internet, television, is counted once for each major service to which they subscribe. The Company had 2 telephone business customers.) - 50%

o Achieving 10,000 customers in the combined number of Company owned MDUs passings and non-MDU customers - 25%

o Achieving 20,000 customers in the combined number of Company owned MDUs passings and non-MDU customers - 25%

The conversion rate is subject to proportional adjustment in the event of a stock split, stock dividend or similar recapitalization event effecting such shares. Holders of the preferred shares are not entitled to preferential dividend rights, redemption or voting rights, except as may be required by law. They are not entitled to vote on the merger.

Competitive Companies will issued on or before the merger closes 2,440,436 shares of Class B Convertible Preferred Stock to holders of 2,440,436 shares of Class B common stock currently held, entitling persons owning the Class B shares the following:

The stock shall convert into such number or fractional number of shares of common stock based upon the following:

o 1 - the fraction [average of opening bid and ask price on the over the counter bulletin board /$3.00]

     divided by

o the fraction [average of opening bid and ask price on the over the counter bulletin board /$3.00] .

For example, assume average opening bid/ask of $2.00.

1 - 2/3 = 1/3.

1/3 divided by 2/3 = .5

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So .5  additional  shares of common  stock for each  share of Class B  preferred stock would be issued upon conversion.

Issuance of preferred stock with voting and conversion rights may harm the voting power of the holders of common stock, including voting rights of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. It currently has no plans to issue any additional shares of preferred stock.

Dividends

Third Enterprise Service Group has never paid any dividends and does not expect to do so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent And Registrar

Third Enterprise Service Group is the transfer agent and registrar for Third Enterprise Service Group's common stock.

     COMPARISON OF RIGHTS OF THIRD ENTERPRISE SERVICE GROUP STOCKHOLDERS AND
                       COMPETITIVE COMPANIES STOCKHOLDERS

Because Third Enterprise Service Group will change its state of incorporation, articles and bylaws to be the same as those of Competitive Companies, the rights of stockholders of Competitive Companies will not change as a result of the merger.

                              AVAILABLE INFORMATION

Neither Competitive Companies nor Third Enterprise Service Group are subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, do not file reports, information statements or other information with the Commission. Third Enterprise Service Group has filed with the Commission a registration statement on Form S-4 under the Securities Act. Thus, it will be subject to the reporting requirements of the Exchange Act during the year in which this registration statement is declared effective. These requirements require it to file periodic reports, information statements or other information with the Commission. Thereafter, it will continue to be subject to these requirements by filing a registration statement to register its class of common stock under section 12 of the Exchange Act on Form 8-A. This prospectus/consent solicitation constitutes the prospectus/consent solicitation of Third Enterprise Service Group that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

                                  LEGAL MATTERS

The validity of the shares of Third Enterprise Service Group common stock being offered by this prospectus/consent solicitation and certain federal income tax matters related to the exchange are being passed upon for Third Enterprise Service Group by Williams Law Group, P.A., Tampa, FL. Mr. Williams is the sole officer and director of and owns 125,000 shares pre merger and post merger of the stock of Third Enterprise Service Group.

                                    APPENDIX

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

      (Added to NRS by 1995, 2086)
      NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

      (Added to NRS by 1995, 2087)
      NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation.

      (Added to NRS by 1995, 2087)
      NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

      (Added to NRS by 1995, 2087; A 1999, 1631)
      NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (Added to NRS by 1995, 2087)
      NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

      (Added to NRS by 1995, 2087)
      NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

      (Added to NRS by 1995, 2087)
      NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

      (Added to NRS by 1995, 2087)
      NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

      (Added to NRS by 1995, 2087)
      NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

      (Added to NRS by 1995, 2088)
      NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

     (Added to NRS by 1995, 2088)
     NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.
     1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.
      2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

      (Added to NRS by 1995, 2088)
      NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

      1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

     (a) Consummation of a plan of merger to which the domestic corporation is a party:
          (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or
          (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.
      (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.
      (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.
      2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.
      (Added to NRS by 1995, 2087)
      NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.
      1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

          (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or
          (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:
     (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:
          (I) The surviving or acquiring entity; or
          (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

     (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).
     2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.
      (Added to NRS by 1995, 2088)
      NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.
      1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.
     2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:
     (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and
      (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.
      (Added to NRS by 1995, 2089)
      NRS 92A.410  Notification of stockholders regarding right of dissent.
     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.
      2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.
      (Added to NRS by 1995, 2089; A 1997, 730) NRS 92A.420 Prerequisites to demand for payment for shares.
      1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:
      (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
      (b) Must not vote his shares in favor of the proposed action.
     2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.
     (Added to NRS by 1995, 2089; 1999, 1631)
      NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.
      1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.
      2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:
     (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;
     (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

      (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;
      (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and
      (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.
      (Added to NRS by 1995, 2089)
     NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder. 1. A stockholder to whom a dissenter's notice is sent must:
      (a) Demand payment;
      (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and
     (c) Deposit his certificates, if any, in accordance with the terms of the notice.
     2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
      3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.
      (Added to NRS by 1995, 2090; A 1997, 730)
      NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.
      1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.
      2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
      (Added to NRS by 1995, 2090)
      NRS 92A.460  Payment for shares: General requirements.
      1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:
     (a) Of the county where the corporation's registered office is located; or
     (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.
     2. The payment must be accompanied by:
      (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;
     (b) A statement of the subject corporation's estimate of the fair value of the shares;
     (c) An explanation of how the interest was calculated;
     (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and
     (e) A copy of NRS 92A.300 to 92A.500, inclusive.
      (Added to NRS by 1995, 2090)
      NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.
      1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.
      2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

      (Added to NRS by 1995, 2091)
      NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.
      1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.
      2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.
      (Added to NRS by 1995, 2091)
      NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.
      1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
      2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.
      3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
      4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
     5. Each dissenter who is made a party to the proceeding is entitled to a judgment: (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or
     (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
      (Added to NRS by 1995, 2091)
     NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.
     1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.
      2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

      (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or
      (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.
      3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
      4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.
     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.
     (Added to NRS by 1995, 2092)

  THIRD ENTERPRISE SERVICE GROUP, INC.

  PROSPECTUS/CONSENT SOLICITATION

  4,907,061 shares of common stock

                               TABLE OF CONTENTS

SOLICITATION OF WRITTEN CONSENTS...............................................5
WRITTEN CONSENT................................................................6
SUMMARY........................................................................7
RISK FACTORS...................................................................9
MERGER TRANSACTION............................................................13
COMPETITIVE COMPANIES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS...........................................26
COMPETITIVE COMPANIES BUSINESS................................................26
COMPETITIVE COMPANIES MANAGEMENT..............................................46
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................51
COMPETITIVE COMPANIES PRINCIPAL STOCKHOLDERS..................................51
ACQUISITION OF ASSETS FROM....................................................54
HUNTINGTON TELECOMMUNICATIONS PARTNERS, LP....................................54
THIRD ENTERPRISE SERVICE GROUP BUSINESS.......................................54
DESCRIPTION OF THIRD ENTERPRISE SERVICE GROUP CAPITAL STOCK...................58
COMPARISON OF RIGHTS OF THIRD ENTERPRISE SERVICE GROUP STOCKHOLDERS AND
COMPETITIVE COMPANIES STOCKHOLDERS............................................61
AVAILABLE INFORMATION.........................................................61
EXPERTS.......................................................................61
LEGAL MATTERS.................................................................62

Dealer prospectus/consent solicitation delivery obligation

Until ***, all dealers that effect transactions in these securities, whether or not participating in this Offering, are required to deliver a prospectus/consent solicitation.

PART II

   ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section  607.0850(2)  of the FBCA  provides  that a Florida  corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

        Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

        Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

        Articles and Bylaws. The Company's Articles of Incorporation and the Company's Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

----------     ------------------------------------------------------------     -------
Item #         Description                                                       Page #
----------     ------------------------------------------------------------     -------
   2.1         Plan of Merger COCO & MTW entity                                  *
   2.2         Asset Purchase Agreement                                          **
   3.1a        Articles of Third Enterprise                                      **
   3.11a       By-laws of Third Enterprise                                       **
   3.1b        Amended Articles                                                  **
   3.11b       Amended By-laws                                                   **
   4.1         Rights and preferences of Preferred Stock                         **
   5.1         Legal Opinion                                                     **
   8.1         Tax Opinion                                                       *
   10.01       Partnership Agreement - D Greens                                  **
   10.02       Partnership Agreement - A Gardens                                 **
   10.03       Partnership Agreement - C.Hills                                   **
   10.04       Partnership Agreement - Rollingwood                               *
   10.05a      Partnership Agreement - Trussville                                **
   10.5b       Supply, Services and Management Agreement Trussville              **

   10.06a      Acquisition agreement - GST                                       **
   10.6b       Acquistion Agreement-GST                                          **
   10.6c       Acquistion Agreement-GST                                          **
   10.07       Employment Agreement - L. Halstead                                **
   10.08       OPEN
   10.09       Employment Agreement - DK                                         **
   10.10       Agreement with LCI Quest                                          **
   10.11       Agreement with Inet                                               **
   10.12       Sample Option Agreement - employees                               **
   10.13       Sample Option Agreement - consultants                             **
   10.14       Sample Subscription Agreement - Common Stock                      **
   10.15       Lease Agreement - Office                                          **
   10.16       CLEC License approval Letter - MS                                 **
   10.17       CLEC License approval Letter - CA                                 **
   10.18       Convertible Note - T. Baba & addendum                             **
   10.19       Sample Note Conversion Addendum                                   **
   10.21       Master Option Agreement                                           **
   23.1        Consent of Accountants - KCH                                      *
   23.2        Consent of Accountants - KCH                                      *
   23.3        Consent of Counsel                                                **

* - To be provided here within
** - Previously filed

All other Exhibits called for by Rule 601 of Regulation S-1 are not applicable to this filing.

Information pertaining to common stock is contained in Articles of Incorporation and By-Laws.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to:

1.File,   during  any  period  in  which  it  offers  or  sells  securities,   a
post-effective amendment to this registration statement to:

      i.Include any prospectus/consent solicitation required by section 10(a)(3) of the Securities Act;

      ii.Reflect in the prospectus/consent solicitation any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of
      Registration Fee" table in the effective registration statement. iii.Include any additional or changed material information on the plan of distribution.

2.For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.Respond to requests for information that is incorporated by reference into the prospectus/consent solicitation pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5.Supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly
caused  this  Registration   Statement  to  be  signed  on  its  behalf  by  the
undersigned, thereunto duly authorized, in the City of , State of , on .


                        Third Enterprise Service Group, Inc.

                        By: /s/  MICHAEL T. WILLIAMS.
                        President, Treasurer and Director

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

--------------------------------------------------------------------------------
SIGNATURE                     TITLE                                   DATE
--------------------------------------------------------------------------------
/s/  MICHAEL T. WILLIAMS.     President,   Treasurer   and
                              Director

--------------------------------------------------------------------------------

                           COMPETITIVE COMPANIES, INC.
                                 AND SUBSIDIARY

                     Consolidated Financial Statements as of
                     and for the three and nine months ended
                           September 30, 2000 and 1999
                                   (Unaudited)

                                TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                  Page

      Balance Sheet                                                 F-2

      Statements of Operations                                      F-3

      Statements of Stockholders' Equity                            F-4

      Statements of Cash Flows                                      F-5

      Notes to Financial Statements                                 F-6


--------------------------------------------------------------------------------

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                        CONSOLIDATED BALANCE SHEETS AS OF



                                                         September 30,
                                                             2000        December 31,
     ASSETS                                              (Unaudited)         1999
     ------                                              -------------   -------------

     CURRENT ASSETS:
        Cash and cash equivalents                        $    275,790    $    400,672
        Receivables:
           Accounts,   net  of  allowance  for  doubtful
             $86,569 respectively                             183,387         167,752
           Unbilled                                            23,622          32,002
        Prepaid expenses and other current assets               4,202          10,577
                                                         -------------   -------------
           Total current assets                               487,001         611,003
                                                         -------------   -------------

     PROPERTY AND EQUIPMENT - NET                             572,163         639,779

     OTHER ASSETS                                              63,424          46,085
                                                         -------------   -------------

     TOTAL                                               $  1,122,588    $  1,296,867
                                                         =============   =============

     LIABILITIES AND STOCKHOLDERS' EQUITY

     CURRENT LIABILITIES:
     Accounts payable                                     $    34,930     $   109,717
     Advances from stockholders                                     -          35,766
     Due to Huntington Communications                          35,171               -
     Current maturities of long-term debt                      61,000          70,728
     Current maturities of capital lease obligations           85,000          81,761
     Accrued and other liabilities                             30,459           7,721
                                                         -------------   -------------
           Total current liabilities                          246,560         305,693

     LONG-TERM DEBT (net of current maturities)               292,117         360,812

     CAPITAL   LEASE   OBLIGATIONS   (net   of   current       50,000         117,457
     maturities)                                         -------------   -------------
           Total liabilities                                  588,677         783,962
                                                         -------------   -------------

     COMMITMENTS AND CONTINGENCIES

     STOCKHOLDERS' EQUITY:
     Class A  convertible  preferred  stock,  $0.001
       par value; 4,000,000 shares authorized, issued
       and outstanding with a liquidation value of
       $40,000                                                  4,000           4,000
     Class A common  stock, $0.001 par value,
       46,000,000 shares authorized, 4,912,061 and
       4,852,061 shares issued and outstanding,
       respectively                                             4,912           4,852
     Additional paid-in capital                            16,702,161      16,642,221
     Deficit                                              (16,177,162)    (16,080,668)
     Subscriptions receivable                                       -         (57,500)
                                                         -------------   -------------
          Total stockholders' equity                          533,911         512,905
                                                         -------------   -------------

                            TOTAL                        $  1,122,588    $  1,296,867
                                                         =============   =============

See notes to consolidated financial statements.

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                Nine-Months   Nine-Months  Three-Months  Three-Months
                                  Ended         Ended         Ended        Ended
                                September     September     September    September
                                 30, 2000      30, 1999     30, 2000      30, 1999
                                -----------   -----------  ------------  -----------
REVENUES                        $1,180,634    $1,063,072     $ 386,754    $ 400,369


COSTS OF REVENUES                  753,245       790,369       227,671      285,149
                                -----------   -----------  ------------  -----------

GROSS PROFIT                       427,389       272,703       159,083      115,220
                                -----------   -----------  ------------  -----------

OTHER OPERATING EXPENSES:
   Occupancy and equipment         101,710       133,195        57,491       50,454
   Employee compensation           151,391       108,218        53,262       42,635
   Stock based compensation         60,000             -        60,000            -
   Provision for bad debts          32,455        14,349       (5,773)        4,782
   Professional fees                67,504        28,769        17.636        1,303
   General and administrative       73,591       142,685        13,317       46,928
                                -----------   -----------  ------------  -----------

     Total other operating
       expenses                    486,651       427,216       195,933      146,102
                                -----------   -----------  ------------  -----------


INCOME (LOSS) FROM OPERATIONS      (59,262)     (154,513)      (36,850)     (30,882)
                                -----------   -----------  ------------  -----------

OTHER INCOME (EXPENSE):
   Other income                     9,361             -         8,074            -
   Interest expense               (46,593)      (88,099)      (10,142)     (25,805)
                                -----------   -----------  ------------  -----------
     Total other expense-
       net                        (37,232)      (88,099)       (2,068)     (25,805)
                                -----------   -----------  ------------  -----------

      NET INCOME (LOSS)         $ (96,494)    $(242,612)    $ (38,918)   $ (56,687)
                                ===========   ===========  ============  ===========

NET INCOME (LOSS) PER SHARE:
Basic and diluted               $   (0.02)     $  (0.06)    $   (0.01)    $  (0.01)
                                ===========   ===========  ============  ===========
Weighted average number of
shares - basic and diluted       4,875,000     3,900,000     4,900,000    4,100,000
                                ===========   ===========  ============  ===========

See notes to consolidated financial statements.

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                   (Unaudited)

                          Class A            Class A            Additional
                        Common Stock     Preferred Stock        Paid- in      Accumulated     Subscription
                      Shares   Amount     Shares     Amount     Capital        (Deficit)      Receivable      Total
                     --------  ------   ---------    ------    -----------   -------------    -----------    ---------

Balances at
December 31, 1999   4,852,061  $4,852   4,000,000    $4,000    $16,642,221   $(16,080,668)    $  (57,500)    $ 512,905

Collection of
Subscription
Receivable                  -       -           -         -              -              -         57,500        57,500

Issuance of
common stock
for services           60,000      60           -         -         59,940              -              -        60,000

Net loss for the
nine months ended
September 30, 2000          -       -           -         -              -        (96,494)             -       (96,494)
                     --------  ------   ---------    ------    -----------   -------------    -----------    ----------

Balances at
September 30,
2000                4,912,061  $4,912   4,000,000    $4,000    $16,702,161   $(16,177,162)    $        -     $ 533,911
                     ========  ======   =========    ======    ===========   =============    ===========    ==========



See notes to consolidated financial statements.

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Unaudited)


                                           Nine-Months   Nine-Months  Three-Months  Three-Months
                                              Ended        Ended         Ended        Ended
                                            September    September     September    September
                                            30, 2000      30, 1999     30, 2000     30, 1999
                                           -----------   -----------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                     $  (96,494)   $(242,612)   $  (38,918)   $(56,687)
     Adjustment to reconcile net cash
       used by operating activities:
       Depreciation and amortization           80,174       68,975        25,286      27,650
       Provision for bad debts, net of        (23,405)      14,349       (26,115)     14,349
       Non-cash compensation                   60,000            -        60,000           -
   Changes in assets and liabilities,net:
       (Increase) Decrease in                  16,150      (34,840)       (9,405)    (22,156)
       Decrease in pre-paid expenses            6,375        7,972         6,375          66
       Increase in other assets               (17,339)      (6,479)            -      (6,479)
       (Decrease) increase in accounts
          payable                             (74,787)       8,578         5,929    (116,918)
       Increase in due to Huntington
          Communications                       35,171            -        35,171           -
       (Decrease) increase in accrued
          and other liabilities                22,738      (16,877)       12,318        (794)
       Increase (decrease) in due to
          bank                                      -      (13,675)            -           -
                                           -----------   -----------  ------------  ------------
NET CASH PROVIDED BY  (USED IN)
OPERATING ACTIVITIES                            8,583     (214,609)       70,641    (160,969)
                                           -----------   -----------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES-
      Purchases of property and
          equipment                           (12,558)     (22,258)       (1,755)     (9,441)
                                           -----------   -----------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from issuance of common
          stock,net                            57,500      521,796             -     381,306
      Repayment on notes                      (78,423)     (25,517)       (6,983)    (22,141)
      Repayment on capital lease obligations  (64,218)     (23,739)      (37,000)    (16,625)
      Stockholder advances                    (35,766)     (36,965)      (48,717)    (10,639)
                                           -----------   -----------  ------------  ------------
NET CASH PROVIDED BY (USED IN)
FINANCING ACTIVITIES                         (120,907)      435,575      (92,700)    331,901
                                           -----------   -----------  ------------  ------------
NET (DECREASE) INCREASE IN CASH AND
CASH EQUIVALENTS                             (124,882)      198,708      (23,814)    161,491

CASH AND CASH EQUIVALENTS, BEGINNING
OF PERIOD                                     400,672             -      299,604      37,217
                                           -----------   -----------  ------------  ------------
CASH AND CASH EQUIVALENTS, END OF
PERIOD                                     $  275,790    $  198,708   $  275,790    $198,708
                                           ============  ===========  ============  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION - Interest paid            $   46,593    $   88,099   $   10,142    $ 25,805
                                           ============  ===========  ============  ============


See notes to consolidated financial statements.

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                          NOTES TO FINANCIAL STATEMENTS
             AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                  (Unaudited)

NOTE A - BUSINESS OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

Competitive Companies, Inc. (the "Parent") was incorporated under the laws of the state of Nevada in March 1998. In 1998, the Company acquired all of the assets and assumed all of the liabilities of Competitive Communications, Inc. ("CCI"), which was incorporated under the laws of the state of California in February 1996. CCI is the successor to Western Telephone & Television, which was founded in 1985.

CCI and its Parent (collectively, the "Company") provide telephone, cable television, long distance/interexchange, and public telephone service to customers who live in multi-tenant residential buildings. The Company's operations are located in Riverside, California and approximately 80% of its customers are California residents.

In addition to the above, in January 2000, the Parent formed CCI Residential Services, Inc. This entity, which is a wholly owned subsidiary of the Parent, intends to offer and expand on the residential services currently being provided by CCI, while CCI will focus on developing revenue streams from other services.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X of the Securities and Exchange Commission ("SEC"). Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2000 are not necessarily indicative of the results for the year ended December 31, 2000. The accompanying condensed consolidated financial statements and notes thereto should be read in conjunction with the Company's audited financial statements as of December 31, 1999 and 1998.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ significantly from those estimates.

NOTE B- OTHER RELATED PARTY TRANSACTIONS

The Company periodically borrows funds from various stockholders. At September 30, 2000, advances from stockholders were satisfied. The advances are unsecured, non-interest bearing and due on demand.

The Company provides billing, collection and certain other administrative services, as well as certain telephone and cable services, to Huntington Telecommunications Partners, L.P. ("HTP"), a California limited partnership in which the Company has a 5% limited partnership interest. As consideration for such services, the Company received approximately $48,000 for the nine months ended September 30, 2000. Additionally, the Company sold approximately $160,000 in long distance services to HTP during the nine months ended September 30, 2000.

From the period August 7, 2000 through September 30, 2000, the Company collected revenues and expenses on behalf of HTP resulting in a net payable to HTP of $35,171.

NOTE C - COMMITMENTS AND CONTINGENCIES

Litigation

The Company is involved in certain arbitration with Personal Communications Spectrum V; an entity in which it has a 10% ownership interest (the "Claimant"). Pursuant to terms of a purchase and sale agreement, the Claimant was obligated to purchase certain cable television and telephone systems (the "Systems") having a cost of approximately $460,000. However, because the Claimant failed to pay the entire purchase price, and fulfill its other obligations under the purchase and sale agreement, the Company has paid approximately $57,000 of System costs and, in addition, incurred approximately $85,000 of costs arising from the maintenance and operation of the Systems. As a result thereof, the Company has asserted their rights to ownership of the Systems, and the Claimant is seeking to recover approximately $403,000 of costs it incurred for the Systems.

In February 2001, the parties reached a settlement agreement whereby in exchange for full title to the Systems, the Company will pay $250,000 cash to the Claimant. Because management believes that such consideration approximates the fair market value of the Systems no effect has been given to this proposed settlement transaction in the accompanying consolidated financial statements.

Proposed Common Stock Registration

The Company has entered into an agreement to merge with Third Enterprise Service Group, Inc. ("TESG"). Pursuant to terms of the merger, the Company's stockholders would receive an equal number of shares in TESG, and the stockholder of TESG would retain less than 5% of the Company's outstanding stock after the merger. TESG is an acquisition company with no operations or assets.

In December 1999, a registration statement was filed with the Securities and Exchange Commission for the registration of all the Company's outstanding shares after giving effect to this merger. An amendment is expected to be filed during 2000.

Merger with Huntington Telecommunications Partners, L.P. ("HTP")

In February 2000, the Company and TESG agreed to merge with HTP. The merger agreement was signed August 7, 2000, but will not be completed until after the registration statement becomes effective. As discussed in Note C, the Company provides management and administrative services to HTP, as well as telephone and cable service.

                           COMPETITIVE COMPANIES, INC.
                                 AND SUBSIDIARY

                     Consolidated Financial Statements as of
                             and for the years ended
                           December 31, 1999 and 1998
                                       and
                          Independent Auditors' Report



                               TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                 Page

Independent Auditors' Report                                     F-9

Consolidated Financial Statements:

      Balance Sheet as of December 31, 1999                      F-10

      Statements of Operations for the years ended
          December 31, 1999 and 1998                             F-11

      Statements of Stockholders' (Deficit) Equity for the years
        ended December 31, 1999 and 1998                         F-12

      Statements of Cash Flows for the years ended
          December 31, 1999 and 1998                             F-13

      Notes to Financial Statements                              F-14




--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

To the Stockholders of Competitive Companies, Inc.:

We have audited the accompanying consolidated balance sheet of Competitive Companies, Inc. and subsidiary (the "Company") as of December 31, 1999, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999, and the results of its operations and cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

                               KINGERY, CROUSE & HOHL, P.A.

June 20, 2000 (except as to Note I and J, which is dated February 8, 2001) Tampa, FL
                               F-9

                   COMPETITIVE  COMPANIES, INC. AND SUBSIDIARY

                CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1999

--------------------------------------------------------------------------------

     ASSETS

     CURRENT ASSETS:
        Cash and cash equivalents                                    $  400,672

        Receivables:
           Accounts,  net of allowance for doubtful accounts of
             $86,569                                                    167,752
           Unbilled                                                      32,002
        Prepaid expenses and other current assets                        10,577
                                                                     -----------
           Total current assets                                         611,003

     PROPERTY AND EQUIPMENT - NET                                       639,779

     OTHER ASSETS                                                        46,085
                                                                     -----------

     TOTAL                                                           $1,296,867
                                                                     ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

     CURRENT LIABILITIES:
     Accounts payable                                                $  109,717
     Advances from stockholders                                          35,766
     Current maturities of long-term debt                                70,728
     Current maturities of capital lease obligations                     81,761
     Accrued and other liabilities                                        7,721
                                                                     -----------
           Total current liabilities                                    305,693

     LONG-TERM DEBT (net of current maturities)                         360,812

     CAPITAL LEASE OBLIGATIONS (net of current maturities)              117,457
                                                                     -----------
           Total liabilities                                            783,962
                                                                     -----------

     COMMITMENTS AND CONTINGENCIES

     STOCKHOLDERS' EQUITY:
     Class A  convertible  preferred  stock,  $0.001 par value;
       4,000,000 shares authorized,  issued and outstanding with
       a liquidation value of $40,000                                     4,000
     Class A common stock, $0.001 par value,  46,000,000 shares
       authorized; 4,852,061 shares issued and outstanding                4,852
     Additional paid-in capital                                      16,642,221
     Deficit                                                        (16,080,668)
     Subscriptions receivable                                           (57,500)
                                                                     -----------
            Total stockholders' equity                                  512,905
                                                                     -----------
     TOTAL                                                           $1,296,867
                                                                     ===========


--------------------------------------------------------------------------------

See notes to consolidated financial statements.

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

--------------------------------------------------------------------------------

                                                           1999           1998
                                                       -------------   ------------

  REVENUES                                             $ 1,452,489     $ 1,279,046

  COSTS OF REVENUES                                       1,095,455        963,411
                                                       -------------   ------------

  GROSS PROFIT                                              357,034        315,635
                                                       -------------   ------------

  OTHER OPERATING EXPENSES:
  Stock based compensation expense                       15,443,277              -
  Occupancy and equipment                                   117,584         90,904
  Employee compensation and benefits                        145,974        181,328
  Provision for bad debt                                     23,282         60,999
  Professional fees                                          66,501         10,330
  General and administrative                                209,964        121,558
                                                       -------------   ------------

           Total other operating expenses                16,006,582        465,119
                                                       -------------   ------------

  LOSS FROM OPERATIONS                                  (15,649,548)      (149,484)
                                                       -------------   ------------

  OTHER INCOME (EXPENSE):
       Other income                                               -         85,489
       Interest expense                                     (77,343)      (110,397)
                                                       -------------   ------------
           Total other expense-net                          (77,343)       (24,908)
                                                       -------------   ------------

  NET LOSS                                             $(15,726,891)   $  (174,392)
                                                       =============   ============

  NET LOSS PER SHARE:

  Basic and diluted                                    $     (3.82)    $    ( 0.05)
                                                       =============   ============
  Weighted  average  number  of  shares - basic
  and diluted                                            4,118,000       3,313,000
                                                       =============   ============

--------------------------------------------------------------------------------

See notes to consolidated financial statements.

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                       FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

--------------------------------------------------------------------------------


                       Class A         Class A      Additional
                     Common Stock   Preferred Stock  Paid-in  Accumulated Subscription
                   Shares   Amount   Shares  Amount   Capital  (Deficit)   Receivable   Total
                  -------- -------- -------- ------ ---------- ----------- ----------- ---------

Balances at
January 1, 1998  3,302,700 $3,303   1,000,000 $1,000 $     0   $(179,385)   $      0     $(175,082)

Sale of common      82,000     82                     81,918                                82,000

Contributed
capital                                               15,813                                15,813

Stock issuance
costs                                                (63,701)                              (63,701)

Net loss                                                        (174,392)                 (174,392)
                  -------- -------- -------- ------ ---------- ----------- -----------   ---------
Balances at
December 31,
1998             3,384,700  3,385  1,000,000  1,000   34,030    (353,777)                 (315,362)

Sale of common
stock              885,000    855                    854,145                   (57,500)    797,500

Sale of common
stock at discount
for services       383,852    384                    383,468                               383,852

Issuance of
common stock
for services       119,425    119                    119,306                               119,425

Issuance of
common stock
for conversion
of debt            109,084    109                    108,975                               109,084

Issuance of
options for
services                                             245,000                               245,000

Issuance of Class
A Convertible
Preferred Stock  3,000,000  3,000  14,997,000                                           15,000,000

Stock issuance
costs                                                (99,703)                             (99,703)

Net loss                                                         (15,726,891)          (15,726,891)
                  -------- -------- -------- ------ ----------  ------------  --------- ----------
Balances at
December 31,
1999             4,852,061 $4,852  4,000,000 $4,000 $16,642,221 $(16,080,668) $(57,500) $512,905
                  ======== ======== ======== ====== ==========  ============  ========= ==========

--------------------------------------------------------------------------------

See notes to consolidated financial statements.

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                  FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

--------------------------------------------------------------------------------

                                                             1999           1998
                                                         -------------  -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
       Net loss                                          $(15,726,891)  $  (174,392)

       Adjustment to reconcile net loss to net
       cash used by operating activities:

        Depreciation and amortization                          88,781         63,152
        Provision for bad debts                                23,282         60,999
        Non-cash compensation                              15,443,277              -
        Non-cash interest expense                               9,084         38,023
      Changes in assets and liabilities, net:

        Increase in receivables                              (57,114)        (2,210)
        Decrease in prepaid expenses                            1,876         15,625
        Increase in other assets                              (7,079)              -
        Decrease in inventories                                     -         13,384
        Decrease in accounts payable                        (102,349)      (191,373)
        (Decrease) increase in accrued and other
          liabilities                                        (19,028)          5,161
        (Decrease) increase in due to bank                   (13,675)          5,935
                                                         -------------  -------------
 NET CASH USED IN OPERATING ACTIVITIES                      (359,836)      (165,696)
                                                         -------------  -------------

 CASH FLOWS FROM INVESTING ACTIVITIES-
       Purchases of property and equipment                   (45,927)        (2,155)
                                                         -------------  -------------

 CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from issuance of common stock               1,102,500         97,813
       Proceeds from issuance of convertible debt                   -        100,000
       Proceeds from issuance of long-term debt                     -         81,000
       Repayments of long-term debt                          (60,573)        (3,506)
       Cash paid for stock issuance costs                    (99,703)        (63,701
       Repayments of capital lease obligations              (101,941)          (196)
       Repayments of stockholder advances                    (33,848)       (43,559)
                                                         -------------  -------------
 NET CASH PROVIDED BY FINANCING ACTIVITIES
                                                              806,435        167,851
                                                         -------------  -------------

 NET INCREASE IN CASH AND CASH EQUIVALENTS                    400,672              -

 CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       -              -
                                                         -------------  -------------

 CASH AND CASH EQUIVALENTS, END OF YEAR                    $  400,672       $      -
                                                         =============  =============

 SUPPLEMENTAL DISCLOSURE OF CASH FLOW
     INFORMATION - Interest paid                           $   68,259       $72,374
                                                         =============  =============



--------------------------------------------------------------------------------

See notes to consolidated financial statements.

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                          NOTES TO FINANCIAL STATEMENTS
                  AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Competitive Companies, Inc. (the "Parent") was incorporated under the laws of the state of Nevada in March 1998. In 1998, the Company acquired all of the assets and assumed all of the liabilities of Competitive Communications, Inc. ("CCI"), which was incorporated under the laws of the state of California in February 1996. CCI is the successor to Western Telephone & Television, which was founded in 1985.

As consideration for the acquisition of CCI, the Parent issued 3,302,700 shares of its Class A common stock and 1,000,000 shares of its Class A convertible preferred stock to management and ownership of CCI. Because the management of CCI and the Parent were effectively the same, the combination has been accounted for in accordance with an interpretation of Accounting Principles Board Opinion No. 16, entitled "Transfers and Exchanges Between Companies Under Common Control." This interpretation requires the assets and liabilities so transferred to be accounted for at historical cost in a manner similar to that used in pooling of interests accounting. Accordingly, the accompanying consolidated financial statements reflect the combination as if it had been completed on January 1, 1998.

CCI and its Parent (collectively, the "Company") provide telephone, cable television, long distance/interexchange, and public telephone service to customers who live in multi-tenant residential buildings. The Company's operations are located in Riverside, California and approximately 80% of its customers are California residents.

In addition to the above, in January 2000, the Parent formed CCI Residential Services, Inc. This entity, which is a wholly owned subsidiary of the Parent, intends to offer and expand on the residential services currently being provided by CCI, while CCI will focus on developing revenue streams from other services.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Company's financial statements are prepared using the accrual method of accounting.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent and CCI. Significant inter-company balances and transactions have been eliminated in consolidation.

Revenue Recognition

Revenues are recognized in the month in which the service is provided.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ significantly from those estimates.

Financial Instruments

The Company believes the book value of their cash and cash equivalents, receivables, accounts payable and accrued and other liabilities approximates their fair values due to their short-term nature. In addition, management believes the book value of their notes payable, long-term debt and capital lease obligations approximates their fair values as the current interest rates on such items approximate rates at which similar types of lending and/or borrowing arrangements could be currently negotiated by the Company.

Long-Lived Assets

The Company periodically reviews its long-lived assets for indications of impairment. If the value of an asset is considered impaired, an impairment loss would be recognized. At December 31, 1999, management believes all of its long-term assets are recoverable.

Property and Equipment

Property and equipment are stated at cost. Major additions are capitalized, while minor additions and maintenance and repairs which do not extend the useful life of an asset are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the assets' estimated useful lives of five to ten years.

Income Taxes

Income taxes are accounted for under the liability method. Under the liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the tax bases of assets and liabilities and their financial statement carrying amounts. Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date. Temporary differences between financial and taxable reporting arise primarily from certain stock based compensation (stock based compensation arising from the Class A Preferred Stock is considered to be a permanent difference) which is included in the determination of net loss, but is not reported for tax return purposes until the exercise and or sale of such securities.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, and receivables. The Company maintains substantially all of its cash and cash equivalents at one FDIC insured institution. At December 31, 1999, approximately $334,000 of cash and cash equivalents were not covered by FDIC insurance.

With respect to accounts and unbilled receivables, the Company performs ongoing credit evaluations of its customers and has certain collection measures in-place to limit the potential for significant losses. Substantially all of the receivables included in the accompanying consolidated balance sheet were recovered subsequent to December 31, 1999.

The Company purchases a significant portion of its local and long distance telephone line capacity, as well as its cable television capacity from three vendors. Management performs ongoing negotiations with other vendors and believes that given the competitive nature of the industry it could obtain similar agreements with other vendors.

A significant portion of the Company's revenues are derived from agreements which give the Company the right to sell telephone and cable television service to the tenants of various apartment complexes. The agreements, which expire between 2003 and 2005, require the Company to pay a commission up to 11% of telephone and cable television revenue to the applicable apartment complex owner.

Advertising

Advertising costs are expensed as incurred.

Comprehensive Income

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 established reporting and disclosure requirements for comprehensive income and its components within the financial statements. The Company's comprehensive income components during the years ended December 31, 1998 and 1999 was not significant.

Loss Per Common Share

The Company computes net loss per share in accordance with Statement of Financial Accounting Standards Board Statement No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the periods. The weighted average number of common shares outstanding during the years ended December 31, 1999 and 1998 approximated 4,118,000 and 3,313,000, respectively. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. Common stock equivalents existing at December 31, 1999 and 1998 are not included in the per share calculations because they are anti-dilutive.

The following table reflects the total number of common shares which were issued (in the case of Convertible Debt - see Note E) or would be issued upon conversion of the following securities:

                                          Cumulative #       Cumulative
                                          of Shares as     # of Shares as of
                                           of December       December 31,
                                            31, 1999            1998
                                         --------------  ------------------

   Convertible Debt                                   0             100,000
   Convertible Class A Preferred Stock       20,000,000           5,000,000
   Stock Options                              5,295,000           4,745,000

Stock-Based Compensation

The Company has adopted SFAS No 123, "Accounting for Stock-Based Compensation" which requires companies to recognize as expense the fair value of all stock-based awards on the date of grant, or continue to apply the provisions of Accounting Principles Board Opinion No. 25 and provide pro-forma net income
(loss) earnings per share disclosure for employee stock option grants and all other stock-based compensation as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to apply the provisions of SFAS 123.

Statement of Cash Flows

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

NOTE C - SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

During the year ended December 31, 1998 the Company acquired property and equipment of approximately $34,000 through a capital lease agreement.

During the year ended December 31, 1999, non-cash investing and financing activities were as follows:

o The Company acquired property and equipment of approximately $207,500 through the issuance of a note payable.

o 100,000 shares of Class A common stock were issued as consideration for conversion of certain long-term debt having a principal balance of $100,000.

NOTE D - PROPERTY AND EQUIPMENT-NET

Property and equipment consists of the following at December 31, 1999:

                                                                     Amount

      Telecommunications equipment and computers                  $ 762,040
      Vehicles                                                       61,000
      Furniture, fixtures and improvements                           20,216
                                                              --------------
                                                                    843,256

      Less accumulated depreciation and amortization                203,477
                                                              --------------

      Property and equipment-net                                  $ 639,779
                                                              ==============


NOTE E - STOCKHOLDERS' EQUITY

In addition to the issuance of common and preferred shares issued in connection with the acquisition of CCI, (see Note A), in 1998 the Company issued 82,000 shares of its common stock at a price of $1.00 per share pursuant to a private placement of securities. During the year ended December 31, 1999, common and preferred shares were issued as follows:

Class A Common Stock

o 855,000 shares were sold for $1.00 per share pursuant to a private placement of securities.

o 383,852 shares were sold for $305,000 (an average of approximately $0.80 per share) pursuant to a private placement of securities. Because the fair value of the stock at such time was considered to be $1.00 per share, the discount of $0.20 per share, or $78,852, was recorded as stock-based compensation expense in the accompanying consolidated statement of operations.

o 119,425 shares were issued in exchange for services provided to the Company. Because the fair value of the stock at the time was considered to be $1.00 per share, $119,425 has been recorded as stock-based compensation expense in the accompanying consolidated statement of operations.

o 100,000 shares were issued as consideration for conversion of certain long-term debt having a principal balance of $100,000. In addition, the Company issued 9,084 shares to an investor as consideration for interest expense. In connection with the conversion of such debt, the Company has agreed to register its shares through a filing with the Securities and Exchange Commission and to issue additional shares to such holders if the initial opening price is below $3.00.

Class A Convertible Preferred Stock

3,000,000 shares of Class A Convertible Preferred Stock were issued to various founding stockholders and management in December 1999. Upon the occurrence of certain events, these shares are convertible into 15,000,000 shares of common stock; accordingly, $15,000,000 of stock based compensation has been recorded as of December 31, 1999. Conversion may occur at any time, in whole or in part up to the percentage associated with the achievement of certain future events for a period commencing on the date such event was achieved and ending on December 31, 2010.

The conversion rate is subject to proportional adjustment in the event of a stock split, stock dividend or similar recapitalization event effecting such shares. Holders of the preferred shares are not entitled to preferential dividend rights, redemption or voting rights, except as may be required by law.

Incentive and Non-Statutory Stock Option Plan

The Board of Directors has reserved 7,500,000 shares of its common stock for issuance under its Incentive and Non-Statutory Stock Option Plan (the "Plan"). Generally, incentive options are granted at an exercise price equal to the fair value of the Company's common stock (as determined by the Board of Directors) at the date of grant. In accordance with the provisions of SFAS 123, 500,000 options issued in 1999 to certain consultants for services rendered have resulted in the Company recording $245,000 of stock-based compensation in the accompanying 1999 consolidated statement of operations.

Incentive options require two-years of continued employment before exercise, and have 20% vesting schedules thereafter, in which full vesting occurs immediately prior to the expiration of five years following the date the incentive option is granted. As such, none of the options listed below were vested and/or exercisable at December 31, 1999 or 1998.

                                               Options Outstanding
                                        -----------------------------------
                                        Number of Shares    Price Per Share

Optionns outstanding at January 1,
  1998                                                 0

Options granted at date of
  incorporation                                4,745,000     $      0.001
                                        ------------------  ---------------

Options outstanding at December 31,
  1998                                         4,745,000            0.001
     Options granted                             200,000            0.001
     Options granted                             300,000             0.85
     Options granted                              50,000             1.00
                                        ------------------  ---------------
  Options outstanding  at December 31,
    1999                                       5,295,000    $0.001 to 1.00
                                        ==================  ===============

Each of the options expires on the earlier of the date specified in the option agreement, or the tenth anniversary of the date of grant. Any incentive option not subject to this provision is designated as being a non-statutory option. Whenever an outstanding option is terminated (other than by exercise), the shares of common stock relating to such option are to be restored to the Plan and be available for the grant of other options under the Plan.

NOTE F- LONG-TERM DEBT

Long-term debt consists of the following at December 31, 1999:

Note payable to Frontier Communications Services, Inc.,
bearing interest at 10% with monthly principal and interest
payments of $3,500 through March 15, 2003.  The note is
secured by the telecommunications equipment purchased with the
proceeds of the note.                                                   $ 98,472

Note  payable  to  Frontier  Communications   Services,   Inc.,
bearing  interest at 10% with  monthly  principal  and interest payments of $3,000  through June 25, 2001.  The note is secured
by  the   telecommunications   equipment   purchased  with  the           59,415
proceeds of the note.

Unsecured note payable to stockholder, bearing interest at 11.5%
and requiring monthly principal and interest installments of
$684.44 through October 23, 2014.                                         57,901

Note  payable  to  GST  Universal,   Inc.   requiring  interest
payments  only of  $1,728.75  (at 10%)  through May 10, 2004 at which time all  principal  and unpaid  interest is due in full.
The  note  is  secured  by  the  telecommunications   equipment          207,450
purchased with the proceeds of the note.

Other Notes                                                                8,300
                                                                      ----------
                                                                         431,540

Less current maturities                                                   70,728
                                                                      ----------

Long-term debt                                                         $ 360,812
                                                                      ==========

Scheduled maturities of long-term debt as of December 31, 1999 are as follows:

      Years Ending

      December 31,                                                      Amounts

         2000                                                          $ 70,728
         2001                                                            58,547
         2002                                                            35,820
         2003                                                             8,794
         2004                                                           210,450
         Thereafter                                                      47,201
                                                                     -----------
         Total                                                        $ 431,540
                                                                     ===========


NOTE G- OTHER RELATED PARTY TRANSACTIONS

The Company periodically borrows funds from various stockholders. At December 31, 1999, advances from stockholders were $35,766. The advances are unsecured, non-interest bearing and due on demand.

The Company provides billing, collection and certain other administrative services, as well as certain telephone and cable services, to Huntington Telecommunications Partners, L.P. ("HTP"), a California limited partnership in which the Company has a 5% limited partnership interest. As consideration for such services, the Company received approximately $108,000 for the year ended December 31, 1999. Additionally, the Company sold $242,000 in long distance services to HTP during the year ended December 31, 1999.

NOTE H- INCOME TAXES

During the years ended December 31, 1999 and 1998, the Company recognized losses for both financial and tax reporting purposes. Accordingly, no provision for income taxes has been included in the accompanying consolidated statements of operations. The significant components of the Company's deferred income tax asset as of December 31, 1999, assuming an effective income tax rate of 39%, are approximately as follows:

       Stock-based  compensation                                 $ 173,000
       Net operating loss carryforwards                            248,500
                                                               ------------
                                                                   421,500

       Valuation allowance                                        (421,500)
                                                               ------------
       Deferred income tax asset - net                         $         0
                                                               ============


The Company established a valuation allowance to fully reserve the net deferred income tax asset as of December 31, 1999 as the realization of the asset did not meet the required asset recognition standard established by SFAS 109. As a result thereof, no benefit for income taxes has been recorded in the accompanying consolidated statement of operations.

At December 31, 1999, the Company had net operating loss carryforwards of approximately $637,000 for income tax purposes. These carryforwards expire at various times through the year ended December 31, 2019.

NOTE I - COMMITMENTS AND CONTINGENCIES

The Company leases its operating facility under a non-cancelable operating lease. Future minimum lease payments required are approximately as follows:

      Years Ending
      December 31,                                                     Amounts

      2000                                                           $  25,300
      2001                                                              26,300
      2002                                                              20,300
                                                                   ------------
      Total                                                          $  71,900
                                                                   ============

Total rent expense for 1999 and 1998 approximated $18,300 and $20,550, respectively.

The Company is also obligated under various capital leases. Future minimum lease payments required under such leases are as follows:

      Years Ending
      December 31,                                                    Amounts

      2000                                                           $  98,259
      2001                                                             107,370
      2002                                                              36,945
                                                                   ------------
      Total minimum lease payments                                     242,574
      Less amount representing interest                                 43,356
                                                                   ------------
      Present value of future minimum lease payments                   199,218
      Less current maturities                                           81,761
                                                                   ------------

      Capital lease obligations - net of current maturities          $ 117,457
                                                                   ============

Employment Agreements

The Company has entered into five-year employment agreements with its President and Secretary which require initial annual base salary of approximately $77,000 and $68,000 respectively, and unless earlier terminated thereto, are subject to automatic extension for an additional period of two years. The officers' annual base salaries will be increased to $130,000 and $115,000, respectively if the Company is able to raise $1,000,000 of investment proceeds.

In addition to their annual base salary, both of the executives are entitled to amounts under an executive bonus plan in any fiscal year in which earnings before taxes and charitable contributions ("PT-PC") of the Corporation is $1,000,000 or more. Under the plan, 6% of the PT-PC is available for executive officers and an additional 6% for non-executive officers to be paid as cash bonuses no less often than annually. Through December 31, 1999, no amounts have been awarded under this plan.

Litigation

The Company is involved in certain arbitration with Personal Communications Spectrum V; an entity in which it has a 10% ownership interest (the "Claimant"). Pursuant to terms of a purchase and sale agreement, the Claimant was obligated to purchase certain cable television and telephone systems (the "Systems") having a cost of approximately $460,000. However, because the Claimant failed to pay the entire purchase price, and fulfill its other obligations under the purchase and sale agreement, the Company has paid approximately $57,000 of System costs and, in addition, incurred approximately $85,000 of costs arising from the maintenance and operation of the Systems. As a result thereof, the Company has asserted their rights to ownership of the Systems, and the Claimant is seeking to recover approximately $403,000 of costs it incurred for the Systems.

In February 2001, the parties reached a settlement agreement whereby in exchange for full title to the Systems, the Company will pay $250,000 cash to the Claimant. Because management believes that such consideration approximates the fair market value of the Systems no effect has been given to this proposed settlement transaction in the accompanying consolidated financial statements.

NOTE J- SUBSEQUENT EVENTS

Proposed Common Stock Registration

The Company has entered into an agreement to merge with Third Enterprise Service Group, Inc. ("TESG"). Pursuant to terms of the merger, the Company's stockholders would receive an equal number of shares in TESG, and the stockholder of TESG would retain less than 5% of the Company's outstanding stock after the merger. TESG is an acquisition company with no operations or assets.

In December 1999, a registration statement was filed with the Securities and Exchange Commission for the registration of all the Company's outstanding shares after giving effect to this merger. An amendment is expected to be filed during 2000.

Merger with Huntington Telecommunications Partners, L.P. ("HTP")

In February 2000, the Company and TESG agreed to merge with HTP. The merger agreement was signed August 7, 2000, but will not be completed until after the registration statement becomes effective. As discussed in Note C, the Company provides management and administrative services to HTP, as well as telephone and cable service.

--------------------------------------------------------------------------------

                          HUNTINGTON TELECOMMUNICATIONS
                                 PARTNERS, L.P.

                           Financial Statements as of
                     and for the three and nine months ended
                           September 30, 2000 and 1999
                                   (Unaudited)

                                TABLE OF CONTENTS

                                                                Page

      Balance Sheet                                               F-25

      Statements of Operations                                    F-26

      Statement of Partners' Capital                              F-27

      Statements of Cash Flows                                    F-28

      Notes to Financial Statements                               F-29

                           HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                                       BALANCE SHEETS AS OF


                                                     September
                                                        30,        December
                                                       2000           31,
                                                     Unaudited       1999
                                                    ------------  -----------
 ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                        $   48,194   $  83,244
    Accounts receivable, net of allowance for
      doubtful accounts of $65,700 and
      $60,000                                            53,981      70,925
    Due from Competitive Companies                       35,171           -
                                                    ------------  -----------
      Total current assets                              137,346     154,169

TELECOMMUNICATIONS EQUIPMENT AND COMPUTERS
      (net of accumulated depreciation and
      amortization of $966,306 and
      $892,797)                                         107,190     178,363
                                                    ------------  -----------

      TOTAL                                          $  244,536   $ 332,532
                                                    ============ ===========

LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES-
      Accounts payable                               $   65,195   $  55,023

PARTNERS' CAPITAL                                       179,341     277,509
                                                    ------------ -----------

TOTAL                                                $  244,536  $  332,532
                                                    ============ ===========




See notes to financial statements.

                  HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                 Three-         Three-
                       Nine-Months  Nine-Months  Months         Months
                          Ended        Ended     Ended          Ended
                        September    September   September    September 30,
                        30, 2000     30, 1999    30, 2000        1999
                       -----------  -----------  ----------   ------------

REVENUES               $  549,857    $ 546,831   $ 200,595     $ 183,134
                       -----------  -----------  ----------   ------------

OPERATING EXPENSES:
  Phone and cable         420,124      371,223     146,847       119,648
  Administration fees -
    related party          47,237       48,277       6,579         7,303
  Depreciation and
    amortization           73,509       73,646      24,503        24,977
  Commissions              35,554       36,365      11,127        11,526
  Management fees -
    related party          15,538       16,149       5,102         5,392
  Provision for bad debts   5,700       10,520       1,700         4,000
  Other                    50,363       60,826       8,667        15,134
                       -----------  -----------  ----------   ------------
                          648,025      617,006     204,525       187,980
                       -----------  -----------  ----------   ------------

NET LOSS               $  (98,168)   $ (70,175)  $  (3,930)    $  (4,846)
                       ===========  ===========  ==========   ============



See notes to financial statements.

                  HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                         STATEMENT OF PARTNERS' CAPITAL
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                   (Unaudited)


                                     General Partner  Limited Partners    Total
                                      -------------    --------------  -------------
BALANCES, DECEMBER 31, 1999            $ (189,998)       $ 467,507       $ 277,509

Net loss                                  (24,542)         (73,626)        (98,168)
                                      -------------    --------------  -------------
BALANCES, SEPTEMBER 30, 2000           $ (214,540)       $ 393,881       $ 179,341
                                      =============    ==============  =============


See notes to financial statements.

                  HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                                 Three-
                                         Nine-Months                             Months
                                           Ended     Nine-Months  Three-Months    Ended
                                         September     Ended        Ended       September
                                            30,      September     September       30,
                                           2000      30, 1999      30, 2000       1999
                                         ----------- -----------  ------------  ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
                                         $(98,168)   $ (70,175)   $ (3,930)     $ (4,846)
Adjustments to reconcile net loss to
  net cash provided by operating
  activities:
     Depreciation and amortization         73,509       73,646      24,503        24,977
     Provision for bad debts                5,700       10,520       1,700         4,000
     Changes in current assets and
      liabilities:
         Decrease (increase) in accounts
           receivable                      11,244          225         744        (7,060)
         Increase in due from Competitive (35,171)           -     (35,171)            -
         Increase (decrease) in accounts
           payable                         10,172        7,781         112          (126)
                                         ----------- -----------  ------------  ---------
NET CASH PROVIDED BY OPERATING
ACTIVITIES                                 32,714       21,997     (12,042)      (16,945)
                                         ----------- -----------  ------------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES -
Purchase of equipment                      (2,336)           -           -             -
                                         ----------- -----------  ------------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES -
Distributions to partners                       -            -           -             -
                                         ----------- -----------  ------------  ---------

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS                          (35,050)      21,997     (12,042)      (16,945)

CASH AND CASH EQUIVALENTS, BEGINNING OF
THE PERIOD                                 83,244       29,057      60,236        34,109
                                         ----------- -----------  ------------  ---------

CASH AND CASH EQUIVALENTS, END OF THE
PERIOD                                   $ 48,194    $  51,054    $ 48,194      $ 51,054
                                         =========== ===========  ============  =========



See notes to financial statements.

                  HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000
                                   (Unaudited)


NOTE A - FORMATION AND NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Huntington Telecommunications Partners, L.P. (the "Partnership") was formed as a limited partnership under the laws of the state of California on February 11, 1994. The Partnership, which provides telephone and cable television hookups for four apartment complexes located in the cities of Fremont, Hayward, Fair Oaks and San Jose, California, owns wiring, telephone switching equipment, and satellite reception equipment located within each apartment complex. Pursuant to applicable federal and state law, tenants have the right to use a telephone service provider other than the Partnership. Tenants do not have a right to utilize another cable television provider other than the Partnership.

The Partnership's operating and capital structure are governed by a Limited Partnership Agreement (the "Agreement") between KBL Investment Company, L.P. ("KBL" or the "General Partner") and various limited partners (the "Limited Partners"), who have the made capital contributions, and have partnership interests, as follows:

                                                       Partnership Capital
                                 Interest                Contributions

The General Partner                 25.0%                   -

The Limited Partners                75.0%                 $1,250,000

Pursuant to terms of the Agreement, operating and capital losses are allocated among the General and Limited Partners (collectively the "Partners") in accordance with their respective partnership interests. Operating income and capital gains are to be allocated to the Partners as follows: (1) in proportion to their partnership interests until such allocations exceed prior losses; (2) 1% to the General Partner, and 99% to Limited Partners until they have received a cumulative non-compounded 10% preferred return on their net investor capital and (3) in proportion to their respective partnership interests. The preferred return will be accounted for as a reclassification of capital between the General and Limited Partners accounts if and when the General Partner has available basis. The cumulative preferred cash return not paid and or transferred between the Partners' capital accounts approximated $700,000 at September 30, 2000.

Cash generated from operations is distributable to the Partners in the following priority: (1) 1% to the General Partner, and 99% to Limited Partners until they have received a cumulative non-compounded 10% preferred return on their net investor capital and (2) in proportion to their respective partnership interests. The Agreement contains different distribution priorities if distributions result from a "Non-Terminating Capital Transaction" (as defined), or arise from the original incurrence or refinancing of any indebtedness.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have bee prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X of the Securities and Exchange Commission ("SEC"). Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2000 are not necessarily indicative of the results for the year ended December 31, 2000. The accompanying condensed consolidated financial statements and noted thereto should be read in conjunction with the Company's audited financial statements as of December 31, 1999.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ significantly from those estimates.

NOTE B - RELATED PARTY TRANSACTIONS

KBL provides management services to the Partnership. As consideration for such services, KBL receives a monthly fee of 3% of the Partnership's revenues. The total amount expensed, and paid, under this arrangement during the nine months ended September 30, 2000 approximated $5,000. In addition to such fees, KBL is reimbursed for direct costs incurred on behalf of the Partnership.

As discussed in Note B, COCO provides all of the Partnership's long distance services. In turn, COCO purchases all of such services from Qwest Communications. Total long distance services purchased from COCO approximated $160,000 during the nine months ended September 30, 2000; such amount is included in phone and cable services in the accompanying statement of operations.

In addition, COCO provides billing, collection and certain other administrative services, to the Partnership. As consideration for such services, COCO received approximately $48,000 for the nine months ended September 30, 2000.

From the period August 7, 2000 through September 30, 2000, the COCO collected revenues and expenses on behalf of Partnership resulting in a net receivable from COCO of $35,171.

An affiliate of the general partner provides space for the Partnership at no charge. No value has been ascribed to such occupancy expenses in the accompanying statement of operations, as the amounts were not considered significant.

NOTE C - SUBSEQUENT EVENT

In February 2000, the Partnership, Third Enterprise Service Group, Inc. ("TESG") and COCO agreed to merge. The merger agreement was signed August 7, 2000, but will not be completed until after the registration statement becomes effective. TESG is an acquisition Company, with no operations or assets.

                          HUNTINGTON TELECOMMUNICATIONS
                                 PARTNERS, L.P.

                           Financial Statements as of
                             and for the year ended
                              December 31, 1999
                                       and
                          Independent Auditors' Report




                                TABLE OF CONTENTS

--------------------------------------------------------------------------------


                                                          Pages

Independent Auditors' Report                               F-33

Financial Statements as of and for the year ended December 31, 1999:

   Balance Sheet                                           F-34

   Statement of Operations                                 F-35

   Statement of Partners' Capital                          F-36

   Statement of Cash Flows                                 F-37

   Notes to Financial Statements                           F-38

--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

To the Partners of Huntington Telecommunications Partners, L.P.:

We have audited the accompanying balance sheet of Huntington Telecommunications Partners, L.P. (the "Partnership"), as of December 31, 1999, and the related statements of operations, partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

Kingery, Crouse & Hohl, P.A.

July 21, 2000 (except as to Note E, which is dated February 8, 2001) Tampa, Florida

                           HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                              BALANCE SHEET AS OF DECEMBER 31, 1999

--------------------------------------------------------------------------------


                          ASSETS

    CURRENT ASSETS:
      Cash and cash equivalents                                $    83,244
      Accounts receivable, net of allowance for                     70,925
      doubtful accounts of $60,000
                                                                 ----------
            Total current assets                                   154,169

    TELECOMMUNICATIONS EQUIPMENT AND COMPUTERS
            (net of accumulated depreciation and
      amortization of $892,797)                                    178,363
                                                                 ----------

      TOTAL                                                    $   332,532
                                                                 ==========


            LIABILITIES AND PARTNERS' CAPITAL

    CURRENT LIABILITIES-
      Accounts payable                                         $    55,023

    PARTNERS' CAPITAL                                              277,509
                                                                 ----------

    TOTAL                                                      $   332,532
                                                                 ==========


--------------------------------------------------------------------------------

See notes to financial statements.

                           HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                                     STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED DECEMBER 31, 1999

------------------------------------------------------------------------------


REVENUES                                                        $ 715,063
                                                                  --------

OPERATING EXPENSES:
  Phone and cable services                                        447,273
  Administration fees - related party                             107,854
  Depreciation and amortization                                    99,907
  Commissions                                                      46,327
  Management fees - related party                                  21,616
  Provision for bad debts                                          14,520
  Other                                                            17,746
                                                                  --------
                                                                  755,243
                                                                  --------
NET LOSS                                                        $ (40,180)
                                                                  ========




-------------------------------------------------------------------------------

See notes to financial statements.

                          HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                                 STATEMENT OF PARTNERS' CAPITAL
                              FOR THE YEAR ENDED DECEMBER 31, 1999

--------------------------------------------------------------------------------

                                           General        Limited
                                           Partner        Partners         Total
                                         -------------  --------------  -------------

BALANCES, DECEMBER 31, 1998              $   (179,953)  $    522,642    $    342,689

Net loss                                      (10,045)       (30,135)        (40,180)

Distributions                                       -        (25,000)        (25,000)
                                         -------------  --------------  -------------

BALANCES, DECEMBER 31, 1999              $   (189,998)  $    467,507    $    277,509
                                         =============  ==============  =============


--------------------------------------------------------------------------------

See notes to financial statements.

                        HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                                     STATEMENT OF CASH FLOWS
                               FOR THE YEAR ENDED DECEMBER 31, 1999

--------------------------------------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                        $   (40,180)
    Adjustments to reconcile net loss to net cash
    provided by operating activities:
         Depreciation and amortization                                   99,907
         Provision for bad debts                                         14,520
         Changes in current assets and liabilities:
               Increase in accounts receivable                           (5,562)
               Increase in accounts payable                              10,502
                                                                     -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                79,187
                                                                     -----------
CASH FLOWS FROM FINANCING ACTIVITIES -
    Distributions to partners                                           (25,000)
                                                                     -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                54,187

CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR                         29,057
                                                                     -----------

CASH AND CASH EQUIVALENTS, END OF THE YEAR                          $    83,244
                                                                     ===========




-------------------------------------------------------------------------------

See notes to financial statements.

                        HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                          NOTES TO FINANCIAL STATEMENTS
                       AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999

--------------------------------------------------------------------------------

NOTE A - FORMATION AND NATURE OF OPERATIONS

Huntington Telecommunications Partners, L.P. (the "Partnership") was formed as a limited partnership under the laws of the state of California on February 11, 1994. The Partnership, which provides telephone and cable television hookups for four apartment complexes located in the cities of Fremont, Hayward, Fair Oaks and San Jose, California, owns wiring, telephone switching equipment, and satellite reception equipment located within each apartment complex. Pursuant to applicable federal and state law, tenants have the right to use a telephone service provider other than the Partnership. Tenants do not have a right to utilize another cable television provider other than the Partnership.

The Partnership's operating and capital structure are governed by a Limited Partnership Agreement (the "Agreement") between KBL Investment Company, L.P. ("KBL" or the "General Partner") and various limited partners (the "Limited Partners"), who have the made capital contributions, and have partnership interests, as follows:

                                 Partnership                  Capital
                                 Interest                Contributions

The General Partner                 25.0%                   -

The Limited Partners                75.0%                 $1,250,000

Pursuant to terms of the Agreement, operating and capital losses are allocated among the General and Limited Partners (collectively the "Partners") in accordance with their respective partnership interests. Operating income and capital gains are to be allocated to the Partners as follows: (1) in proportion to their partnership interests until such allocations exceed prior losses; (2) 1% to the General Partner, and 99% to Limited Partners until they have received a cumulative non-compounded 10% preferred return on their net investor capital and (3) in proportion to their respective partnership interests. The preferred return will be accounted for as a reclassification of capital between the General and Limited Partners accounts if and when the General Partner has available basis. The cumulative preferred cash return not paid and or transferred between the Partners' capital accounts approximated $615,000 at December 31, 1999.

Cash generated from operations is distributable to the Partners in the following priority: (1) 1% to the General Partner, and 99% to Limited Partners until they have received a cumulative non-compounded 10% preferred return on their net investor capital and (2) in proportion to their respective partnership interests. The Agreement contains different distribution priorities if distributions result from a "Non-Terminating Capital Transaction" (as defined), or arise from the original incurrence or refinancing of any indebtedness.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership's financial statements are prepared using the accrual method of accounting.

Revenue Recognition

Revenues are recognized in the month in which the service is provided.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ significantly from those estimates.

Financial Instruments

The Partnership believes the book value of their cash and cash equivalents, accounts receivable and accounts payable approximates their fair values due to their short-term nature.

Telecommunications Equipment and Computers

Telecommunications equipment and computers are recorded at cost. Depreciation and amortization are computed using the double declining method over the assets' estimated useful lives of seven years. Major repairs or replacements are capitalized, whereas maintenance, repairs and minor replacements are charged to operations as incurred.

Long-Lived Assets

The Partnership periodically reviews its long-lived assets for indications of impairment. If the value of an asset is considered impaired, an impairment loss would be recognized.

At December 31, 1999, management believes all of the Partnership's long-lived assets are recoverable.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Partnership considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Income Taxes

No provision or benefit for income taxes is included in the accompanying financial statements since taxable income or loss passes through to, and is reportable by, the Partners.

Concentrations of Credit Risk

Financial instruments that potentially subject the Partnership to significant concentrations of credit risk consist principally of receivables, which effectively arise from residents of four apartment complexes located in Northern California. The Partnership performs ongoing credit evaluations of its customers and has certain measures in place to limit the potential for significant losses. Substantially all of the net receivables included in the accompanying balance sheet were recovered subsequent to December 31, 1999.

The Partnership purchases all of its local telephone line capacity from Pacific Bell, all of its long distance line capacity from Competitive Companies, Inc. ("COCO"), a 20% partner in KBL (see Note C) and all of its cable television capacity from Netlink International.

NOTE C - RELATED PARTY TRANSACTIONS

KBL provides management services to the Partnership. As consideration for such services, KBL receives a monthly fee of 3% of the Partnership's revenues. The total amount expensed, and paid, under this arrangement during the year ended
December 31, 1999 approximated $21,000. In addition to such fees, KBL is reimbursed for direct costs incurred on behalf of the Partnership; no such costs were incurred by, and/or reimbursed to KBL by the Partnership during the year ended December 31, 1999.

As discussed in Note B, COCO provides all of the Partnership's long distance services. In turn, COCO purchases all of such services from Qwest Communications. Total long distance services purchased from COCO approximated $242,000 during the year ended December 31, 1999; such amount is included in phone and cable services in the accompanying statement of operations.

In addition, COCO provides billing, collection and certain other administrative services, , to the Partnership. As consideration for such services, COCO received approximately $108,000 for the year ended December 31, 1999.

An affiliate of the general partner provides space for the Partnership at no charge. No value has been ascribed to such occupancy expenses in the accompanying statement of operations, as the amounts were not considered significant.

NOTE D - COMMITMENTS

The Partnership has agreements with four apartment complexes giving it the right to sell telephone and cable television service to the tenants of the apartment complexes. Each agreement requires that the Partnership pay a commission, currently between 8% and 10% of telephone revenue and 10% of cable television revenue, to the apartment complex owner. The agreements expire between 2003 and 2005.

NOTE E - SUBSEQUENT EVENT

In February 2000, the Partnership, Third Enterprise Service Group, Inc. ("TESG") and COCO agreed to merge. The merger agreement was signed August 7, 2000, but will not be completed until after the registration statement becomes effective. TESG is an acquisition Company, with no operations or assets.

--------------------------------------------------------------------------------

                        THIRD ENTERPRISE SERVICE GROUP, INC.

                INDEX TO SEPTEMBER 2000 QUARTERLY FINANCIAL STATEMENTS


            Financial Statements (unaudited)

            Balance Sheets as of September 30, 2000 and December 31, 1999.. F-43

            Statements of Operations for the three and nine month periods ended September 30, 2000 and the period April 6, 1999
            (date of  incorporation) to September 30, 1999 and 2000........ F-44

            Statement of Stockholders' Equity for the nine months
            ended September 30, 2000....................................... F-45

            Statement of Cash Flows for the three and nine months ended September 30, 2000 and the period April 6, 1999 (date of incorporation)  to September 30, 1999 and 2000................  F-46

            Notes to Financial Statements.................................. F-47

                        THIRD ENTERPRISE SERVICE GROUP, INC.

                        (A Development Stage Enterprise)

                                  BALANCE SHEET

     ---------------------------------------------------------------------------


                                                      September 30,   December
                                                          2000        31, 1999
     ASSETS                                            (Unaudited)   (Unaudited)
     ------                                            -----------   -----------

     TOTAL ASSETS                                        $     -       $     -
                                                       ===========   ===========


     LIABILITIES AND STOCKHOLDERS' EQUITY

        TOTAL LIABILITIES                                $     -       $     -
                                                       -----------   -----------

     STOCKHOLDERS' EQUITY:
       Common stock - no par value: 50,000,000 shares
        authorized; 1,000,000 shares issued and
        outstanding                                           79            79
       Preferred stock - no par value: 20,000,000
        shares authorized; no shares issued and
        outstanding                                            -             -
       Additional paid in capital                          7,000         4,000
       Deficit accumulated during the development stage   (7,079)       (4,079)
                                                       -----------   -----------
            Total stockholders' equity                         -             -
                                                       -----------   -----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $     -       $     -
                                                       ===========   ===========




     ---------------------------------------------------------------------------
     SEE NOTES TO FINANCIAL STATEMENTS.

                            THIRD ENTERPRISE SERVICE GROUP, INC.

                              (A Development Stage Enterprise)

                                  STATEMENTS OF OPERATIONS
                                        (Unaudited)

     ---------------------------------------------------------------------------



                                                                    Period         Period
                                                                   April 6,       April 6,
                                           Six       Three        1999 (date     1999 (date
                                          Months     Months           of             of
                                          Ended      Ended       incorporation)incorporation)
                                       September 30, September 30, to September   to Septembr
                                          2000       2000          30, 1999        30, 2000
                                        --------- -----------   -------------  -------------

     EXPENSES:
       Professional fees and expenses     $ 3,000  $ 1,000       $   3,000       $   7,000
       Organizational costs                     -        -              79              79
                                        --------- -----------   -------------  -------------

     NET LOSS                             $ 3,000  $ 1,000       $   3,079       $   7,079
                                        ========= ===========   =============  =============

     NET LOSS PER SHARE                   $  0.00  $  0.00       $    0.00       $    0.00
                                        ========= ===========   =============  =============



     ---------------------------------------------------------------------------
     SEE NOTES TO FINANCIAL STATEMENTS.

                       THIRD ENTERPRISE SERVICE GROUP, INC.

                        (A Development Stage Enterprise)

                        STATEMENT OF STOCKHOLDERS' EQUITY
                     For the nine months ended September 30, 2000
                                   (Unaudited)

--------------------------------------------------------------------------------


                                                                    Deficit
                                                                  Accumulaated
                                                      Additional   During the
                                Common Stock          Paid in     Development
                              Shares       Value       Capital        Stage         Total
                             ---------    --------   -----------   -----------   -----------

Balances,December 31, 1999   1,000,000   $     79     $   4,000    $    (4,079)    $       -

Capital Contribution of Services    -           -         3,000              -         3,000

Net loss for the nine
 months ended September
 30, 2000                           -           -             -         (3,000)       (3,000)
                             ---------    --------    ----------   ------------   -----------
Balances Septemebr 30, 2000  1,000,000   $     79     $   7,000     $   (7,079)   $       -
                             =========   =========    ==========   ============   ===========


--------------------------------------------------------------------------------
SEE NOTES TO FINANCIAL STATEMENTS.

                        THIRD ENTERPRISE SERVICE GROUP, INC.

                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS
                                   (Unaudited)

--------------------------------------------------------------------------------

                                                                    Period         Period
                                                                    April 6,      April 6,
                                           Nine       Three        1999 (date     1999 (date
                                           Months     Months           of             of
                                           Ended      Ended       incorporation) incorporation)
                                       September 30, September 30, to September   to Septembr
                                            2000       2000          30, 1999      30, 2000
                                            --------- -----------   -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                   $ (3,000)   $ (1,000)  $  (3,079)      $  (7,079)
 Adjustments to reconcile net loss to
cash used in operating activities -
  Contributed services and expenses             3,000      1,000       3,000           7,000

                                           ----------  ---------- -----------     -----------
NET CASH USED IN OPERATING ACTIVITIES               -          -         (79)            (79)

                                           ----------  ---------- -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock        -          -          79              79
                                           ----------  ---------- -----------     -----------
CASH PROVIDED BY FINANCING ACTIVITIES               -          -          79              79
                                           ----------  ---------- -----------     -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS           -          -           -               -

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD      -          -           -               -
                                           ----------  ---------- -----------     -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD        $   -     $    -     $     -       $       -
                                           ==========  ========== ===========     ===========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

    Interest paid                               $   -     $    -     $     -       $       -
                                           ==========  ========== ===========     ===========

    Taxes paid                                  $   -     $    -     $     -       $       -
                                           ==========  ========== ===========     ===========

-------------------------------------------------------------------------------
SEE NOTES TO FINANCIAL STATEMENTS.
                                      F-46

                      THIRD ENTERPRISE SERVICE GROUP, INC.

                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                                   (Unaudited)

------------------------------------------------------------------------------

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Third Enterprise Service Group, Inc., (we", "us", "our") was incorporated under the laws of the state of Florida on April 6, 1999. We are considered to be in the development stage, as defined in Financial Accounting Standards Board Statement No. 7. We intend to investigate and, if such investigation warrants, engage in business combinations. Our planned principal operations have not commenced, therefore accounting policies and procedures have not yet been established.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Our accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principals for interim financial information and the instructions to Form 10-QSB and Rule 10-1 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). Accordingly, these financial statements do not include all of the footnotes required by generally accepted accounting principals. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have an accumulated deficit of $7,079 as of September 30, 2000. We do not currently engage in business activities that provide any cash flow, accordingly our ability to continue as a going concern is dependent on our management's ability to fund our cash requirements until a business combination is closed. These factors among others may indicate that we will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE C - INCOME TAXES

During the period April 6, 1999 (date of incorporation) to September 30, 2000, we recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statement of operations.

NOTE D - RELATED PARTY TRANSACTION

Our President, who is also a shareholder, has agreed, in writing, to fund all of our expenses until such time as an acquisition transaction is closed. None of these funds expended on our behalf will be reimbursable to our President, accordingly these amounts will be reflected in our financial statements as contributed capital.

NOTE E - PROPOSED MERGER

The Company has entered into a merger agreement with Competitive Companies, Inc. ("Coco")and Huntington Telecommunications Partners, L.P. ("HTP") which it anticipates will close in the year 2000. In conjunction with the merger the Company has agreed to effect a reverse stock split whereby the stockholder of the Company will retain 125,000  shares  outstanding  after such.
------------------------------------------------------------------------------

----------- ------------------------------------------------------------------- -------------
Item #      Description                                                            Page #
----------- ------------------------------------------------------------------- -------------
2.1         Plan of Merger COCO & MTW entity                                       *
2.2         Asset Purchase Agreement                                               **
3.1a        Articles of MTW entity                                                 **
3.11a       By-laws of MTW entity                                                  **
3.1b        Amended Articles                                                       TBPBA
3.11b       Amended By-laws                                                        TBPBA
4.1         Rights and preferences of Preferred Stock                              **
5.1         Legal Opinion - MTW                                                    **
8.1         Tax Opinion - MTW                                                      *
10.01       Partnership Agreement - D Greens                                       **
10.02       Partnership Agreement - A Gardens                                      **
10.03       Partnership Agreement - C.Hills                                        **
10.04       Partnership Agreement - Rollingwood                                    TBPBA
10.05a      Partnership Agreement - Trussville                                     **
10.5b       Supply, Services and Management Agreement Trussville                   **
10.06a      Acquisition agreement - GST                                            **
10.6b       Acquistion Agreement-GST                                               **
10.6c       Acquistion Agreement-GST                                               **
10.07       Employment Agreement - L. Halstead                                     **
10.08       OPEN                                                                   TBPBA
10.09       Employment Agreement - DK                                              **
10.10       Agreement with LCI Quest                                               **
10.11       Agreement with Inet                                                    **
10.12       Sample Option Agreement - employees                                    **
10.13       Sample Option Agreement - consultants                                  **
10.14       Sample Subscription Agreement - Common Stock                           **
10.15       Lease Agreement - Office                                               **
10.16       CLEC License approval Letter - MS                                      **
10.17       CLEC License approval Letter - CA                                      **
10.18       Convertible Note - T. Baba & addendum                                  **
10.19       "OPEN"                                                                 TBPBA
10.20       Sample Note Conversion Addendum                                        **
10.21       Master Option Agreement                                                **
23.1        Consent of Accountants - KCH                                           **
23.2        Consent of Accountants - KCH                                           **
23.3        Consent of Counsel                                                     **

* - To be provided here within
** - Previously filed
